EXHIBIT 10.32

Date August 3, 2007

SCT CONTAINERS INC.

as Borrower

-and-

THE BANKS AND FINANCIAL INSTITUTIONS

listed in Schedule 1

as Lenders

-and-

THE BANKS AND FINANCIAL INSTITUTIONS

listed in Schedule 2

as Swap Banks

-and-

HSH NORDBANK AS

as Agent

and as Security Trustee

AMENDING AND RESTATING AGREEMENT

relating to a facility of (originally) up to US$250,000,000 to part finance or refinance the purchase price of certain vessels which may from time to time be approved by the Agent on behalf of the Lenders

Watson, Farley & Williams

London

INDEX

Clause		Page

1	INTERPRETATION	1
2	AGREEMENT OF THE CREDITOR PARTIES	2
3	CONDITIONS PRECEDENT	2
4	REPRESENTATIONS AND WARRANTIES	2
5	AMENDMENTS AND RESTATEMENT OF LOAN AGREEMENT, MASTER AGREEMENTS AND OTHER FINANCE DOCUMENTS	3
6	FURTHER ASSURANCES	4
7	FEES AND EXPENSES	5
8	DESIGNATION OF EARNINGS ACCOUNTS	5
9	COMMUNICATIONS	5
10	SUPPLEMENTAL	5
11	LAW AND JURISDICTION	5
SCHEDULE 1 LENDERS		6
SCHEDULE 2 SWAP BANKS		7
SCHEDULE 3 EXISTING MARSHALL ISLAND SHIPS		8
SCHEDULE 4 EXISTING MARSHALL ISLAND MORTGAGES		9
SCHEDULE 5 DESIGNATED EARNINGS ACCOUNTS		10
EXECUTION PAGES		11
APPENDIX 1 FORM OF AMENDED AND RESTATED LOAN AGREEMENT MARKED TO INDICATE AMENDMENTS TO THE LOAN AGREEMENT		13
APPENDIX 2 FORM OF GUARANTEE SUPPLEMENT
APPENDIX 3 FORM OF MORTGAGE ADDENDUM
APPENDIX 4 FORM OF PRE-DELIVERY SECURITY ASSIGNMENT

THIS AGREEMENT is made on August 3, 2007

BETWEEN

(1)

SCT CONTAINERS INC., a corporation incorporated in the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, the Marshall Islands (the “Borrower”);

(2)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 1 as Lenders (the “Lenders”);
(3)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 2 as Swap Banks (the “Swap Banks”);
(4)	HSH NORDBANK AG, a company incorporated in Germany acting through its office at Gerhart-Hauptmann-Platz 50, 20095 Hamburg, Germany (the “Agent”); and
(5)	HSH NORDBANK AG, acting through its office at Gerhart-Hauptmann-Platz 50, 20095 Hamburg, Germany (the “Security Trustee”).

BACKGROUND

(A)

By a loan agreement dated 18 May 2007 and made between (i) the Borrower, (ii) the Lenders, (iii) the Swap Banks, (iv) the Agent and (v) the Security Trustee, the Lenders have made available to the Borrower a facility of (originally) US$250,000,000 of which US$183,950,000 is outstanding at the date of this Agreement.

(B)

Subject to the terms and conditions of the Agreement the Lenders have agreed to increase the loan facility up to US$500,000,000 to enable the Borrower to assist its subsidiaries to finance or refinance the purchase price of certain vessels including newbuildings which may from time to time be approved by the Agent on behalf of the Lenders.

IT IS AGREED as follows:

1	INTERPRETATION
1.1	Defined expressions. Words and expressions defined in the Loan Agreement shall have the same meanings when used in this Agreement unless the context otherwise requires.
1.2	Definitions. In this Agreement, unless the contrary intention appears:

“Amended and Restated Loan Agreement” means the Loan Agreement as amended and restated by this Agreement in the form set out in Appendix 1;

“Effective Date” means the date on which the conditions precedent in Clause 3 are satisfied;

“Existing Marshall Islands Mortgages” means the Mortgages listed in Schedule 4 and, in the singular, means any one of them;

“Existing Marshall Islands Ships” means the Ships listed in Schedule 3 and, in the singular, means any one of them;

“Guarantee Supplement” means, in relation to each Guarantee, a supplement to such Guarantee in the form set out in Appendix 2 and, in the plural, means all such Guarantee Supplements;

“Loan Agreement” means the loan agreement dated 18 May 2007 referred to in Recital (A);

“Mortgage Addendum” means, in relation to the Existing Marshall Islands Mortgage, the addendum thereto in the form set out in Appendix 3 and, in the plural, means all such Mortgage Addenda.

1.3	Application of construction and interpretation provisions of Loan Agreement. Clauses 1.2 and 1.5 of the Loan Agreement apply, with any necessary modifications, to this Agreement.

2	AGREEMENT OF THE CREDITOR PARTIES
2.1

Agreement of the Lenders and other Creditor Parties. The Lenders and the other Creditor Parties agree, subject to and upon the terms and conditions of this Agreement, to the amendment of the Loan Agreement, the Master Agreements and the Finance Documents to be made pursuant to Clauses 5.1 and 5.2.

2.2	Effective Date. The agreement of the Lenders and the other Creditor Parties contained in Clause 2.1 shall have effect on and from the Effective Date.

3	CONDITIONS PRECEDENT
3.1	General. The agreement of the Lenders and the other Creditor Parties contained in Clauses 2.1 and 2.2 is subject to the fulfilment of the conditions precedent in Clause 3.2.
3.2

Conditions precedent. The conditions referred to in Clause 3.1 are that the Agent shall have received the following documents and evidence in all respects in form and substance satisfactory to the Agent and its lawyers on or before August 3, 2007 or such later date as the Agent may agree with the Borrower and the other Security Parties:

(a)

documents of the kind specified in Schedule 3, Part A, paragraphs 3, 4 and 5 of the Loan Agreement as amended and supplemented by this Agreement and updated with appropriate modifications to refer to this Agreement, the Guarantee Supplements and the Mortgage Addenda;

(b)	a duly executed original of this Agreement duly executed by the parties to it;
(c)	a duly executed original of each Guarantee Supplement;
(d)	a duly executed original of each Mortgage Addendum;
(e)

documentary evidence that in the case of each Existing Marshall Islands Ship, the relevant Mortgage Addendum has been duly recorded against that Existing Marshall Islands Ship as a valid addendum to the relevant Existing Marshall Islands Mortgage according to the laws of the Marshall Islands;

(f)	evidence that the Agent has received the arrangement fee payable under Clause 7.1; and
(g)

any further opinions, consents, agreements and documents in connection with this Agreement and the Finance Documents which the Agent may request by notice to the Borrower, the Master Agreements prior to the Effective Date.

4	REPRESENTATIONS AND WARRANTIES
4.1

Repetition of Loan Agreement representations and warranties. The Borrower represents and warrants to the Creditor Parties that the representations and warranties in clause 10 of the Loan Agreement, as amended and restated by this Agreement and

2

updated with appropriate modifications to refer to this Agreement and, where appropriate, each Guarantee Supplement and each Mortgage Addendum, remain true and not misleading if repeated on the date of this Agreement with reference to the circumstances now existing.

4.2

Repetition of Finance Document representations and warranties. The Borrower represents and warrants to the Creditor Parties that the representations and warranties in the Finance Documents (other than the Loan Agreement) to which it is a party, as amended and restated by this Agreement and updated with appropriate modifications to refer to this Agreement and, where appropriate, each Guarantee Supplement and each Mortgage Addendum, remain true and not misleading if repeated on the date of this Agreement with reference to the circumstances now existing.

5	AMENDMENTS AND RESTATEMENT OF LOAN AGREEMENT, MASTER AGREEMENTS AND OTHER FINANCE DOCUMENTS
5.1	Specific amendments to Loan Agreement.
(a)	With effect on and from the Effective Date:-
(i)	the Loan Agreement shall be, and shall be deemed by this Agreement to be, amended and restated in the form of the Amended and Restated Loan Agreement;
(ii)

each of the proforma Finance Documents set out in Appendices A to I inclusive of the Loan Agreement shall be modified as necessary to reflect that the Loan Agreement and the Master Agreements have been amended as per this Agreement; and

(iii)	the Loan Agreement shall be amended so that it is deemed to attach at Appendix J thereto the form of pre-delivery security assignment set out in Appendix 4 hereto.
(b)	The Loan Agreement as so amended and restated pursuant to (a) above shall continue to be binding on each of the parties to it in accordance with its terms as so amended and restated;
5.2

Amendments to each Master Agreement. With effect on and from the Effective Date each Master Agreement shall be, and shall be deemed by this Agreement to be, amended so that the definition of, and references throughout to, the Loan Facility and the Credit Support Documents shall be construed as if the same referred to the Loan Agreement and those Credit Support Documents as amended and restated or supplemented by this Agreement, each Guarantee Supplement and each Mortgage Addendum and, as so amended each Master Agreement shall continue to be binding on each of the parties to it in accordance with its terms as so amended.

5.3

Amendments to Finance Documents. With effect on and from the Effective Date each of the Finance Documents (other than the Loan Agreement, each Existing Marshall Islands Mortgage which is amended and supplemented by the relevant Mortgage Addendum and each Guarantee which is amended and supplemented by the relevant Guarantee Supplement), shall be, and shall be deemed by this Agreement to be, amended as follows:

(a)

the definition of, and references throughout each of the Finance Documents to, the Loan Agreement, the Master Agreements and any of the other Finance Documents shall be construed as if the same referred to the Loan Agreement, the Master Agreements and those Finance Documents as amended and restated or supplemented by this Agreement;

(b)	the definition of, and references throughout each of the Finance Documents to, each Existing Marshall Islands Mortgage shall be construed as if the same referred to that

3

Existing Marshall Island Mortgage as amended and supplemented by the relevant Mortgage Addendum;

(c)

the definition of, and references throughout each of the Finance Documents to each Guarantee, shall be construed as if the same referred to that Guarantee as amended and supplemented by the relevant Guarantee Supplement;

(d)

by construing references throughout each of the Finance Documents to “this Agreement”, “this Deed”, “hereunder” and other like expressions as if the same referred to such Finance Documents as amended and supplemented by this Agreement.

5.4	Finance Documents to remain in full force and effect. The Finance Documents other than the Loan Agreement and the Master Agreements shall remain in full force and effect as amended by:
(a)	the amendments contained or referred to in Clause 5.3 and each Mortgage Addendum and Guarantee Supplement; and
(b)	such further or consequential modifications as may be necessary to give full effect to the terms of this Agreement.
6	FURTHER ASSURANCES
6.1	Borrower’s obligation to execute further documents etc. The Borrower shall:
(a)

execute and deliver to the Security Trustee (or as it may direct) any assignment, mortgage, power of attorney, proxy or other document, governed by the law of England or such other country as the Security Trustee may, in any particular case, specify;

(b)

effect any registration or notarisation, give any notice or take any other step;

which the Security Trustee may, by 10 Business Days’ notice to the Borrower and with the consent of the Majority Lenders, specify and is reasonably required for any of the purposes described in Clause 6.2 or for any similar or related purpose.

6.2	Purposes of further assurances. Those purposes are:
(a)

validly and effectively to create any Security Interest or right of any kind which the Lender intended should be created by or pursuant to the Loan Agreement or any other Finance Document, each as amended and restated or supplemented by this Agreement, or by the relevant Mortgage Addendum or the relevant Guarantee Supplement; and

(b)	implementing the terms and provisions of this Agreement.
6.3

Terms of further assurances. The Security Trustee may specify the terms of any document to be executed by the Borrower under Clause 6.1, and those terms may include any covenants, powers and provisions which the Security Trustee considers appropriate to protect its interests.

6.4	Obligation to comply with notice. The Borrower shall comply with a notice under Clause 6.1 by the date specified in the notice.
6.5

Additional corporate action. At the same time as the Borrower delivers to the Security Trustee any document executed under Clause 6.1(a), the Borrower shall also deliver to the Security Trustee, to the extent that the relevant document requires the approval by the directors of the Owner, a certificate signed by 2 of the Borrower’s directors which shall:

4

(a)	set out the text of a resolution of the Borrower’s directors specifically authorising the execution of the document specified by the Security Trustee; and
(b)

state that either the resolution was duly passed at a meeting of the directors validly convened and held throughout which a quorum of directors entitled to vote on the resolution was present or that the resolution has been signed by all the directors and is valid under the Borrower’s articles of association or other constitutional documents.

7	FEES AND EXPENSES
7.1	Amendment fee. The Borrower shall pay to the Agent on or before the Effective Date an amendment fee of $1,250,000.
7.2

Expenses. The provisions of clause 20 (fees and expenses) of the Loan Agreement, as amended and restated by this Agreement, shall apply to this Agreement as if they were expressly incorporated in this Agreement with any necessary modifications.

8	DESIGNATION OF EARNINGS ACCOUNTS
8.1

Designation of Earnings Accounts. The Agent hereby confirms that the accounts listed in Schedule 5 are designated as Earnings Accounts for the purposes of the Loan Agreement and the Borrower undertakes to procure the execution and delivery to the Agent of an Account Security Deed in respect of each such Earnings Account as soon as practicable hereafter (if such Account Security Deed has not already been executed and delivered to the Agent prior to the date hereof).

9	COMMUNICATIONS
9.1

General. The provisions of clause 28 (notices) of the Loan Agreement, as amended and restated by this Agreement, shall apply to this Agreement as if they were expressly incorporated in this Agreement with any necessary modifications.

10	SUPPLEMENTAL
10.1	Counterparts. This Agreement may be executed in any number of counterparts.
10.2	Third party rights. A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

11	LAW AND JURISDICTION
11.1	Governing law. This Agreement shall be governed by and construed in accordance with English law.
11.2

Incorporation of the Loan Agreement provisions. The provisions of clause 30 (law and jurisdiction) of the Loan Agreement, as amended and restated by this Agreement, shall apply to this Agreement as if they were expressly incorporated in this Agreement with any necessary modifications.

THIS AGREEMENT has been duly executed as a Deed on the date stated at the beginning of this Agreement.

5

SCHEDULE 1

LENDERS

Lender	Lending Office
HSH Nordbank AG	Gerhart-Hauptmann-Platz 50 20095 Hamburg

6

SCHEDULE 2

SWAP BANKS

Swap Bank	Booking Office
HSH Nordbank AG	Gerhart-Hauptmann-Platz 50 20095 Hamburg Germany

7

SCHEDULE 3

EXISTING MARSHALL ISLAND SHIPS

Ship		Owner
1.	CSAV PERU	SeaCT Containership Ship Co I LLC

2.	MSC MARA	Castle Lugano LLC

8

SCHEDULE 4

EXISTING MARSHALL ISLAND MORTGAGES

Mortgage		Date
1.	in respect of CSAV PERU	31 May 2007

2.	in respect of MSC MARA	30 July 2007

9

SCHEDULE 5

DESIGNATED EARNINGS ACCOUNTS

Name of Account Holder	Account No.	Place of Account
Castle Beijing Pte. Ltd.	3539791061	Agent, Singapore branch
Castle Beijing Pte. Ltd.	3539791161	Agent, Singapore branch
Castle Vietnam Pte. Ltd.	3541341061	Agent, Singapore branch
Castle Vietnam Pte. Ltd.	3541341161	Agent, Singapore branch
SCT Containers Inc.	1100336896	Agent, Hamburg branch

10

EXECUTION PAGES

THE BORROWER

EXECUTED as a DEED by	)
Sarah Trew	) /s/ Sarah Trew
for and on behalf of	)
SCT CONTAINERS INC.	)
in the presence of:	)
/s/ William Cooper
William Cooper
Solicitor
Norton Rose LLP
3 More London Riverside
London SE1 2AQ
THE LENDERS

EXECUTED as a DEED by	)
Olivia Bedell-Pearce	) /s/ Olivia Bedell-Pearce
for and on behalf of	)
HSH NORDBANK AG	)
in the presence of:	)
/s/ Vivien Simkins
Vivien Simkins
Solicitor
London EC2A 2HB

THE SWAP BANKS

EXECUTED as a DEED by	)
Olivia Bedell-Pearce	) /s/ Olivia Bedell-Pearce
for and on behalf of	)
HSH NORDBANK AG	)
in the presence of:	)
/s/ Vivien Simkins
Vivien Simkins
Solicitor
London EC2A 2HBr

THE AGENT

EXECUTED as a DEED by	)
Olivia Bedell-Pearce	) /s/ Olivia Bedell-Pearce
for and on behalf of	)
HSH NORDBANK AG	)
in the presence of:	)
/s/ Vivien Simkins
Vivien Simkins
Solicitor
London EC2A 2HB

11

THE SECURITY TRUSTEE

EXECUTED as a DEED by	)
Olivia Bedell-Pearce	) /s/ Olivia Bedell-Pearce
for and on behalf of	)
HSH NORDBANK AG	)
in the presence of:	)
/s/ Vivien Simkins
Vivien Simkins
Solicitor
London EC2A 2HB

12

APPENDIX 1

FORM OF AMENDED AND RESTATED LOAN AGREEMENT MARKED TO INDICATE AMENDMENTS TO THE LOAN AGREEMENT

Amendments are indicated as follows:

1	additions are indicated by underlined text; and
2	deletions are shown by strike-through text.

13

Date as of 18 May 2007

SCT CONTAINERS INC.

as Borrower

– and –

THE BANKS AND FINANCIAL INSTITUTIONS

listed in Schedule 1

as Lenders

– and –

THE BANKS AND FINANCIAL INSTITUTIONS

listed in Schedule 2

as Swap Banks

– and –

HSH NORDBANK AG

as Agent

and Security Trustee

LOAN AGREEMENT

relating to

a facility of up to US$~~250,000,000~~500,000,000 to part finance or refinance the purchase price of certain vessels which may from time to time be approved by the Agent on behalf of the Lenders

INDEX

Clause		Page
1	INTERPRETATION	1
2	FACILITY AND NOMINATION OF VESSELS AS APPROVED SHIPS ~~14~~ AND APPROVED NEWBUILDINGS	16
3	POSITION OF THE LENDERS AND SWAP BANKS	~~14~~17
4	DRAWDOWN	~~15~~17
5	INTEREST	~~16~~19
6	INTEREST PERIODS	~~17~~21
7	DEFAULT INTEREST	~~18~~21
8	REPAYMENT AND PREPAYMENT	~~19~~22
9	CONDITIONS PRECEDENT	~~22~~26
10	REPRESENTATIONS AND WARRANTIES	~~23~~28
11	GENERAL UNDERTAKINGS	~~25~~30
12	CORPORATE UNDERTAKINGS	~~28~~33
13	INSURANCE	~~29~~34
14	SHIP COVENANTS	~~33~~38
15	SECURITY COVER	~~37~~42
16	PAYMENTS AND CALCULATIONS	~~39~~44
17	APPLICATION OF RECEIPTS	~~41~~46
18	APPLICATION OF EARNINGS; SWAP PAYMENTS	~~41~~46
19	EVENTS OF DEFAULT	~~42~~47
20	FEES AND EXPENSES	~~46~~50
21	INDEMNITIES	~~47~~52
22	NO SET-OFF OR TAX DEDUCTION	~~48~~53
23	ILLEGALITY, ETC	~~49~~54
24	INCREASED COSTS	~~50~~55
25	SET-OFF	~~52~~56
26	TRANSFERS AND CHANGES IN LENDING OFFICES	~~52~~57

27	VARIATIONS AND WAIVERS	~~55~~60
28	NOTICES	~~56~~61
29	SUPPLEMENTAL	~~58~~62
30	LAW AND JURISDICTION	~~58~~63

SCHEDULE 1	LENDERS AND COMMITMENTS	~~60~~65
SCHEDULE 2	SWAP BANKS	~~61~~66
SCHEDULE 3	DRAWDOWN NOTICE	~~62~~67
SCHEDULE 4	CONDITION PRECEDENT DOCUMENTS	~~63~~68
SCHEDULE 5	TRANSFER CERTIFICATE	~~66~~76
SCHEDULE 6	DESIGNATION NOTICE	~~70~~80
SCHEDULE 7	MANDATORY COST FORMULA	~~71~~81
SCHEDULE 8	FORM OF COMPLIANCE CERTIFICATES	~~73~~83
SCHEDULE 9	APPROVED CLASSIFICATION SOCIETY, APPROVED FLAG AND APPROVED SHIPMANAGER	~~75~~85
SCHEDULE 10	PART A FORM OF APPROVED SHIP NOMINATION	~~78~~88
	PART B FORM OF APPROVED NEWBUILDING NOMINATION	90
SCHEDULE 11	LIST OF APPROVED SHIPS AND APPROVED NEWBUILDINGS	92
	EXECUTION PAGES	~~81~~93
APPENDIX A	FORMS OF AGENCY AND TRUST AGREEMENT	~~83~~95
APPENDIX B	FORM OF MORTGAGE	~~84~~96
	PART A FORM OF PREFERRED MORTGAGE	~~85~~97
	PART B FORM OF STATUTORY MORTGAGE AND DEEDS OF COVENANT	~~86~~98
APPENDIX C	FORM OF GENERAL ASSIGNMENT	~~87~~99
APPENDIX D	FORM OF ACCOUNT SECURITY DEED	~~88~~100
APPENDIX E	FORM OF GUARANTEE	~~89~~101
APPENDIX F	FORM OF CHARTER ASSIGNMENT	~~90~~102
APPENDIX G	FORM OF MASTER AGREEMENT	~~91~~103
APPENDIX H	FORM OF MASTER AGREEMENT ASSIGNMENT	~~92~~104
APPENDIX I	FORM OF TRIPARTITE AGREEMENT	~~93~~105

APPENDIX J	FORM OF PRE-DELIVERY SECURITY ASSIGNMENT	106

THIS AGREEMENT is made on as of 18 May 2007

BETWEEN

(1)

SCT CONTAINERS INC., a corporation incorporated in the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, the Marshall Islands (the “Borrower”);

(2)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 1, as Lenders;
(3)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 2, as Swap Banks;
(4)	HSH NORDBANK AG, a company incorporated in Germany acting through its office at Gerhart-Hauptmann-Platz 50, 20095 Hamburg, Germany, as Agent; and
(5)	HSH NORDBANK AG, a company incorporated in Germany acting through its office ~~office~~ at Gerhart-Hauptmann-Platz 50, 20095 Hamburg, Germany, as Security Trustee.

BACKGROUND

(A)

The Lenders have agreed to make available to the Borrower a facility of up to ~~$250,000,000~~500,000,000 to be on-lent by the Borrower to certain wholly owned subsidiaries of the Borrower to assist such subsidiaries in financing or refinancing certain vessels and related acquisition costs which may from time to time be approved by the Agent on behalf of the Lenders in accordance with the provisions of this Agreement.

(B)

The Swap Banks have agreed to enter into interest rate swap transactions with the Borrower from time to time to hedge some or all of the Borrower’s exposure under this Agreement to interest rate fluctuations.

(C)	The Lenders and the Swap Banks have agreed to share pari passu in the security to be granted to the Security Trustee pursuant to this Agreement.

IT IS AGREED as follows:

1	INTERPRETATION
1.1	Definitions. Subject to Clause 1.5, in this Agreement:

“Account Security Deed” means, in relation to each Earnings Account, a deed creating security in respect of ~~the~~such Earnings Account substantially in the form set out in Appendix D or in such other form as may be appropriate for the laws of the jurisdiction in which such Earnings Account is held and as shall be agreed between the Borrower and the Agent and, in the plural means, all such Account Security Deeds;

“Advance” means the principal amount of each borrowing by the Borrower under this Agreement;

“Affected Lender” has the meaning given in Clause 5.5(b);

“Agency and Trust Agreement” means the agency and trust agreement or deed executed or to be executed between the Borrower, the Lenders, the Swap Banks, the Agent and the Security Trustee substantially in the form set out in Appendix A;

“Agent” means HSH Nordbank AG, a company acting through its office at Gerhart-Hauptmann-Platz 50, 20095 Hamburg, Germany or any successor of it appointed under clause 5 of the Agency and Trust Agreement;

“Applicable Ratio” means 0.85:1;

“Approved Classification Society” means any of the classification societies listed in Part A of Schedule 9 or such other classification society as the Lenders may approve as the classification society for any Ship;

“Approved Delivered Cost” means, in relation to any Approved Newbuilding, the Delivered Cost which the Borrower notifies to the Agent pursuant to Clause 2.5(a) as costs which an Owner wishes to finance with the assistance of an Approved Newbuilding Tranche and which the Agent shall notify to the Borrower as being approved in accordance with Clause 2.5(a);

“Approved Flag” means any of the flags listed in Part B of Schedule 9 or such other flag as the Lenders may approve as the flag on which a Ship may be registered, such approval not to be unreasonably withheld;

“Approved Newbuilding” means any newbuilding which the Borrower notifies to the Agent pursuant to Clause 2.5(a) as a newbuilding which an Owner wishes to purchase with the assistance of an Approved Newbuilding Tranche and which the Agent shall notify to the Borrower as meeting the Approved Newbuilding Criteria in accordance with Clause 2.5 and, in the plural, means all such Approved Newbuildings;

“Approved Newbuilding Advance” means any Advance of an Approved Newbuilding Tranche;

“Approved Newbuilding Criteria” means, subject to Clause 2.5(c), a newbuilding which satisfies the following:-

(a)

it is subject to a charter for a term of a minimum of 3 years from delivery under the relevant Shipbuilding Contract which charter is in place within 6 months prior to the scheduled delivery of such newbuilding;

(b)	it fulfils the minimum/maximum TEU criteria set out in item (a) of the Approved Ship Criteria; and
(c)	at the date of delivery under the relevant Shipbuilding Contract, it fulfils all of the Approved Ship Criteria;

“Approved Newbuilding Delivery Advance” means, in relation to an Approved Newbuilding Tranche, an Advance thereof to be utilised to meet part of the Delivered Cost payable by the relevant Owner upon delivery of the Approved Newbuilding relating to such Approved Newbuilding Tranche;

“Approved Newbuilding Pre-Delivery Advance” means, in relation to an Approved Newbuilding Tranche, an Advance thereof other than an Approved Newbuilding Delivery Advance;

“Approved Newbuilding Tranche” means that part of the Loan which shall be used in part-financing the Delivered Cost of an Approved Newbuilding which may be made in one or more advances;

“Approved Ship” means (i) any vessel which the Borrower notifies to the Agent pursuant to Clause 2.4 as a vessel which an Owner wishes to purchase or, as the case may be, refinance with the assistance of an Approved Ship Advance and which the Agent shall notify to the Borrower as meeting the Approved Ship Criteria in accordance with Clause 2.4 and (ii) any Approved Newbuilding which upon delivery becomes an Approved Ship in accordance with Clause 2.5 and in the plural, means all such Approved Ships;

“Approved Ship Advance” means any Advance which shall be used in part-financing or, as the case may be, refinancing the acquisition of an Approved Ship;

“Approved Shipbroker” means any shipbroker listed in Part D of Schedule 9 or such other firm of independent sale and purchase shipbrokers as from time to time shall be nominated by the Borrower and approved by the Lenders;

“Approved Ship Criteria” means, subject to the final sentence of Clause 2.4, a vessel which satisfies the following criteria:

(a)

it is a containership of between 1500 TEU and ~~6800~~8500 TEU Provided that only one vessel of over 5500 TEU which is not subject to a charterparty agreement of over 5 years (plus or minus 30 days) from the relevant Drawdown Date may be an Approved Ship at any given time for the purpose of this Agreement; and

(b)	on the proposed Drawdown Date of the Approved Ship Advance which shall be used to finance or, as the case may be, refinance the relevant Approved Ship, it is no more than 15 years old; and
(c)	it maintains class with an Approved Classification Society, free of any overdue recommendations and conditions which require immediate repair before the next drydocking; and
(d)	it is subject to a charter which shall have a minimum unexpired period of 3 years as from the intended Drawdown Date for the Approved Ship Advance in respect thereof; and
(e)	it is to be registered on an Approved Flag; and
(f)

following its purchase by the relevant Owner, the value weighted average age of the Approved Ships at that time subject to a Mortgage shall not exceed 10 years and for the purposes of such calculation, Approved Newbuildings shall be defined as having an age of zero years until their Delivery Date;

“Approved Ship MOA” means any memorandum of agreement entered into between an Approved Ship Seller and an Owner for the sale by such Approved Ship Seller and purchase by such Owner of an Approved Ship and, in the plural means all such Approved Ships MOAs;

“Approved Shipmanager” means any shipmanager listed in Part C of Schedule 9 or any other German KG or shipmanager as the Agent may approve;

“Approved Ship Seller” means any seller of an Approved Ship and, in the plural, means all such Approved Ship Sellers;

“Available Commitment” means, in relation to a Lender and at any time, its Commitment less its share of all Advances made to the Borrower hereunder at that time (and “Total Available Commitments” means the aggregate of the Available Commitments of all the Lenders);

“Availability Period” means the period commencing on the date of this Agreement and ending on:

(a)	the relevant Final Availability Date (or such later date as the Lenders may agree with the Borrower); or
(b)	or, if earlier, the date on which the Total Commitments are fully cancelled or terminated;

“Builder” means, in relation to a newbuilding, the builder thereof;

“Business Day” means a day on which banks are open in London, Hamburg and Frankfurt and, in respect of a day on which a payment is required to be made under a Finance Document, also in New York City;

“Change of Control” has the meaning given in Clause 8.9;

“Charter Assignment” means, in relation to any Ship, an assignment of the relevant Owner’s rights under the charter relating thereto, in favour of the Security Trustee, substantially in the form set out in Appendix F, and, in the plural means all such Charter Assignments;

“Commitment” means, in relation to a Lender, the amount set opposite its name in Schedule 1, or, as the case may require, the amount specified in the relevant Transfer Certificate, as that amount may be reduced, cancelled or terminated in accordance with this Agreement (and “Total Commitments” means the aggregate of the Commitments of all the Lenders);

“Confirmation” and “Early Termination Date”, in relation to any continuing Designated Transaction, have the meanings given in the relevant Master Agreement;

“Contract Price” means, in relation to a Shipbuilding Contract, the contract price payable by the purchaser thereunder in relation to the construction, sale and purchase of the newbuilding subject to such Shipbuilding Contract;

“Contractual Currency” has the meaning given in Clause 21.4;

“Contribution” means, in relation to a Lender, the part of the Loan which is owing to that Lender;

“Credit Balance” means, from time to time, the amount standing to the credit of the Earnings Account;

“Creditor Party” means the Agent, the Security Trustee, any Lender or the Swap Bank, whether as at the date of this Agreement or at any later time;

“Delivered Cost” means, in relation to a newbuilding to be or proposed to be the subject of an Approved Newbuilding Tranche, some or all of the following costs incurred or to be incurred by the relevant purchaser:-

(a)	Contract Price;
(b)	spares;
(c)	finance costs (interests, fees and any payments to the Swap Counterparty in relation to a Designated Transaction);
(d)	shipyard supervision costs;

(e)	crew mobilisation;
(f)	legal costs;
(g)	repositioning costs prior to initial employment;
(h)	contingency reserve;
(i)	initial supplies/stores;
(j)	lubricants; and
(k)	lashing equipment.

“Delivery Date” means, in relation to an Approved Newbuilding, the date of delivery of such Approved Newbuilding to the relevant Owner under the relevant Shipbuilding Contract;

“Designated Transaction” means a Transaction which fulfils the following requirements:

(a)	it is entered into by the Borrower pursuant to a Master Agreement with a Swap Bank which, at the time the Transaction is entered into, is also a Lender;
(b)

its purpose is the hedging of the Borrower’s exposure under this Agreement to fluctuations in LIBOR arising from the funding of the Loan (or any part thereof) for a period expiring no later than the final Repayment Date; and

(c)

it is designated by the Borrower, by delivery by the Borrower to the Agent of a notice of designation in the form set out in Schedule 6, as a Designated Transaction for the purposes of the Finance Documents;

“Dollars” and “$” means the lawful currency for the time being of the United States of America;

“Drawdown Date” means the date requested by the Borrower for an Advance to be made, or (as the context requires) the date on which an Advance is actually made;

“Drawdown Notice” means a notice in the form set out in Schedule 3 (or in any other form which the Agent approves);

“Earnings” means, in relation to a Ship, all moneys whatsoever which are now, or later become, payable (actually or contingently) to the Owner of that Ship or the Security Trustee and which arise out of the use or operation of that Ship, including (but not limited to):

(a)

all freight, hire and passage moneys, compensation payable to the Owner of that Ship or the Security Trustee in the event of requisition of the Ship for hire, remuneration for salvage and towage services, demurrage and detention moneys and damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of that Ship;

(b)	all moneys which are at any time payable under Insurances in respect of loss of earnings; and
(c)	if and whenever that Ship is employed on terms whereby any moneys falling within paragraphs (a) or (b) are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to that Ship;

“Earnings Account” means any account in the name of the Borrower or an Owner with the Agent in Singapore ~~with account number         , any other account (~~or with that or another office of the Agent or with a bank or financial institution other than the Agent~~)~~ which is designated by the Agent as ~~the~~an Earnings Account for the purposes of this Agreement and, in the plural, means all such Earnings Accounts;

“Environmental Claim” means:

(a)	any claim by any governmental, judicial or regulatory authority which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law; or
(b)	any claim by any other person which relates to an Environmental Incident or to an alleged Environmental Incident,

and “claim” means a claim for damages, compensation, fines, penalties or any other payment of any kind whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset;

“Environmental Incident” means, in relation to a Ship:

(a)	any release of Environmentally Sensitive Material from that Ship; or
(b)

any incident in which Environmentally Sensitive Material is released from a vessel other than that Ship and which involves a collision between that Ship and such other vessel or some other incident of navigation or operation, in either case, in connection with which that Ship is actually or potentially liable to be arrested, attached, detained or injuncted and/or that Ship and/or the relevant Owner and/or any operator or manager of that Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or

(c)

any other incident in which Environmentally Sensitive Material is released otherwise than from that Ship and in connection with which the Ship is actually or potentially liable to be arrested and/or where the relevant Owner and/or any operator or manager of that Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action;

“Environmental Law” means any law relating to pollution or protection of the environment, to the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material;

“Environmentally Sensitive Material” means oil, oil products and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous;

“Event of Default” means any of the events or circumstances described in Clause 19.1;

“Fees Letter” means any letter or letters dated on or about the date of this Agreement between the Agent and the Borrowers setting out any of the fees referred to in Clause 20.1(a), (b) or (d);

“Final Availability Date” means ~~15 May 2008;~~:

(i)	in the case of all Advances other than those specified in (ii) below, 2nd August 2008; and
(ii)	in the case of any Approved Newbuilding Advances where the first Approved Newbuilding Pre-delivery Advance in respect of the Approved Newbuilding Tranche relevant to such Approved Newbuilding Advances is made before 2nd August 2008, the Delivery Date for the relevant Approved Newbuilding to be financed by the relevant Approved Newbuilding Tranche;

“Final Maturity Date” means the date falling 10 years after the final Drawdown Date;

“Finance Documents” means:

(a)	this Agreement;
(b)	the Agency and Trust Agreement;
(c)	the Guarantees;
(d)	the Mortgages;
(e)	the General Assignments;
(f)	the Account Security Deeds;
(g)	any Charter Assignment;
(h)	any Tripartite Agreement;
(i)	any Pre-delivery Security Assignment;
(j)	~~(i)~~ the Master Agreement Assignment; and
(k)

~~(j)~~ any other document (whether creating a Security Interest or not) which is executed at any time by the Borrower, any Owner or any other person as security for, or to establish any form of subordination or priorities arrangement in relation to, any amount payable to the Lenders and/or the Swap Bank under this Agreement or any of the other documents referred to in this definition;

“Financial Indebtedness” means, in relation to a person (the “debtor”), a liability of the debtor:

(a)	for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the debtor;
(b)	under any loan stock, bond, note or other security issued by the debtor;
(c)	under any acceptance credit, guarantee or letter of credit facility made available to the debtor;
(d)	under a financial lease, a deferred purchase consideration arrangement or any other agreement having the commercial effect of a borrowing or raising of money by the debtor;

(e)

under any foreign exchange transaction, any interest or currency swap or any other kind of derivative transaction entered into by the debtor or, if the agreement under which any such transaction is entered into requires netting of mutual liabilities, the liability of the debtor for the net amount; or

(f)

under a guarantee, indemnity or similar obligation entered into by the debtor in respect of a liability of another person which would fall within paragraphs (a) to (e) if the references to the debtor referred to the other person;

“Fortress” means any of (a) any investment fund, partnership or pooled investment vehicle controlled or managed by Fortress Investment Group LLC (“FIG”), a limited liability company incorporated in Delaware or any affiliate of FIG, including Fortress Investment Fund IV (Fund A) L.P. and its parallel affiliated funds, or (b) any person of which the majority of its stock or membership interests are owned, directly or indirectly, by any person described in the sub paragraph (a) above;

“General Assignment” means, in relation to a Ship, a general assignment of the Earnings, the Insurances and any Requisition Compensation relating to that Ship, substantially in the form set out in Appendix C, and in the plural means all such General Assignments;

“Guarantee” means, in relation to an Owner, a guarantee of the Borrower’s obligations under the Loan Agreement and the Master Agreement issued by that Owner in favour of the Security Trustee, substantially in the form set out in Appendix E, and in the plural means all such Guarantees;

“Insurances” means, in relation to a Ship:

(a)

all policies and contracts of insurance, including entries of the Ship in any protection and indemnity or war risks association, which are effected in respect of the Ship, her Earnings or otherwise in relation to her; and

(b)	all rights and other assets relating to, or derived from, any of the foregoing, including any rights to a return of a premium;

“Interest Period” means a period determined in accordance with Clause 6;

“ISM Code” means the International Safety Management Code (including the guidelines on its implementation), adopted by the International Maritime Organisation Assembly as Resolutions A.741 (18) and A.788 (19), as the same may be amended or supplemented from time to time (and the terms “safety management system”, “Safety Management Certificate” and “Document of Compliance” have the same meanings as are given to them in the ISM Code);

“ISPS Code” means the International Ship and Port Facility Security Code adopted by the International Maritime Organisation (as the same may be amended, supplemented or superseded from time to time);

“ISCC” means a valid and current International Ship Security Certificate issued under the ISPS Code;

“Lender” means, subject to Clause 26.6, a bank or financial institution listed in Part 1 of Schedule 1 and acting through its branch indicated in Schedule 1 (or through another branch notified to the Borrower under Clause 26.14) or its transferee, successor or assign;

“LIBOR” means, for an Interest Period:

(a)

the rate per annum equal to the offered quotation for deposits in Dollars for a period equal to, or as near as possible equal to, the relevant Interest Period which appears on REUTERS BBA Page LIBOR 01 at or about 11.00 a.m. (London time) on the Quotation Date for that Interest Period (and, for the purposes of this Agreement, “REUTERS BBA Page LIBOR 01” means the display designated as “REUTERS BBA Page LIBOR 01” on the Reuters Money News Service or such other page as may replace REUTERS BBA Page LIBOR 01 on that service for the purpose of displaying rates comparable to that rate or on such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for Dollars); or

(b)

if no rate is quoted on REUTERS BBA Page LIBOR 01, the rate per annum determined by the Agent to be the arithmetic mean (rounded upwards, if necessary, to the nearest one-sixteenth of one per cent.) of the rates per annum notified to the Agent by each Reference Bank as the rate at which deposits in Dollars are offered to that Reference Bank by leading banks in the London Interbank Market at that Reference Bank’s request at or about 11.00 a.m. (London time) on the Quotation Date for that Interest Period for a period equal to that Interest Period and for delivery on the first Business Day of it;

“Loan” means the principal amount for the time being outstanding under this Agreement;

“Major Casualty” means, in relation to a Ship, any casualty to that Ship in respect of which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds $1,000,000 or the equivalent in any other currency;

“Majority Lenders” means:

(a)	before an Advance has been made, Lenders whose Commitments total 50.1 per cent. of the Total Commitments; and
(b)	after an Advance has been made, Lenders whose Contributions total 50.1 per cent. of the Loan;

“Mandatory Cost Rate” means the percentage rate per annum calculated by the Agent in accordance with Schedule 7;

“Margin” means 0.75 per cent. per annum;

“Master Agreement” means each master agreement (on the 1992 ISDA (Multicurrency - Crossborder) form) in the form set out in Appendix H made between the Borrower and a Swap Bank and includes all Designated Transactions from time to time entered into and Confirmations from time to time exchanged under the master agreement and, in the plural, means all such Master Agreements;

“Master Agreement Assignment” means in relation to each Master Agreement, the assignment of the Master Agreement substantially in the form set out in Appendix I and, in the plural, means all such Master Agreement Assignments;

“Mortgage” means, in relation to a Ship, the first preferred ship mortgage or the first priority statutory ship mortgage and collateral deed of covenant on that Ship in the form appropriate for the flag of the Ship which in the case of a first preferred ship mortgage shall follow the form set out in Appendix B (1) (which is a Marshall Islands mortgage) with the logical changes and which in the case of a statutory ship mortgage and collateral deed of covenant shall follow the forms set out in Appendix B(2) (which are a Singapore statutory ship mortgage and collateral deed of covenant) with the logical changes and, in the plural, means all such Mortgages;

“Negotiation Period” has the meaning given in Clause 5.8;

“Notifying Lender” has the meaning given in Clause 23.1 or Clause 24.1 as the context requires;

“Owner” (subject to Clause 2.5(c)) means, in relation to an Approved Ship or an Approved Newbuilding, a company which is a wholly-owned subsidiary of the Borrower incorporated in the Marshall Islands or Singapore or such other jurisdiction as the Agent may approve (such approval not to be unreasonably withheld) and the registered owner of that Approved Ship or the purchaser of that Approved Newbuilding under the Shipbuilding Contract relating thereto, and in the plural means all such Owners;

“Payment Currency” has the meaning given in Clause 21.4;

“Permitted Security Interests” means:

(a)	Security Interests created by the Finance Documents;
(b)	liens for unpaid master’s and crew’s wages in accordance with usual maritime practice;
(c)	liens for salvage;
(d)	liens arising by operation of law for not more than 2 months’ prepaid hire under any charter in relation to a Ship not prohibited by this Agreement;
(e)

liens for master’s disbursements incurred in the ordinary course of trading and any other lien arising by operation of law or otherwise in the ordinary course of the insurance, operation, repair or maintenance of the Ship, provided such liens do not secure amounts more than 30 days overdue (unless the overdue amount is being contested by the Borrower in good faith by appropriate steps) and subject, in the case of liens for repair or maintenance, to Clause 14.12(e);

(f)

any Security Interest created in favour of a plaintiff or defendant in any proceedings or arbitration as security for costs and expenses where the Borrower is actively prosecuting or defending such proceedings or arbitration in good faith; and

(g)

Security Interests arising by operation of law in respect of taxes which are not overdue for payment or in respect of taxes being contested in good faith by appropriate steps and in respect of which appropriate reserves have been made;

“Pertinent Document” means:

(a)	any Finance Document;
(b)	any policy or contract of insurance contemplated by or referred to in Clause 13 or any other provision of this Agreement or another Finance Document;
(c)	any other document contemplated by or referred to in any Finance Document; and

(d)

any document which has been or is at any time sent by or to a Servicing Bank in contemplation of or in connection with any Finance Document or any policy, contract or document falling within paragraphs (b) or (c);

“Pertinent Jurisdiction”, in relation to a company, means:

(a)	the country under the laws of which the company is incorporated or formed;
(b)	a country in which the company has the centre of its main interests or in which the company’s central management and control is or has recently been exercised;
(c)	a country in which the overall net income of the company is subject to corporation tax, income tax or any similar tax;
(d)

a country in which assets of the company (other than securities issued by, or loans to, related companies) having a substantial value are situated, in which the company maintains a branch or a permanent place of business, or in which a Security Interest created by the company must or should be registered in order to ensure its validity or priority; and

(e)

a country the courts of which have jurisdiction to make a winding up, administration or similar order in relation to the company, whether as main or territorial or ancillary proceedings, or which would have such jurisdiction if their assistance were requested by the courts of a country referred to in paragraphs (b) or (c);

“Potential Event of Default” means an event or circumstance which, with the giving of any notice, the lapse of time, a determination of the Majority Lenders and/or the satisfaction of any other condition, would constitute an Event of Default;

“Pre-delivery Security Assignment” means, in relation to any Approved Newbuilding, an assignment of the relevant Owner’s rights under the relevant Shipbuilding Contract and the Refund Guarantee or Refund Guarantees relating thereto in favour of the Security Trustee substantially in the form set out in Appendix J and, in the plural, means all such Pre-delivery Security Assignments;

“Premium Amount” has the meaning given in the proviso to Clause 4.2;

“Primary Period” has the meaning given in Clause 8.1(a);

“Quarter Dates” means, in relation to any year, 31 March, 30 June and 30 September and 31 December and, in the singular, means any of them;

“Quotation Date” means, in relation to any Interest Period (or any other period for which an interest rate is to be determined under any provision of a Finance Document), the day on which quotations would ordinarily be given by leading banks in the London Interbank Market for deposits in the currency in relation to which such rate is to be determined for delivery on the first day of that Interest Period or other period;

“Reference Banks” means HSH Nordbank AG, The Royal Bank of Scotland plc and Citibank N.A.;

“Refund Guarantee” means, in relation to each Shipbuilding Contract, any refund guarantee issued in favour of the relevant purchaser in relation to the relevant Builder’s refund obligations thereunder;

“Relevant Person” has the meaning given in Clause 19.9;

“Repayment Date” means a date on which a repayment is required to be made under Clause 8;

“Requisition Compensation” includes all compensation or other moneys payable by reason of any act or event such as is referred to in paragraph (b) of the definition of “Total Loss”;

“Seacastle” means SCT Holdings Inc. (formerly known as Seacastle Inc.), a company incorporated in the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, the Marshall Islands;

“Secondary Period” has the meaning given in Clause 8.1(a);

“Secured Liabilities” means all liabilities which the Borrower, the Security Parties or any of them have, at the date of this Agreement or at any later time or times, under or in connection with any Finance Document or the Master Agreements or any judgment relating to any Finance Documents or the Master Agreements;

“Security Interest” means:

(a)	a mortgage, charge (whether fixed or floating) or pledge, any maritime or other lien or any other security interest of any kind;
(b)	the security rights of a plaintiff under an action in rem; and
(c)

any arrangement entered into by a person (A) the effect of which is to place another person (B) in a position which is similar, in economic terms, to the position in which B would have been had he held a security interest over an asset of A; but this paragraph (c) does not apply to a right of set off or combination of accounts conferred by the standard terms of business of a bank or financial institution;

“Security Party” means the Owners and any other person (except a Creditor Party) who, as a surety or mortgagor, as a party to any subordination or priorities arrangement, or in any similar capacity, executes a document falling within the last paragraph of the definition of “Finance Documents”, but for the avoidance of doubt shall not include any charterer being a party to a Charter;

“Security Period” means the period commencing on the date of this Agreement and ending on the date on which:

(a)	all amounts which have become due for payment by the Borrower or any Security Party under the Finance Documents and the Master Agreements have been paid; and
(b)

where at the time of repayment or prepayment of the Loan an Event of Default of the type referred to in Clause 19.1(f) has occurred, the Agent, the Security Trustee and the Majority Lenders do not consider that there is a significant risk that any payment or transaction under a Finance Document or a Master Agreement would be set aside, or would have to be reversed or adjusted, in any present or possible future bankruptcy of the Borrower or a Security Party or in any present or possible future proceeding relating to a Finance Document or the Master Agreement or any asset covered (or previously covered) by a Security Interest created by a Finance Document;

“Security Trustee” means HSH Nordbank AG, a company acting through its office at Gerhart-Hauptmann-Platz 50, 20095 Hamburg, Germany, or any successor of it appointed under clause 5 of the Agency and Trust Agreement;

“Servicing Bank” means the Agent or the Security Trustee;

“Shipbuilding Contract” means, in relation to a newbuilding, the shipbuilding contract made between the relevant Builder and the relevant purchaser relating to the construction and sale by the Builder and the purchase by such purchaser of such newbuilding;

“Ships” means the Approved Ships, and in the singular means any of them;

“SMC” means a safety management certificate issued in respect of the Ship in accordance with Rule 12 of the ISM Code;

“Swap Bank” means a bank or financial institution listed in Schedule 2 or any affiliate thereof;

“Swap Counterparty” means, at any relevant time and in relation to a continuing Designated Transaction, the Swap Bank which is a party to that Designated Transaction;

“Swap Exposure” means, as at any relevant date and in relation to a Swap Counterparty, the amount certified by the Swap Counterparty to the Agent to be the aggregate net amount in Dollars which would be payable by the Borrower to the Swap Counterparty under (and calculated in accordance with) section 6(e) (Payments on Early Termination) of the Master Agreement entered into by the Swap Counterparty with the Borrower if an Early Termination Date had occurred on the relevant date in relation to all continuing Designated Transactions entered into between the Borrower and the Swap Counterparty;

“Total Loss” means, in relation to a Ship:

(a)	actual, constructive, compromised, agreed or arranged total loss of that Ship;
(b)

any expropriation, confiscation, requisition or acquisition of that Ship, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority (excluding a requisition for hire), unless it is within 1 month redelivered to the relevant Owner’s full control;

(c)	any arrest, capture, seizure or detention of that Ship (including any hijacking or theft) unless it is within 1 month redelivered to the relevant Owner’s full control;

“Total Loss Date” means, in relation to a Ship:

(a)	in the case of an actual loss of that Ship, the date on which it occurred or, if that is unknown, the date when that Ship was last heard of;
(b)	in the case of a constructive, compromised, agreed or arranged total loss of that Ship, the earliest of:
(i)	the date on which a notice of abandonment is given to the insurers; and

(ii)	the date of any compromise, arrangement or agreement made by or on behalf of the relevant Owner with that Ship’s insurers in which the insurers agree to treat that Ship as a total loss; and
(c)	in the case of any other type of total loss, on the date (or the most likely date) on which the event constituting the total loss occurred;

“Transaction” has the meaning given in the Master Agreement;

“Transfer Certificate” has the meaning given in Clause 26.2;

“Tripartite Agreement” means, in relation to any Ship which is the subject of a bareboat charter, an agreement made or to be made between the relevant Owner, the relevant bareboat charterer and the Security Trustee, substantially in the form set out in Appendix J and, in the plural, means all such Tripartite Agreements; and

“Trust Property” has the meaning given in clause 3.1 of the Agency and Trust Agreement.

1.2	Construction of certain terms. In this Agreement:

“administration notice” means a notice appointing an administrator, a notice of intended appointment and any other notice which is required by law (generally or in the case concerned) to be filed with the court or given to a person prior to, or in connection with, the appointment of an administrator;

“approved” means approved in writing by the Agent (such approval not to be unreasonably delayed);

“asset” includes every kind of property, asset, interest or right, including any present, future or contingent right to any revenues or other payment;

“company” includes any partnership, joint venture and unincorporated association;

“consent” includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration, notarisation and legalisation;

“contingent liability” means a liability which is not certain to arise and/or the amount of which remains unascertained;

“document” includes a deed; also a letter or fax;

“excess risks” means the proportion of claims for general average, salvage and salvage charges not recoverable under the hull and machinery policies in respect of the Ship in consequence of its insured value being less than the value at which the Ship is assessed for the purpose of such claims;

“expense” means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable value added or other tax;

“law” includes any order or decree, any form of delegated legislation, any treaty or international convention and any regulation or resolution of the Council of the European Union, the European Commission, the United Nations or of its Security Council;

“legal or administrative action” means any legal proceeding or arbitration and any administrative or regulatory action or investigation;

“liability” includes every kind of debt or liability (present or future, certain or contingent), whether incurred as principal or surety or otherwise;

“months” shall be construed in accordance with Clause 1.3;

“obligatory insurances” means all insurances effected, or which the Borrower is obliged to effect, under Clause 12;

“parent company” has the meaning given in Clause 1.4;

“person” includes any company; any state, political sub-division of a state and local or municipal authority; and any international organisation;

“policy”, in relation to any insurance, includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms;

“protection and indemnity risks” means the usual risks covered by a protection and indemnity association managed in London, including pollution risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation in them of Clause 1 of the Institute Time Clauses (Hulls)(1/10/83) or Clause 8 of the Institute Time Clauses (Hulls) (1/11/1995) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision;

“regulation” includes any regulation, rule, official directive, request or guideline whether or not having the force of law of any governmental body, intergovernmental or supranational, agency, department or regulatory, self-regulatory or other authority or organisation;

“subsidiary” has the meaning given in Clause 1.4;

“tax” includes any present or future tax, duty, impost, levy or charge of any kind which is imposed by any state, any political sub-division of a state or any local or municipal authority (including any such imposed in connection with exchange controls), and any connected penalty, interest or fine; and

“war risks” includes the risk of mines and all risks excluded by Clause 23 of the Institute Time Clauses (Hulls)(1/10/83) or Clause 24 of the Institute Time Clauses (Hulls) (1/11/1995).

1.3

Meaning of “month”. A period of one or more “months” ends on the day in the relevant calendar month numerically corresponding to the day of the calendar month on which the period started (“the numerically corresponding day”), but:

(a)

on the Business Day following the numerically corresponding day if the numerically corresponding day is not a Business Day or, if there is no later Business Day in the same calendar month, on the Business Day preceding the numerically corresponding day; or

(b)

on the last Business Day in the relevant calendar month, if the period started on the last Business Day in a calendar month or if the last calendar month of the period has no numerically corresponding day, and “month” and “monthly” shall be construed accordingly.

1.4	Meaning of “subsidiary” and “parent company”. A company (S) is a subsidiary of another company (P) if:

(a)

a majority of the issued shares in S (or a majority of the issued shares in S which carry unlimited rights to capital and income distributions) are directly owned by P or are indirectly attributable to P; or

(b)	P has direct or indirect control over a majority of the voting rights attaching to the issued shares of S; or
(c)	P has the direct or indirect power to appoint or remove a majority of the directors of S; or
(d)	P otherwise has the direct or indirect power to ensure that the affairs of S are conducted in accordance with the wishes of P,

and any company of which S is a subsidiary is a parent company of S.

1.5	General Interpretation. In this Agreement:
(a)

references in Clause 1.1 to a Finance Document or any other document being in the form of a particular appendix include references to that form with any modifications to that form which the Agent (with the authorisation of the Majority Lenders in the case of substantial modifications) approves or reasonably requires;

(b)	references to, or to a provision of, a Finance Document or any other document are references to it as amended or supplemented, whether before the date of this Agreement or otherwise;
(c)	references to, or to a provision of, any law include any amendment, extension, re-enactment or replacement, whether made before the date of this Agreement or otherwise;
(d)	words denoting the singular number shall include the plural and vice versa; and
(e)	Clauses 1.1 to 1.5 apply unless the contrary intention appears.
1.6	Headings. In interpreting a Finance Document or any provision of a Finance Document, all clause, sub-clause and other headings in that and any other Finance Document shall be entirely disregarded.
2	FACILITY AND NOMINATION OF VESSELS AS APPROVED SHIPS AND APPROVED NEWBUILDINGS
2.1	Amount of facility. Subject to the other provisions of this Agreement, the Lenders shall make a term loan facility not exceeding $~~250,000,000~~500,000,000 available to the Borrower.
2.2

Lenders’ participations in Advance. Subject to the other provisions of this Agreement, each Lender shall participate in each Advance in the proportion which, as at the Drawdown Date, its Commitment bears to the Total Commitments.

2.3	Purpose of Advance. The Borrower undertakes with each Creditor Party to use each Advance only for the purposes stated in the preamble to this Agreement.
2.4

Nomination of vessels as Approved Ships. Where the Borrower wishes to borrow an Approved Ship Advance to enable the Borrower to assist an Owner in funding the acquisition cost of a ~~new~~ vessel, the Borrower shall notify the Agent, in the form attached at Schedule ~~10,~~10 (Part A), of the general description, the age, the class, the proposed flag, the deadweight tonnage, the purchase price and the details of the proposed initial charter (including its term) of the vessel nominated by the Borrower.

Upon receipt of such notice the Agent shall within 1 Business Day notify the Borrower whether or not such vessel meets the Approved Ship Criteria. Where such vessel meets the Approved Ship Criteria then (subject to all other terms and conditions of this Agreement) an Approved Ship Advance shall be available for drawing under this Agreement for the purpose of enabling the Borrower to assist an Owner in funding the acquisition cost of such vessel.

The vessels in Schedule 11 Part A shall be deemed to be Approved Ships.

2.5	Nomination of newbuildings as Approved Newbuildings.
(a)

Where the Borrower wishes to borrow an Approved Newbuilding Tranche to enable the Borrower to assist an Owner in funding up to 65% of the Delivered Cost in relation to a newbuilding the Borrower shall notify the Agent in the form attached at Schedule 10 (Part B) of the general description, the purchase price and the Builder of the newbuilding nominated by the Borrower together with details of the relevant Refund Guarantor and shall provide the Agent with an estimate and breakdown of the overall Delivered Cost thereof. Upon receipt of such notice the Agent shall within 1 Business Day notify the Borrower whether or not such newbuilding meets the Approved Newbuilding Criteria and whether or not such estimated Delivered Cost is approved. Where such newbuilding meets the Approved Newbuilding Criteria (save for item (c) of the Approved Newbuilding Criteria) and such estimated Delivery Cost is approved then (subject to all other terms and conditions of this Agreement) an Approved Newbuilding Tranche shall be available for drawing under this Agreement for the purpose of enabling the Borrower to assist an Owner in funding up to 65% of the Delivered Cost of such newbuilding.

(b)

Where an Approved Newbuilding Advance is to be made available prior to the delivery of the relevant newbuilding to meet a Delivered Cost other than the delivery stage payment of the Contract Price such Advance shall be available notwithstanding that item (c) of the Approved Newbuilding Criteria is not then met. If an Approved Newbuilding Advance is to be made available to meet the delivery stage payment of the Contract Price such Advance shall only be available if all of the Approved Newbuilding Criteria including item (c) thereof are fulfilled. If all such Approved Newbuilding Criteria are met and such Advance is made the relevant Approved Newbuilding shall become an Approved Ship for the purposes of this Agreement. Furthermore, such Advance and the Approved Newbuilding Tranche to which it relates shall not be included within the calculation of the aggregate of Approved Newbuilding Tranches upon and with effect from the making of such Advance when determining whether or not the aggregate of Approved Newbuilding Tranches exceed 35 per cent of the Commitment pursuant to Clause 4.2(b)(vi).

(c)

The vessels in Schedule 11 Part B shall be deemed to be Approved Newbuildings. Furthermore the Agent acknowledges that the Shipbuilding Contract for each such vessel is made or is to be made between the relevant Builder and the Borrower with the intention that the Borrower shall nominate an Owner to take delivery of such vessel on the relevant Delivery Date. Accordingly prior to the relevant Delivery Date of any such vessel references in this Agreement to the Owner of such vessel shall be construed to be references to the Borrower. Furthermore the Pre-delivery Security Assignments in respect of such vessels shall be executed by the Borrower and the conditions precedent for the Approved Newbuilding Advances for such vessels listed in Schedule 4 Parts C and D shall be read and construed accordingly.

3	POSITION OF THE LENDERS AND SWAP BANKS
3.1	Interests several. The rights of the Lenders and of the Swap Banks under this Agreement and under the Master Agreements are several.

3.2

Individual right of action. Each Lender and each Swap Bank shall be entitled to sue for any amount which has become due and payable by the Borrower to it under this Agreement or under a Master Agreement without joining the Agent, the Security Trustee, any other Lender or any other Swap Bank as additional parties in the proceedings.

3.3

Proceedings requiring Majority Lender consent. Except as provided in Clause 3.2, no Lender and no Swap Bank may commence proceedings against the Borrower or any Security Party in connection with a Finance Document or a Master Agreement without the prior consent of the Majority Lenders.

3.4

Obligations several. The obligations of the Lenders under this Agreement and of the Swap Banks under the Master Agreement to which each is a party are several; and a failure of a Lender to perform its obligations under this Agreement or a failure of a Swap Bank to perform its obligations under the Master Agreement to which it is a party shall not result in:

(a)	the obligations of the other Lenders or the Swap Banks being increased; nor
(b)	the Borrower, any Security Party, any other Lender or any other Swap Bank being discharged (in whole or in part) from its obligations under any Finance Document or under any Master Agreement,

and in no circumstances shall a Lender or a Swap Bank have any responsibility for a failure of another Lender or another Swap Bank to perform its obligations under this Agreement or a Master Agreement.

4	DRAWDOWN
4.1

Request for the making of an Advance. Subject to the following conditions, the Borrower may request an Advance be made by ensuring that the Agent receives a completed Drawdown Notice not later than 11.00 a.m. (London time) 3 Business Days prior to the intended Drawdown Date.

4.2	Availability. The conditions referred to in Clause 4.1 are that:
(a)	in relation to Approved Ship Advances:
(i)	~~(a)~~ the Drawdown Date for an Advance has to be a Business Day during the Availability Period in respect of such Advance;
(ii)	~~(b)~~ only one Advance may be drawn per Ship;
(iii)	~~(c)~~ the amount of an Advance shall not exceed the Total Available Commitments; and
(iv)

~~(d)~~ each Approved Ship Advance shall not exceed the lesser of (i) 65 per cent. of the valuation of the relevant Approved Ship to be provided pursuant to Schedule 4 Part ~~C~~B item 13 and (ii) 65 per cent~~.~~ of the purchase price of the relevant Approved Ship Provided that notwithstanding the foregoing, an Approved Ship Advance may be in an amount equal to 65 per cent of the purchase price if the Majority Lenders consent thereto~~;~~

(b)	in relation to Approved Newbuilding Advances:
(i)	the Drawdown Date for an Advance has to be a Business Day during the Availability Period in respect of such Advance;

(ii)	the minimum amount of an Advance shall be $100,000;
(iii)	the amount of an Advance shall not exceed the Total Available Commitments;
(iv)

the amount of an Approved Newbuilding Pre-delivery Advance shall not exceed 65% per cent of the relevant instalment of the Contract Price for the relevant Approved Newbuilding to be financed by such Approved Newbuilding Pre-Delivery Advance and/or the pro rata amount of other Approved Delivered Cost;

(v)

the amount of an Approved Newbuilding Delivery Advance when aggregated with each of the other Advances in relation to the relevant Approved Newbuilding shall not exceed the maximum amount of the relevant Approved Newbuilding Tranche which shall not exceed the lower of (1) 65 per cent of the valuation of the relevant Approved Newbuilding to be provided pursuant to Schedule 4 Part D item 13 and (2) 65 per cent of the Approved Delivered Cost in relation to the relevant Approved Newbuilding; and

(vi)	subject to Clause 2.5(b), the aggregate amount of all Approved Newbuilding Tranches shall not at any time exceed 35 per cent of the Commitment.
4.3	Notification to Lenders of receipt of a Drawdown Notice. The Agent shall promptly notify the Lenders that it has received a Drawdown Notice and shall inform each Lender of:
(a)	the amount of the relevant Advance and the Drawdown Date;
(b)	the amount of that Lender’s participation in the relevant Advance; and
(c)	the duration of the first Interest Period.
4.4

Drawdown Notice irrevocable. A Drawdown Notice must be signed by an authorised signatory of the Borrower; and once served, a Drawdown Notice cannot be revoked without the prior consent of the Agent, acting on the authority of the Majority Lenders.

4.5

Lenders to make available Contributions. Subject to the provisions of this Agreement, each Lender shall, on and with value on the Drawdown Date, make available to the Agent the amount due from that Lender under Clause 2.2.

4.6

Disbursement of Advance. Subject to the provisions of this Agreement, the Agent shall on the Drawdown Date pay to the Borrower the amounts which the Agent receives from the Lenders under Clause 4.5; and that payment to the Borrower shall be made:

(a)	to the account which the Borrower specifies in the Drawdown Notice; and
(b)	in the like funds as the Agent received the payments from the Lenders.
4.7

Disbursement of Advance to third party. The payment by the Agent under Clause 4.6 to the account of a third party shall constitute the making of the Advance and the Borrower shall at that time become indebted, as principal and direct obligor, to each Lender in an amount equal to that Lender’s Contribution.

5	INTEREST
5.1	Payment of normal interest.

(a)

~~5.1 Payment of normal interest.~~ Subject to ~~the~~Clause 5.1(b) below and to the other provisions of this Agreement, interest on the Loan in respect of each Interest Period shall be paid by the Borrower on the last day of that Interest Period.

(b)

Interest on each Approved Newbuilding Tranche which accrues prior to the Delivery Date in respect of the Approved Newbuilding to which such Approved Newbuilding Tranche relates shall be capitalised into a principal amount of such Approved Newbuilding Tranche on each payment date in respect of such interest and on such Delivery Date.

5.2

Normal rate of interest. Subject to the provisions of this Agreement, the rate of interest on the Loan in respect of an Interest Period shall be the aggregate of (a) the Margin, (b) LIBOR and (c) the Mandatory Cost Rate, for that Interest Period.

5.3

Payment of accrued interest. In the case of an Interest Period longer than 3 months, accrued interest shall be paid every 3 months during that Interest Period and on the last day of that Interest Period.

5.4	Notification of Interest Periods and rates of normal interest. The Agent shall notify the Borrower and each Lender of:
(a)	each rate of interest; and
(b)	the duration of each Interest Period,

as soon as reasonably practicable after each is determined.

5.5	Market disruption. The following provisions of this Clause 5 apply if:
(a)

at least 2 Business Days before the start of an Interest Period, Lenders having Contributions together amounting to more than 50 per cent~~.~~ of the Loan (or, if the Loan has not been made, Commitments amounting to more than 50 per cent. of the Total Commitments) notify the Agent that LIBOR fixed by the Agent would not accurately reflect the cost to those Lenders of funding their respective Contributions (or any part of them) during the Interest Period in the London Interbank Market at or about 11.00 a.m. (London time) on the Quotation Date for the Interest Period; or

(b)

at least 2 Business Days before the start of an Interest Period, the Agent is notified by a Lender (the “Affected Lender”) that for any reason it is unable to obtain Dollars in the London Interbank Market in order to fund its Contribution (or any part of it) during the Interest Period.

5.6

Notification of market disruption. The Agent shall promptly notify the Borrower, each of the Lenders and each of the Swap Counterparties stating the circumstances falling within Clause 5.5 which have caused its notice to be given.

5.7	Suspension of drawdown. If the Agent’s notice under Clause 5.6 is served before the Loan is made:
(a)	in a case falling within Clause 5.5(a), the Lenders’ obligations to make the Loan;
(b)	in a case falling within Clause 5.5(b), the Affected Lender’s obligation to participate in the Loan,

shall be suspended while the circumstances referred to in the Agent’s notice continue.

5.8	Negotiation of alternative rate of interest. If the Agent’s notice under Clause 5.6 is served after an Advance is made, the Borrower, the Agent, the Lenders or (as the case may be) the Affected Lender and the Swap Counterparties shall use reasonable endeavours to agree, within the 30 days after the date on which the Agent serves its notice under Clause 5.6 (the “Negotiation Period”), an alternative interest rate or (as the case may be) an alternative basis for the Lenders or (as the case may be) the Affected Lender to fund or continue to fund their or its Contribution during the Interest Period concerned.

5.9

Application of agreed alternative rate of interest. Any alternative interest rate or an alternative basis which is agreed during the Negotiation Period shall take effect in accordance with the terms agreed.

5.10

Alternative rate of interest in absence of agreement. If an alternative interest rate or alternative basis is not agreed within the Negotiation Period, and the relevant circumstances are continuing at the end of the Negotiation Period, then the Agent shall, with the agreement of each Lender or (as the case may be) the Affected Lender, set an interest period and interest rate representing the cost of funding of the Lenders or (as the case may be) the Affected Lender in Dollars or in any available currency of their or its Contribution plus the Margin and the Mandatory Cost Rate (which interest period and interest rate shall be notified by the Agent to the Borrower, the Lenders and the Swap Banks); and the procedure provided for by this Clause 5.10 shall be repeated if the relevant circumstances are continuing at the end of the interest period so set by the Agent.

5.11

Notice of prepayment. If the Borrower does not agree with an interest rate set by the Agent under Clause 5.10, the Borrower may give the Agent not less than 5 Business Days’ notice of its intention to prepay the Loan or, as the case may be, the Affected Lender’s Contribution.

5.12

Prepayment; termination of Commitments. A notice under Clause 5.11 shall be irrevocable; the Agent shall promptly notify the Lenders, the Swap Banks or (as the case may require) the Affected Lender of the Borrower’s notice of intended prepayment; and:

(a)	on the date on which the Agent serves that notice, the Total Commitments or (as the case may require) the Commitment of the Affected Lender shall be cancelled; and
(b)

on the date of expiry of the notice period contained in the notice given to the Agent, the Borrower shall prepay (without premium or penalty) the Loan or, as the case may be, the Affected Lender’s Contribution, together with accrued interest thereon at the applicable rate plus the Margin and the Mandatory Cost Rate.

5.13	Application of prepayment. The provisions of Clause 8 shall apply in relation to the prepayment.
6	INTEREST PERIODS
6.1

Commencement of Interest Periods. The first Interest Period applicable to an Advance shall commence on the Drawdown Date in respect of that Advance and each subsequent Interest Period in respect of that Advance shall commence on the expiry of the preceding Interest Period for that Advance.

6.2	Duration of normal Interest Periods. Subject to Clauses 6.3 and 6.4, each Interest Period shall be:
(a)

1, 3 or 6 months as notified by the Borrower to the Agent not later than 11.00 a.m. (London time) 3 Business Days before the commencement of the Interest Period Provided that there may be no more than 3 Interest Periods having a duration of 1 month in any calendar year; or

(b)	3 months, if the Borrower fails to notify the Agent by the time specified in paragraph (a); or
(c)	such other period as the Agent may, with the authorisation of the Majority Lenders, agree with the Borrower.
6.3	Duration of Interest Periods for repayment instalments. In respect of an amount due to be repaid under Clause 8 on a particular Repayment Date, an Interest Period shall end on that Repayment Date.
6.4

Non-availability of matching deposits for Interest Period selected. If, after the Borrower has selected and the Lenders have agreed an Interest Period longer than 6 months, any Lender notifies the Agent by 11.00 a.m. (London time) on the third Business Day before the commencement of the Interest Period that it is not satisfied that deposits in Dollars for a period equal to the Interest Period will be available to it in the London Interbank Market when the Interest Period commences, the Interest Period shall be of 6 months.

7	DEFAULT INTEREST
7.1

Payment of default interest on overdue amounts. The Borrower shall pay interest in accordance with the following provisions of this Clause 7 on any amount payable by the Borrower under any Finance Document which the Agent, the Security Trustee or the other designated payee does not receive on or before the relevant date, that is:

(a)	the date on which the Finance Documents provide that such amount is due for payment; or
(b)	if a Finance Document provides that such amount is payable on demand, the date falling 3 Business Days after the date on which the demand is served; or
(c)	if such amount has become immediately due and payable under Clause 19.4, the date falling 3 Business Days after the date on which it became immediately due and payable.
7.2

Default rate of interest. Interest shall accrue on an overdue amount from (and including) the date such amount becomes due until the date of actual payment (as well after as before judgment) at the rate per annum determined by the Agent to be 2 per cent. above:

(a)	in the case of an overdue amount of principal, the higher of the rates set out at Clauses 7.3(a) and 7.3(b); or
(b)	in the case of any other overdue amount, the rate set out at Clause 7.3(b).
7.3	Calculation of default rate of interest. The rates referred to in Clause 7.2 are:
(a)	the rate applicable to the overdue principal amount immediately prior to the date such amount becomes due (but only for any unexpired part of any then current Interest Period);
(b)	the Margin plus the Mandatory Cost Rate plus, in respect of successive periods of any duration (including at call) up to 3 months which the Agent may select from time to time:
(i)	LIBOR; or

(ii)

if the Agent (after consultation with the Reference Banks) determines that Dollar deposits for any such period are not being made available to any Reference Bank by leading banks in the London Interbank Market in the ordinary course of business, a rate from time to time determined by the Agent by reference to the cost of funds to the Reference Banks from such other sources as the Agent (after consultation with the Reference Banks) may from time to time determine.

7.4

Notification of interest periods and default rates. The Agent shall promptly notify the Lenders and the Borrower of each interest rate determined by the Agent under Clause 7.3 and of each period selected by the Agent for the purposes of paragraph (b) of that Clause; but this shall not be taken to imply that the Borrower is liable to pay such interest only with effect from the date of the Agent’s notification.

7.5

Payment of accrued default interest. Subject to the other provisions of this Agreement, any interest due under this Clause shall be paid on the last day of the period by reference to which it was determined; and the payment shall be made to the Agent for the account of the Creditor Party to which the overdue amount is due.

7.6	Compounding of default interest. Any such interest which is not paid at the end of the period by reference to which it was determined shall thereupon be compounded.
7.7

Application to Master Agreements. For the avoidance of doubt, this Clause 7 does not apply to any amount payable under a Master Agreement in respect of any continuing Designated Transaction as to which section 2(e) (Default Interest; Other Amounts) of that Master Agreement shall apply.

8	REPAYMENT AND PREPAYMENT
8.1	Amount of repayment instalments.
(a)

The Borrower shall repay each Approved Ship Advance in accordance with a repayment schedule which the Agent shall provide to the Lenders and the Borrower no later than 3 Business Days prior to the intended Drawdown Date for such Approved Ship Advance and which upon delivery to, and when approved by, the Borrower shall form an integral part of this Agreement. Each repayment schedule shall be prepared by the Agent on the basis that the Approved Ship Advance to which it relates shall be repaid as follows:

(i)	by consecutive quarterly instalments with the first such instalment to be paid on the date falling 3 months after the Drawdown Date in respect of such Approved Ship Advance;
(ii)

so that such Approved Ship Advance is repaid in full no later than the earlier of (1) the date falling 10 years after the Drawdown Date in respect of such Advance and (2) the date when the relevant Approved Ship reaches 20 years of age;

(iii)

so that the repayment instalments during the Primary Period for such Approved Ship Advance reflect a loan profile which would result in such Approved Ship Advance being repaid on a “straight line” full amortisation profile over the period commencing on the Drawdown Date in respect of such Approved Ship Advance and ending on the date when the relevant Approved Ship reaches 25 years of age;

(iv)

so that the repayment instalments during the Secondary Period reflect a loan profile which would result in the balance of such Approved Ship Advance outstanding upon the commencement of the Secondary Period being repaid on a “straight line” full amortisation profile over the period commencing at the beginning of the Secondary Period and ending on the date when the relevant Approved Ship reaches 20 years of age; and

(v)	so that any amount of such Approved Ship Advance which remains to be repaid at the Final Maturity Date shall be repayable as a balloon instalment.

For the purposes of this Clause 8.1(a):

“Primary Period” means, in relation to an Approved Ship Advance, the period commencing on the Drawdown Date of such Approved Ship Advance and ending on the date falling on the earlier of (i) the date falling 5 years after such Drawdown Date and (ii) the date when the relevant Approved Ship reaches 15 years of age; and

“Secondary Period” means, in relation to an Approved Ship Advance, the 5 year period commencing at the expiry of the Primary Period in respect of such Approved Ship Advance;

provided that where the Drawdown Date of an Approved Ship Advance occurs other than on the anniversary of the date upon which the Ship relating thereto was built and delivered to its first owner, the Primary Period and Secondary Period will be adjusted accordingly by reference to the next quarter date and provided further that where the age of an Approved Ship is 15 years at the Drawdown Date of such Approved Ship there shall be no Primary Period and just a Secondary Period.

Further, the age of an Approved Ship for the purposes of this Clause 8.1(a) shall be calculated by reference to the number of years which have elapsed from the Quarter Date immediately succeeding the date of its delivery from the shipyard that constructed the vessel.

(b)

The Borrower shall repay each Approved Newbuilding Tranche in accordance with a repayment schedule which the Agent shall provide to the Lenders and the Borrower no later than 3 Business Days prior to the scheduled Delivery Date for the relevant Approved Newbuilding and which upon delivery to, and when approved by, the Borrower shall form an integral part of this Agreement. The repayment schedule for an Approved Newbuilding Tranche shall be prepared by the Agent on the same basis as an Approved Ship Advance as per Clause 8.1(a) above but so that the first instalment shall be paid on the date falling 3 months after the relevant Delivery Date and so that the age of the Approved Ship as at such Delivery Date is zero.

8.2

Final Repayment Date. On the final Repayment Date to occur, the Borrower shall additionally pay to the Agent for the account of the Creditor Parties all other sums then accrued or owing under any Finance Document.

8.3	Voluntary prepayment. Subject to the following conditions, the Borrower may prepay the whole or any part of the Loan.
8.4	Conditions for voluntary prepayment. The conditions referred to in Clause 8.3 are that:
(a)

a partial prepayment shall be $1,000,000 or a multiple thereof (save where the partial prepayment is to be made out of net swap gains received from a Swap Counterparty in relation to a Designated Transaction connected to an Approved Newbuilding Advance in which case a partial prepayment can be in any amount provided it is not less than $100,000); and

(b)	the Agent has received from the Borrower at least 10 days’ prior written notice specifying the amount to be prepaid and the date on which the prepayment is to be made (save that where the partial prepayment is to be made out of net swap gains as aforesaid such mimimum notice period shall be reduced to 3 days).

8.5

Effect of notice of prepayment. A prepayment notice may not be withdrawn or amended without the consent of the Agent, given with the authorisation of the Majority Lenders, and the amount specified in the prepayment notice shall become due and payable by the Borrower on the date for prepayment specified in the prepayment notice.

8.6	Notification of notice of prepayment. The Agent shall notify the Lenders promptly upon receiving a prepayment notice.
8.7	Mandatory prepayment upon a sale or Total Loss of a Ship. Subject to Clause 8.8 the Borrower shall be obliged to prepay the whole of the relevant amount, if a Ship is sold or becomes a Total Loss:
(a)	in the case of a sale, on or before the date on which the sale is completed by delivery of the relevant Ship to the buyer; or
(b)

in the case of a Total Loss of a Ship, on the earlier of the date falling 270 days after the Total Loss Date and the date of receipt by the Security Trustee of the proceeds of insurance relating to such Total Loss.

For the purpose of this Clause 8.7, the “relevant amount” shall be the outstanding amount of the Advance (including any corresponding Premium Amount) used to finance or refinance (as the case may be) the Ship which is the subject of the sale or Total Loss and such additional amount of the Loan (if any) required to ensure that the Borrower is in compliance with the ratio set out in Clause 15.1 as at the relevant date of payment.

8.8

Reinvestment. The Borrower shall be relieved of its obligation to make a prepayment upon a sale or Total Loss of a Ship pursuant to Clause 8.7 if (i) upon the completion of such sale or upon the payment by the insurers of the proceeds of insurance relating to such Total Loss, the sale proceeds or such proceeds of insurance are paid to the Security Trustee on terms that such proceeds shall be held by the Security Trustee on an interest bearing deposit account, and charged in favour of the Security Trustee as security for the Secured Liabilities until released in accordance with this Clause 8.8 (by the relevant Owner executing an account security deed in substantially the same form as the Account Security Deed but modified to reflect that the monies on the said deposit account are to be blocked in accordance with this Clause 8.8) and (ii) such proceeds are utilised by the Borrower to assist an Owner in financing part of the purchase price of an Approved Ship subject to satisfaction of the same conditions precedent set out in Schedule 4 Parts A and B that would be applicable if the purchase of such Approved Ship were to be financed by an Approved Ship Advance under the terms of this Agreement (and for the avoidance of doubt it is agreed that the repayment schedule for the Advance relating to such Approved Ship shall be calculated as if such Approved Ship had been part of the initial fleet at the end of the Availability Period). In the event that such proceeds are not so reinvested within 270 days after the sale of the relevant Ship or after the Total Loss Date of such Ship such proceeds shall be applied towards making the prepayment required under Clause 8.7 with the balance, if any, being released to the Borrower.

8.9	Mandatory prepayment upon a change of control of Borrower.

Upon a Change of Control:

(a)	the Borrower shall promptly notify the Agent upon becoming aware of that event; and
(b)

the Agent, may, by not less than 5 days’ notice to the Borrower, cancel the Commitments and declare the Loan together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable whereupon the Commitments will be cancelled and all such outstanding amounts will become immediately due and payable.

For the purposes of this Clause 8.9, “Change of Control” is defined as:

(a)

in the event that Fortress holds 25 per cent or greater but less than 50 per cent of Seacastle’s issued share capital at any one time and one person (or persons who are (in the sole opinion of the Agent) associated or actively co-operating) other than Fortress shall hold a percentage of Seacastle’s share capital which is equal to or greater than the percentage of Seacastle’s issued share capital held by Fortress;

(b)	Fortress holds less than 25 per cent of Seacastle’s share capital at any time; or
(c)	persons who are either:
(i)	nominated by Fortress; or
(ii)	appointed by persons as so nominated by Fortress in accordance with (i) above do not retain a majority of the seats (other than vacant seats) on the board of directors of Seacastle; or
(d)	the Borrower ceases to be a 100% wholly owned subsidiary of Seacastle,

For the purposes of this clause references to the “issued share capital” of Seacastle shall be references to the shares of Seacastle with voting rights (and shall exclude shares of Seacastle which have no voting rights) and the Lenders’ agreement under Clause 8.9 is on the basis that all shares of Seacastle which are issued with voting rights have equal voting rights.

8.10

Mandatory Prepayment in the event of a Finance Document becoming invalid or unenforceable. In the event that any provision which the Majority Lenders consider material of a Finance Document proves to have been or becomes invalid or enforceable, or a Security Interest created by a Finance Document proves to have been or becomes invalid or unenforceable or such a Security Interest proves to have ranked after, or loses its priority to, another Security Interest or any other third party claim or interest and if, in the opinion of the Majority Lenders, such event is capable of remedy the Borrower fails to remedy the same within 5 days (or such longer period as the Agent may agree) after written notice from the Agent requesting action to remedy the same, the Agent, may, by not less than 5 days’ notice to the Borrower, cancel the Commitments and declare the Loan together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable whereupon the Commitments will be cancelled and all such outstanding amounts will become immediately due and payable.

8.11	Mandatory Prepayment in the event of a cancellation of a Shipbuilding Contract or late delivery of a Newbuilding.
(a)	The Borrower shall be obliged to make an immediate prepayment of an Approved Newbuilding Tranche if any one of the following events should occur:

(i)	the Shipbuilding Contract relating to such Approved Newbuilding Tranche is cancelled or terminated by the Builder for whatever reason; or
(ii)

the Shipbuilding Contract relating to such Approved Newbuilding Tranche is sold or transferred by the relevant Owner other than to a company which is a subsidiary of Seacastle and which upon the completion of such sale or transfer executes in favour of the Security Trustee a new Pre-delivery Security Assignment in respect of such Shipbuilding Contract and which provides the Agent with each of the items set out in Schedule 4 Part C; or

(iii)

if the relevant Owner takes delivery of the Approved Newbuilding relating to such Approved Newbuilding Tranche without drawing down the relevant Approved Newbuilding Delivery Advance but does not execute a Mortgage over such Approved Newbuilding in favour of the Security Trustee and does not satisfy the other conditions precedent for such drawdown as specified in Schedule 4 Part D (other than those which are waived by the Majority Lenders).

(b)	Furthermore:
(i)	in the event that the relevant Owner cancels or terminates a Shipbuilding Contract, the Borrower shall be obliged to prepay the relevant Approved Newbuilding Tranche on the earlier of:
(1)

30 days following the date of such cancellation or termination or, if the relevant Builder disputes such cancellation or termination and refers the dispute to arbitration under such Shipbuilding Contract, 90 days following the date of such cancellation or termination; or

(2)	the date on which the relevant Builder repays the instalments previously paid by the relevant Owner under such Shipbuilding Contract; or
(3)

the date on which the relevant Refund Guarantor makes the payment under the relevant Refund Guarantee in respect of the instalments previously paid by the relevant Owner under the relevant Shipbuilding Contract.

(ii)

in the event that the relevant Owner becomes entitled to cancel a Shipbuilding Contract for late delivery of the relevant Approved Newbuilding, the Borrower shall be obliged, subject to clause 8.11(b)(i), to make a prepayment of the relevant Approved Newbuilding Tranche within 30 days or such longer period as the Agent may agree.

8.12

~~8.11~~ Amounts payable on prepayment. A prepayment shall be made together with accrued interest (and any other amount payable under Clause 21 or otherwise) in respect of the amount prepaid and, if the prepayment is not made on the last day of an Interest Period together with any sums payable under Clause 21.1(b) but without premium or penalty.

8.13

~~8.12~~ Application of partial prepayment. Each partial prepayment of an Advance shall be applied pro rata against the repayment instalments specified in Clause 8.1 or in the relevant repayment schedule delivered by the Agent to the Borrower pursuant to Clause 8.1 for such Advance.

8.14	~~8.13~~ No reborrowing. No amount prepaid under this Clause 8 may be reborrowed.

9	CONDITIONS PRECEDENT
9.1	Documents, fees and no default. Each Lender’s obligation to contribute to each Advance is subject to the following conditions precedent:
(a)	that, on or before the service of the first Drawdown Notice, the Agent receives the documents described in Part A of Schedule 4 in form and substance satisfactory to the Agent and its lawyers;
(b)
(i)

~~(b)~~ that, on the Drawdown Date for an Approved Ship Advance but prior to the advance of such Approved Ship Advance, the Agent receives the documents described in Part B of Schedule 4 in form and substance satisfactory to it and its lawyers;

(ii)

that, on the Drawdown Date for an Approved Newbuilding Pre-delivery Advance but prior to the advance of such Approved Newbuilding Pre-delivery Advance, the Agent receives the documents described in Part C of Schedule 4 in the form and substance satisfactory to it and its lawyers;

(iii)

that, on the Drawdown Date for an Approved Newbuilding Delivery Advance but prior to the advance of such Approved Newbuilding Delivery Advance, the Agent receives the documents described in Part D of Schedule 4 in form and subsistence satisfactory to it and its lawyers.

(c)	that, on or before the first Drawdown Date, the Agent receives the arrangement fee referred to in Clause 20.1(b) for application by the Agent in accordance with Clause 20.1(b);
(d)

that, on each Drawdown Date but prior to the advance of the relevant Advance, the Agent receives all accrued and outstanding commitment fee payable pursuant to Clause 20.1(c) and has received payment of any outstanding expenses referred to in Clause 20.2; and

(e)	that both at the date of each Drawdown Notice and at each Drawdown Date:
(i)	no Event of Default or Potential Event of Default has occurred and is continuing or would result from the borrowing of the Loan;
(ii)

the representations and warranties in Clause 10.1 (other than those in Clauses 10.12 and 10.13 and Clauses 10.10 and 10.11 of each existing Guarantee that is not being executed in respect of or at the time of the relevant Drawdown Date) and those of the Borrower or any Security Party which are set out in the other Finance Documents would be true and not misleading if repeated on each of those dates with reference to the circumstances then existing; and

(iii)	none of the circumstances contemplated by Clause 5.7 has occurred and is continuing.
9.2

Waiver of conditions precedent. If the Majority Lenders, at their discretion, permit an Advance to be borrowed before certain of the relevant conditions referred to in Clause 9.1 are satisfied, the Borrower shall ensure that those conditions are satisfied within 5 Business days after the relevant Drawdown Date (or such longer period as the Agent may, with the authorisation of the Majority Lenders, specify).

9.3	Pre-positioning of delivery instalments under Approved Ship MOAs and Shipbuilding Contracts. Notwithstanding the foregoing provisions of this Clause 9,

in the event that an Approved Ship Advance or an Approved Newbuilding Delivery Advance is required to be drawndown prior to the satisfaction of the relevant conditions precedent set out in Schedule 4 and remitted to the relevant Approved Ship Seller’s bank or the relevant Builder’s bank in accordance the relevant Approved Ship MOA or the relevant Shipbuilding Contract as the case may be, the Agent may with the authorisation of the Majority Lenders agree to remit such amount to the relevant Approved Ship Seller’s bank or the relevant Builder’s bank prior to the satisfaction of such conditions precedent provided that:

(a)	the amount remitted shall be held by the relevant Approved Ship Seller’s bank or the relevant Builder’s bank in an account to the order of the Agent;
(b)

such amount will only be released to the relevant Approved Ship Seller or the relevant Builder upon the relevant Approved Ship Seller’s or the relevant Builder’s presentation to the relevant Approved Ship Seller’s bank or the relevant Builder’s bank of a copy of the protocol of delivery and acceptance for the relevant Approved Ship or the relevant Approved Newbuilding in the form agreed between the relevant Approved Ship Seller or the relevant Builder and the relevant Owner and duly signed on behalf of the Agent by a person named in the Agent’s remittance instructions;

(c)

such amount so released may only be used for payment to the account of the relevant Approved Ship Seller or the relevant Builder with the relevant Approved Seller’s bank or the relevant Builder’s bank towards satisfaction of the balance of the purchase price payable on delivery under the relevant Approved Ship MOA or the relevant Shipbuilding Contract;

(d)

in the event that none or any part of the said amount so remitted is released in accordance with the Agent’s instructions within ten days (or such longer period as the Agent may agree) after its receipt by the relevant Approved Ship Seller’s bank or the relevant Builder’s bank, the money held at the time by the relevant Approved Ship Seller’s bank or the relevant Builder’s bank shall be returned to the account specified in the Agent’s remittance instructions;

(e)	the relevant conditions precedent set out in Schedule 4 shall be satisfied simultaneously with any release to the relevant Approved Ship Seller or the relevant Builder pursuant to (b) above; and
(f)

any amounts so remitted and returned pursuant to (d) above will be applied in or towards prepayment of the relevant Approved Ship Advance or relevant Approved Newbuilding Delivery Advance pursuant to Clause 8 but will continue to be available to the Borrower for borrowing subject to the terms and conditions of this Agreement.

10	REPRESENTATIONS AND WARRANTIES
10.1

General. The Borrower represents and warrants to each Creditor Party as follows (Provided always that such representations and warranties shall be subject to any qualifications as to matters of law which are specifically referred to in any legal opinion delivered to the Agent pursuant to Schedule 4).

10.2	Status. The Borrower is duly incorporated and validly existing and in good standing under the laws of the Marshall Islands.
10.3	Place of business. The Borrower’s chief executive office is at c/o Fortress Investment Group, 1345 Avenue of the Americas, 46th Floor, New York, NY 10105, USA.
10.4	Share capital and ownership. The Borrower has an authorised share capital of $5 divided into 500 registered shares of $0.01 each, all of which shares have been issued fully paid, and the legal title and beneficial ownership of all those shares is held, free of any Security Interest or other claim, by Seacastle.

10.5	Corporate power. The Borrower, has the corporate capacity, and has taken all corporate action and obtained all consents necessary for it:
(a)	to execute the Finance Documents to which it is a party and the Master Agreements; and
(b)

to borrow under this Agreement, to enter into Designated Transactions under the Master Agreements and to make all the payments contemplated by, and to comply with, the Finance Documents to which it is a party.

10.6	Consents in force. All the consents referred to in Clause 10.5 remain in force and nothing has occurred which makes any of them liable to revocation.
10.7

Legal validity; effective Security Interests. The Finance Documents to which the Borrower is a party and the Master Agreements, do now or, as the case may be, will, upon execution and delivery (and, where applicable, registration as provided for in the Finance Documents):

(a)	constitute the Borrower’s legal, valid and binding obligations enforceable against the Borrower in accordance with their respective terms; and
(b)	create legal, valid and binding Security Interests enforceable in accordance with their respective terms over all the assets to which they, by their terms, relate,

subject to any relevant insolvency laws affecting creditors’ rights generally.

10.8	No third party Security Interests. Without limiting the generality of Clause 10.6, at the time of the execution and delivery of each Finance Document to which the Borrower is a party:

(a)	the Borrower will have the right to create all the Security Interests which that Finance Document purports to create; and
(b)

no third party will have any Security Interest (except for Permitted Security Interests) or any other interest, right or claim over, in or in relation to any asset to which any such Security Interest, by its terms, relates.

10.9

No conflicts. The execution by the Borrower of each Finance Document to which it is a party and each Master Agreement, and the borrowing by the Borrower of each Advance, and its compliance with each Finance Document to which it is a party and each Master Agreement will not involve or lead to a contravention of:

(a)	any law or regulation in any Pertinent Jurisdiction; or
(b)	the constitutional documents of the Borrower; or
(c)	any contractual or other obligation or restriction which is binding on the Borrower or any of its assets.
10.10

No withholding taxes. All payments which the Borrower is liable to make under the Finance Documents to which it is a party may be made without deduction or withholding for or on account of any tax payable under any law of any Pertinent Jurisdiction.

10.11	No default. No Event of Default or Potential Event of Default has occurred and is continuing.
10.12

Information. All information which has been provided in writing by or on behalf of the Borrower or any Security Party to any Creditor Party in connection with any Finance Document satisfied the requirements of Clause 11.5; all audited and unaudited accounts which have been so provided satisfied the requirements of Clause 11.7; and there has been no material adverse change in the financial position of the Borrower from that disclosed in the latest of those accounts.

10.13

No litigation. No legal or administrative action involving the Borrower or an Owner (including action relating to any alleged or actual breach of the ISM Code or the ISPS Code) has been commenced or taken or, to the Borrower’s knowledge, is likely to be commenced or taken which, in either case, would be likely to have a material adverse effect on the Borrower’s financial position or profitability.

10.14	Compliance with certain undertakings. At the date of this Agreement, the Borrower is in compliance with Clauses 11.2, 11.4 and 11.13.
10.15	Taxes paid. The Borrower has, to the best of its knowledge and belief, paid all taxes applicable to, or imposed on or in relation to the Borrower and its business.
10.16

No money laundering. Without prejudice to the generality of Clause 2.3, in relation to the borrowing by the Borrower of any Advance, the performance and discharge of its obligations and liabilities under the Finance Documents, and the transactions and other arrangements effected or contemplated by the Finance Documents to which the Borrower is a party, the Borrower confirms (i) that it is acting for its own account, (ii) that it will use the proceeds of each Advance for its own benefit, under its full responsibility and exclusively for the purposes specified in this Agreement and (iii) that the foregoing will not involve or lead to contravention of any law, official requirement or other regulatory measure or procedure implemented to combat “money laundering” (as defined in Article 1 of the Directive (91/308/EEC) of the Council of the European Communities).

11	GENERAL UNDERTAKINGS
11.1

General. The Borrower undertakes with each Creditor Party to comply with the following provisions of this Clause 11 at all times during the Security Period except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit.

11.2	Title; negative pledge. The Borrower will:
(a)

hold the legal title to, and own the entire beneficial interest in each Owner, free from all Security Interests and other interests and rights of every kind, except for those created by the Finance Documents; and

(b)

not create or permit to arise any Security Interest (except for Permitted Security Interests) over any other asset, present or future, other than in the ordinary course of its business of owning the Owners and of acquiring, financing and operating vessels.

11.3	No disposal of assets. The Borrower will not transfer, lease or otherwise dispose of:
(a)

all or a substantial part of its assets, whether by one transaction or a number of transactions, whether related or not other than transfers, leases or other disposals for full consideration arising in the ordinary course of the Borrower’s business (and Provided always that in the case of a disposal of a Ship that the provisions of Clause 8.7 are complied with); or

(b)	any debt payable to it or any other right (present, future or contingent right) to receive a payment, including any right to damages or compensation.
11.4	No other liabilities or obligations to be incurred. The Borrower will not incur any liability or obligation except:
(a)

liabilities and obligations under the Finance Documents and liabilities or obligations reasonably incurred in the ordinary course of its business of acquiring, financing and operating vessels whether directly or indirectly through its subsidiaries Provided always that (i) the Borrower shall not, and shall procure that none of its subsidiaries shall, acquire any vessel or any company owning a vessel other than with their own funds or with the proceeds of an Advance and (ii) no Owner shall own more than one vessel at any one time and (iii) the Borrower shall not, and shall procure that none of its subsidiaries shall, incur any Financial Indebtedness to any other entity within Fortress without such entity first executing an agreement in favour of the Security Trustee fully subordinating the rights of such entity in respect of such Financial Indebtedness to those of the Creditor Parties under the Finance Documents; and

(b)	Designated Transactions.
11.5

Information provided to be accurate. All financial and other information which is provided in writing by or on behalf of the Borrower under or in connection with any Finance Document will be true and not misleading in all material respects and will not omit any material fact or consideration.

11.6	Provision of financial statements. The Borrower will send to the Agent:
(a)	as soon as possible, but in no event later than 180 days after the end of each financial year of the Borrower, the audited consolidated accounts of the Borrower;
(b)

as soon as possible, but in no event later than 60 days after the end of each half in each financial year of the Borrower (commencing in 2008) unaudited consolidated accounts of the Borrower and its subsidiaries which are certified as to their correctness by the chief financial officer of the Borrower; and

(c)

as soon as possible, but in no event later than 60 days after the start of each financial year of the Borrower and at such other times as reasonably requested by the Agent, a cash flow projection for the Borrower for the current financial year in a format approved by the Agent which shows all anticipated income and expenditure relating to each Ship then subject to a Mortgage during that financial year of the Borrower.

11.7	Form of financial statements. All accounts (audited and unaudited) delivered under Clause 11.6 will:
(a)	be prepared in accordance with all applicable laws and accounting principles generally accepted in the U.S.A consistently applied;
(b)	give a true and fair view of the state of affairs of the Borrower and its subsidiaries at the date of those accounts and of their profit for the period to which those accounts relate; and
(c)	fully disclose or provide for all significant liabilities of the Borrower and its subsidiaries.
11.8	Creditor notices. The Borrower will send the Agent, at the same time as they are despatched, copies of all communications which are despatched to the Borrower’s creditors or any class of them.

11.9

Consents. The Borrower will maintain in force and promptly obtain or renew (or, in the case of (c), procure that the Owner shall do so), and will promptly send certified copies to the Agent if requested by the Agent to do so of, all consents required:

(a)	for the Borrower to perform its obligations under any Finance Document to which it is a party or the Master Agreement;
(b)	for the validity or enforceability of any Finance Document to which it is a party or the Master Agreement;
(c)	for each Owner to continue to own and operate the Ship owned by it,

and the Borrower will comply (or procure compliance) with the terms of all such consents.

11.10

Maintenance of Security Interests. The Borrower will at its own cost, promptly register, file, record or enrol any Finance Document with any court or authority in all Pertinent Jurisdictions, pay any stamp, registration or similar tax in all Pertinent Jurisdictions in respect of any Finance Document, give any notice or take any other step which, in the opinion of the Majority Lenders, is or has become necessary for any Finance Document to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any Security Interest which it creates.

11.11

Notification of litigation. The Borrower will provide the Agent with details of any legal or administrative action involving the Borrower, any Security Party or any Ship, its Earnings or its Insurances in an amount equal to or exceeding $1,000,000 as soon as such action is instituted or it becomes apparent to the Borrower that it is likely to be instituted, unless it is clear that the legal or administrative action cannot be considered material in the context of any Finance Document.

11.12

No amendment to Master Agreements. The Borrower will not agree to any amendment or supplement to, or waive or fail to enforce, any Master Agreement or any of its provisions without the prior consent of the Majority Lenders or any of the Swap Banks not a party to such Master Agreement.

11.13

Principal place of business. The Borrower will notify the Agent if there is any change to its place of business as at the commencement of this Agreement or if the Borrower establishes, or does anything as a result of which it would be deemed to have, a place of business in any country other than the USA;

11.14

UCC filings. The Borrower shall execute or cause to be executed and filed or cause to be filed such Uniform Commercial Code financing statements and other documents as in the opinion of the Agent may be required in order to protect its interests under the applicable Finance Documents.

11.15

Notification of default. The Borrower will notify the Agent as soon as the Borrower becomes aware of the occurrence of an Event of Default or a Potential Event of Default and will keep the Agent fully up-to-date with all developments.

11.16	Provision of further information. The Borrower will, as soon as practicable after receiving the request, provide the Agent with any additional financial or other information:
(a)	relating to the Borrower, any Ship, its Earnings or its Insurances; or
(b)	relating to any other matter relevant to, or to any provision of, a Finance Document;

(c)	required by the a Creditor Party in relation to its “know your client” regulations and other internal guidelines,

which may be reasonably requested by the Agent at any time.

11.17

Provision of copies and translation of documents. The Borrower will supply the Agent with a sufficient number of copies of the documents referred to in Clause 11.16 above to provide 1 copy for each Creditor Party; and if the Agent so requires in respect of any of those documents, the Borrower will provide a certified English translation prepared by a translator approved by the Agent.

11.18

Minimum Liquidity. For the duration of the Security Period, the Borrower shall maintain freely available cash on the Earnings Account, in an amount not less than $250,000 for each Ship which is the subject of a Mortgage and not subject to a bareboat charter (subject to a maximum of $~~1,000,000~~2,000,000, or such lower amount as the Agent may notify the Borrower) free of Security Interests other than those created in favour of the Security Trustee pursuant to the Finance Documents.

11.19

Chartering in of vessels. None of the Borrower and Owners will charter in any vessels where the relevant bareboat charter would be for a term exceeding 12 months without the prior written consent of the Agent.

12	CORPORATE UNDERTAKINGS
12.1

General. The Borrower also undertakes with each Creditor Party to comply with the following provisions of this Clause 12 at all times during the Security Period except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit.

12.2	Maintenance of status. The Borrower will maintain its separate corporate existence and remain in good standing under the laws of the Marshall Islands.
12.3	Negative undertakings. The Borrower will not, without the prior written approval of the Agent:
(a)	make any change to the nature of its business which would, in the opinion of the Lender, materially alter the nature of its business from that existing at the date of this Agreement; or
(b)	provide any form of credit or financial assistance to:
(i)	a person who is directly or indirectly interested in the Borrower’s share or loan capital; or
(ii)	any company in or with which such a person is directly or indirectly interested or connected;

or enter into any transaction with or involving such a person or company on terms which are, in any respect, less favourable to the Borrower than those which it could obtain in a bargain made at arms’ length Provided that this shall not prevent or restrict the Borrower from on-lending an Advance to an Owner or granting credit or financial assistance to its wholly-owned direct or indirect subsidiaries;

(c)	issue, allot or grant any person a right to any shares in its capital or repurchase or reduce its issued share capital;
(d)	acquire any shares or other securities other than US or UK Treasury bills and certificates of deposit issued by major North American or European banks; or

(e)	enter into any form of amalgamation, merger or de-merger or any form of reconstruction or reorganisation; or
(f)	enter into any forward freight agreement.
12.4

Subordination of rights of Borrower. All rights which the Borrower at any time has (whether in respect of the on-lending of the Loan or any other transaction) against an Owner or its assets shall be fully subordinated to the rights of the Creditor Parties under the Finance Documents, and in particular the Borrower shall not during the Security Period:

(a)	claim, or in the bankruptcy of any Owner prove for, any amount payable to the Borrower by that Owner in competition with a Creditor Party;
(b)	take or enforce any Security Interest for any such amount; or
(c)	claim to set-off any such amount against any amount payable by the Borrower to that Owner.
12.5	Dividends and cash reserves.
(a)	The Borrower shall be permitted to pay any dividend provided that:
(i)	no Event of Default has occurred and is continuing at the time of making such dividend payment; and
(ii)	no Event of Default would occur as a result of making such dividend payment.
12.6	Compliance certificates.
(a)

The Borrower shall deliver to the Agent on a quarterly basis compliance certificates in the form set out in Schedule 8 Part A hereto, signed by the Chief Financial Officer of the Borrower confirming compliance with the Borrower’s undertakings contained in Clauses 11.18 and 12.5.

(b)

The Borrower shall deliver to the Agent on a six monthly basis a certificate in the form set out in Schedule 8 Part B hereto, signed by the Chief Financial Officer of the Borrower confirming the figures required to make the determination under Clause 15.9.

13	INSURANCE
13.1

General. The Borrower also undertakes with each Creditor Party to procure that each Owner shall comply with the following provisions of this Clause 13 at all times during the Security Period except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit.

13.2	Maintenance of obligatory insurances. The Borrower shall procure that each Owner shall keep the Ship owned by it insured at the expense of that Owner against:
(a)	fire and usual marine risks (including hull and machinery and excess risks);
(b)	war risks;
(c)	protection and indemnity risks; and

(d)

in the event that it becomes general practice for first class shipowners of vessels similar to that Ship to insure for additional risks to those set out above, such additional risks to ensure that that Ship is not insured on an inferior basis to other similar vessels.

13.3	Terms of obligatory insurances. The Borrower shall procure that each Owner shall effect such insurances:
(a)	in Dollars;
(b)

in the case of fire and usual marine risks and war risks, in an amount on an agreed value basis at least the greater of (i) 110 per cent. of the Advance or Advances relating to the Ship owned by that Owner, and (ii) the market value of the Ship as determined in accordance with Clause 15.3;

(c)

in the case of oil pollution liability risks, for an aggregate amount equal to the highest level of cover from time to time available under basic protection and indemnity club entry and in the international marine insurance market;

(d)	in relation to protection and indemnity risks in respect of full tonnage of the Ship owned by it;
(e)	on approved terms; and
(f)

through approved brokers and with approved insurance companies and/or underwriters or, in the case of war risks and protection and indemnity risks, in approved war risks and protection and indemnity risks associations.

13.4	Further protections for the Lenders. In addition to the terms set out in Clause 13.3, the Borrower shall procure that each Owner shall ensure that the relevant obligatory insurances shall:
(a)

whenever the Lenders require, name (or be amended to name) the Security Trustee as additional named assured for its rights and interests, warranted no operational interest and with full waiver of rights of subrogation against the Security Trustee, and, to the extent the applicable persons referred to in Clause 13.3(f) are willing to agree, without the Security Trustee thereby being liable to pay (but having the right to pay) premiums, calls or other assessments in respect of such insurance;

(b)

name the Security Trustee as loss payee in accordance with the form of loss payable clause set out in Schedule 2 to the relevant General Assignment or if the Ship is the subject of a Tripartite Agreement in accordance with the form of loss payable clause set out in Schedule 2 of such Tripartite Agreement;

(c)

provide that all payments by or on behalf of the insurers under the relevant obligatory insurances to the Security Trustee shall, to the extent that the applicable persons referred to in Clause 13.3(f) are willing to agree, be made without set-off, counterclaim or deductions or condition whatsoever;

(d)	provide that the relevant obligatory insurances shall be primary without right of contribution from other insurances which may be carried by the Security Trustee;
(e)	provide that the Security Trustee may make proof of loss if the Owner fails to do so.
13.5	Renewal of obligatory insurances. The Borrower shall procure that each Owner shall:

(a)

at least 14 Business Days before the expiry of any obligatory insurance relating to the Ship owned by it notify the Agent, for approval by the Agent prior to the date referred to in (b) below, of the brokers (or other insurers) and any protection and indemnity or war risks association through or with whom that Owner proposes to renew that obligatory insurance and of the proposed terms of renewal;

(b)

at least 2 Business Days before the expiry of any obligatory insurance, renew that obligatory insurance in accordance with the Agent’s approval given following the notification provided pursuant to paragraph (a); and

(c)

procure that the approved brokers and/or the war risks and protection and indemnity associations with which such a renewal is effected shall promptly after the renewal notify the Agent in writing of the terms and conditions of the renewal.

13.6

Copies of policies; letters of undertaking. The Borrower shall procure that each Owner shall ensure that all approved brokers provide the Agent with pro forma copies of all policies relating to the relevant obligatory insurances which they are to effect or renew and of a letter or letters or undertaking addressed to the Security Trustee and in the form customary for the market from time to time.

13.7

Copies of certificates of entry. The Borrower shall procure that each Owner shall ensure that any protection and indemnity and/or war risks associations in which the Ship owned by it is entered provides the Agent with:

(a)	a certified copy of the certificate of entry for the relevant Ship;
(b)	a letter or letters of undertaking addressed to the Security Trustee and in the form customary for the market from time to time; and
(c)

to the extent applicable, a certified copy of each certificate of financial responsibility for pollution by oil or other Environmentally Sensitive Material issued by the relevant certifying authority in relation to the Ship owned by it.

13.8

Deposit of original policies. The Borrower shall procure that each Owner shall ensure that all policies relating to relevant obligatory insurances are deposited with the approved brokers through which the insurances are effected or renewed.

13.9

Payment of premiums. The Borrower shall procure that each Owner shall punctually pay all premiums or other sums payable in respect of the relevant obligatory insurances and produce all relevant receipts when so required by the Agent.

13.10

Guarantees. The Borrower shall procure that each Owner shall ensure that any guarantees required by a protection and indemnity or war risks association are promptly issued and remain in full force and effect.

13.11

Compliance with terms of insurances. The Borrower shall procure that each Owner shall neither do nor omit to do (nor permit to be done or not to be done) any act or thing which would or might render any obligatory insurance invalid, void, voidable or unenforceable or render any sum payable under an obligatory insurance repayable in whole or in part; and, in particular:

(a)

the Borrower shall procure that each Owner shall take all necessary action and comply with all requirements which may from time to time be applicable to the relevant obligatory insurances, and (without limiting the obligation contained in Clause 13.7(c)) ensure that the relevant obligatory insurances are not made subject to any exclusions or qualifications to which the Agent has not given its prior approval;

(b)

the Borrower shall procure that each Owner shall not make any changes relating to the classification or classification society or manager or operator of the Ship owned by it that have not been approved by the underwriters of the relevant obligatory insurances;

(c)

the Borrower shall procure that each Owner shall make (and if requested by the Agent promptly supply copies to the Agent of) all quarterly or other voyage declarations which may be required by the protection and indemnity risks association in which the Ship owned by it is entered to maintain cover for trading to the United States of America and Exclusive Economic Zone (as defined in the United States Oil Pollution Act 1990 or any other applicable legislation); and

(d)

the Borrower shall procure that each Owner shall not employ the Ship owned by it, nor allow it to be employed, otherwise than in conformity with the terms and conditions of the relevant obligatory insurances, without first obtaining the consent of the relevant insurers and complying with any requirements (as to extra premium or otherwise) which those insurers specify.

13.12

Alteration to terms of insurances. The Borrower shall procure that each Owner shall neither make or agree to any alteration to the terms of any obligatory insurance nor waive any right relating to any obligatory insurance which would cause the Borrower to be in breach of the terms of this Clause 13.

13.13

Settlement of claims. The Borrower shall procure that each Owner shall not settle, compromise or abandon any claim under any obligatory insurance for Total Loss or for a Major Casualty without the consent of the Agent (such consent not to be unreasonably withheld), and shall, following an Event of Default that is continuing, do all things necessary and provide all documents, evidence and information to enable the Security Trustee to collect or recover any moneys which at any time become payable in respect of the obligatory insurances.

13.14

Provision of copies of communications. The Borrower shall procure that each Owner shall provide the Agent, at the time of each such communication, copies of all written communications which could be considered material in the context of any Finance Document, between that Owner and:

(a)	the relevant approved brokers; and
(b)	the relevant approved protection and indemnity and/or war risks associations; and
(c)	the relevant approved insurance companies and/or underwriters, which relate directly or indirectly to:
(i)	that Owner’s obligations relating to the relevant obligatory insurances including, without limitation, all requisite declarations and payments of additional premiums or calls; and
(ii)

any credit arrangements made between that Owner and any of the persons referred to in paragraphs (a) or (b) relating wholly or partly to the effecting or maintenance of the relevant obligatory insurances.

13.15

Provision of information. In addition, the Borrower shall procure that each Owner shall promptly provide the Agent (or any persons which it may designate) with any information which the Agent (or any such designated person) reasonably requests for the purpose of:

(a)	obtaining or preparing any report from an independent marine insurance broker as to the adequacy of the obligatory insurances effected or proposed to be effected

(Provided always that the Agent shall only require any such report at the time of making the relevant Advance for the Ship for which such report relates and thereafter if there is a material change to the insurances of a Ship to those for which a report has been previously obtained or prepared); and/or

(b)	effecting, maintaining or renewing any such insurances as are referred to in Clause 13.16 below or dealing with or considering any matters relating to any such insurances,

and the Borrower shall, forthwith upon demand, indemnify the Agent in respect of all fees and other expenses incurred by or for the account of the Agent in connection with any such report as is referred to in paragraph (a).

13.16

Mortgagee’s interest and additional perils insurances. The Security Trustee shall be entitled from time to time to effect, maintain and renew a mortgagee’s interest additional perils insurance and a mortgagee’s interest insurance, each in an amount equal to 110 per cent. of the Loan, on such terms, through such insurers and generally in such manner as the Lenders may from time to time consider appropriate and the Borrower shall upon demand fully indemnify the Security Trustee in respect of all premiums and other expenses which are incurred in connection with or with a view to effecting, maintaining or renewing any such insurance or dealing with, or considering, any matter arising out of any such insurance.

13.17

Ships subject to bareboat charters. Where a Ship is subject to a bareboat charter, compliance by the relevant bareboat charterer of its obligations under the relevant bareboat charter and the relevant Tripartite Agreement shall be deemed to be compliance by the Borrower of its undertakings in relation to that Ship under Clause 13.2 to 13.15.

14	SHIP COVENANTS
14.1

General. The Borrower also undertakes with each Creditor Party to comply with the following provisions of this Clause 14 at all times during the Security Period except as the Agent, with the authorisation of the Majority Lenders, may otherwise permit.

14.2	Ship’s name and registration. The Borrower shall procure that each Owner:
(a)	shall keep the Ship owned by it registered in its name under an Approved Flag;
(b)	shall not do or allow to be done anything as a result of which such registration might be cancelled or imperilled; and
(c)	shall notify the Agent of any change of the name or port of registry of the Ship owned by it.
14.3	Repair and classification. The Borrower shall procure that each Owner shall keep the Ship owned by it in a good and safe condition and state of repair:
(a)	consistent with first-class ship ownership and management practice;
(b)	so as to maintain its class with an Approved Classification Society, free of overdue recommendations and conditions affecting that Ship’s class; and
(c)

so as to comply with all laws and regulations applicable to vessels registered at ports in the Approved Flag State or to vessels trading to any jurisdiction to which that Ship may trade from time to time, including but not limited to the ISM Code and the ISPS Code.

14.4

Modification. The Borrower shall procure that no Owner shall, unless otherwise required by law, make any modification or repairs to, or replacement of, the Ship owned by it or equipment installed on the Ship owned by it which would materially alter the structure, type or performance characteristics of that Ship or materially reduce its value.

14.5

Removal of parts. The Borrower shall procure that no Owner shall remove any material part of the Ship owned by it, or any item of equipment installed on that Ship, unless the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed, is free from any Security Interest or any right in favour of any person other than the Security Trustee and becomes on installation on that Ship the property of the relevant Owner and subject to the security constituted by the Mortgage Provided that an Owner may install equipment owned by a third party if the equipment can be removed without any risk of material damage to the relevant Ship.

14.6

Surveys. The Borrower shall procure that each Owner shall submit the Ship owned by it regularly to all periodical or other surveys which may be required for classification purposes and, if so reasonably required by the Agent, provide the Agent with copies of all survey reports.

14.7

Inspection. The Borrower shall procure that each Owner shall permit the Agent (by surveyors or other persons appointed by it for that purpose) to board the Ship owned by it at all reasonable times to inspect its condition or to satisfy themselves about proposed or executed repairs and shall afford all proper facilities for such inspections Provided that (i) such inspections shall not cause delay or involve interruption to the use and operation of such Ship or cause an Owner to be in breach of any charter in respect of its Ship and (ii) prior to the occurrence of an Event of Default the cost of only one such inspection per year in respect of each Ship shall be for the account of the Borrower.

14.8	Prevention of and release from arrest. The Borrower shall procure that each Owner shall promptly discharge:
(a)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against the Ship owned by it, its Earnings or its Insurances;
(b)	all taxes, dues and other amounts charged in respect of the Ship owned by it, its Earnings or its Insurances; and
(c)	all other outgoings whatsoever in respect of the Ship owned by it, its Earnings or its Insurances,

and, forthwith upon receiving notice of the arrest of the Ship owned by it, or of its detention in exercise or purported exercise of any lien or claim, the Borrower shall procure that the relevant Owner shall procure its release by providing bail or otherwise as the circumstances may require.

14.9	Compliance with laws etc. The Borrower shall procure that each Owner shall:
(a)

comply, or procure compliance with the ISM Code, the ISPS Code, all Environmental Laws and all other laws or regulations relating to the Ship owned by it, its ownership, operation and management or to the business of that Owner;

(b)	not employ the Ship owned by it nor allow its employment in any manner contrary to any law or regulation in any relevant jurisdiction including but not limited to the ISM Code and the ISPS Code; and

(c)

in the event of hostilities in any part of the world (whether war is declared or not), not cause or permit it to enter or trade to any zone which is declared a war zone by any government or by war risks insurers of the Ship owned by it unless that Owner has (at its expense) effected any special, additional or modified insurance cover which the Ship’s war risk insurers deem necessary.

14.10

Provision of information. The Borrower shall procure that each Owner shall promptly, if so requested by the Agent and in the case of any Ship the subject of a bareboat charter only to the extent that such information is provided to the relevant Owner by the relevant charterer, provide the Agent with any information which it requests regarding:

(a)	the Ship owned by it, its employment, position and engagements;
(b)	the payments and amounts due to master and crew of the Ship owned by it;
(c)	any expenses incurred, or likely to be incurred, in connection with the operation, maintenance or repair of the Ship owned by it and any payments made in respect of that Ship;
(d)	any towages and salvages;
(e)	that Owner’s or its Ship’s compliance with the ISM Code and the ISPS Code,

and, upon the Agent’s request, but in the case of any Ship the subject of a bareboat charter only to the extent that the relevant Owner is able to obtain the same from the relevant charterer, provide copies of the Document of Compliance and the International Ship Security Certificate relating to the Ship owned by it.

14.11	Notification of certain events. The Borrower shall procure that each Owner shall, upon becoming aware of the same, immediately notify the Agent by fax, confirmed forthwith by letter, of:
(a)	any casualty relating to the Ship owned by it which is or is likely to be or to become a Major Casualty;
(b)	any occurrence as a result of which the Ship owned by it has become or is, by the passing of time or otherwise, likely to become a Total Loss;
(c)

any requirement or recommendation in relation to the Ship owned by it made by any insurer or classification society or by any competent authority which is not complied with in accordance with its terms;

(d)	any arrest or detention of the Ship owned by it, any exercise or purported exercise of any lien on that Ship or its Earnings or any requisition of that Ship for hire;
(e)	any intended dry docking of the Ship owned by it;
(f)	any Environmental Claim made against that Owner or in connection with the Ship owned by it, or any Environmental Incident in an amount exceeding $1,000,000;
(g)

any claim for breach of the ISM Code or the ISPS Code being made against that Owner or otherwise in connection with the Ship owned by it and which is not remedied or resolved within 14 days of the making of any such claim; or

(h)	any other matter, event or incident, actual or threatened, the effect of which will, if not remedied within a period of 14 days, lead to the ISM Code or the ISPS Code not being complied with,

and the Borrower shall procure that each Owner shall keep the Agent advised in writing on a regular basis and in such detail as the Agent shall reasonably require of the Owner’s or any other person’s response to any of those events or matters.

14.12	Restrictions on chartering etc. The Borrower shall procure that no Owner shall without the prior consent of the Agent, such consent not to be unreasonably withheld:
(a)	enter into any charter in relation to the Ship owned by it under which more than 2 months’ hire (or the equivalent) is payable in advance;
(b)	charter the Ship owned by it otherwise than on bona fide arm’s length terms at the time when that Ship is fixed;
(c)	de-activate or lay up the Ship owned by it; or
(d)

put the Ship owned by it into the possession of any person for the purpose of work being done upon her in an amount exceeding or likely to exceed $2,000,000 (or the equivalent in any other currency) unless (i) that person has first given to the Security Trustee and in terms satisfactory to it a written undertaking not to exercise any lien on that Ship or the Earnings, for the cost of such work or for any other reason or (ii) the cost of the work to be done on the Ship is covered by insurances and the underwriters have agreed to make payment direct to the person who is to carry out the work or (iii) the Agent is otherwise satisfied that the amounts payable in respect of the cost of the work will be paid on their relevant due date for payment.

The following shall apply in respect of any charter entered into by an Owner (other than the initial charter for its Ship for which the documents referred to in Schedule 4, Part B, Paragraphs 6, 7, 9 and 10 (as applicable) are provided):

(i)

When an Owner is to enter into a bareboat charter of its Ship the Borrower shall procure that the relevant Owner provides to the Security Trustee (i) a certified copy of such bareboat charter together with such documentary evidence as the Agent and its legal advisers may reasonably require in relation to the due authorisation or execution of such bareboat charter and (ii) duly executed originals of a Charter Assignment and a Tripartite Agreement in relation to such bareboat charter together with such documentary evidence as the Agent and its legal advisers may reasonably require in relation to the due authorisation and execution of such Charter Assignment and Tripartite Agreement.

(ii)

In the event that an Owner enters into a time charter of its Ship for a term which exceeds more than 1 year the Borrower shall procure that the relevant Owner provides (or, in the case of the charterer’s acknowledgement referred to below, uses all reasonable endeavours to provide) to the Security Trustee (i) a certified copy of such time charter together with such documentary evidence as the Agent and its legal advisers may reasonably require in relation to the due authorisation and execution of such time charter and (ii) a duly executed original of a Charter Assignment in relation to such time charter (and of a notice of the assignment thereunder to be given to the relevant charterer and an acknowledgement thereof from the relevant charterer in such form as the relevant Owner may be able to obtain using commercially reasonable efforts) with such documentary evidence as the Agent and its legal advisers may reasonably require in relation to the due authorisation of such Charter Assignment and each such document.

14.13

Notice of Mortgage. The Borrower shall procure that each Owner shall keep the relevant Mortgage registered against the Ship owned by it as a valid first preferred or priority (as the case may be) mortgage and shall ensure that a certified copy of the relevant Mortgage is carried on board its Ship and that there is placed and maintained in a conspicuous place in the navigation room and the Master’s cabin of that Ship a framed printed notice stating that that Ship is mortgaged by that Owner to the Security Trustee.

14.14	ISPS Code. The Borrower shall procure that each Owner shall comply with the ISPS Code and in particular, without limitation, shall:
(a)	procure that the Ship owned by it complies with the ISPS Code; and
(b)	use all reasonable endeavours to procure that the company responsible for the compliance of the Ship owned by it with the ISPS Code complies with the ISPS Code; and
(c)	maintain for the Ship owned by it an ISSC; and
(d)	notify the Agent immediately in writing after becoming aware of any actual or threatened withdrawal, suspension, cancellation or modification of the relevant ISSC.
14.15

Manager’s Undertakings. Where a Ship is not subject to a bareboat charter and having regard to what is customarily obtained from a third party manager, the Borrower shall use reasonable efforts to procure that the manager of such Ship executes in favour of the Security Trustee a letter of undertaking whereby such manager shall notify the Security Trustee of any trade debt and outstanding management fees exceeding a certain threshold figure (to be negotiated and agreed with the manager) and whereby the manager agrees that following an Event of Default it shall if so requested by the Security Trustee hand over all documents and papers relating to such Ship and her Insurances then in the possession of the manager.

14.16

Technical Management. The Borrower will procure that each Owner will not sub-contract the technical management of a Ship or allow the technical management of a Ship to be sub-contracted to any person who is not an Approved Shipmanager without the prior written consent of the Agent.

14.17

Ships subject to bareboat charters. Where a Ship is subject to a bareboat charter, compliance by the bareboat charterer of its obligations under the relevant bareboat charter and the relevant Tripartite Agreement shall be deemed to be compliance by the Borrower of its undertakings in relation to that Ship under Clause 14.2 to 14.14.

15	SECURITY COVER
15.1	Minimum required security cover. Subject to Clause 15.9 and having regard to Clause 15.8, Clause 15.2 applies if the Agent notifies the Borrower that the ratio (the “Security Maintenance Ratio”) of:
(a)

the Loan (excluding any Approved Newbuilding Pre-delivery Advances made in relation to an Approved Newbuilding until such Approved Newbuilding has delivered and become a Ship subject to a Mortgage); to

(b)

the aggregate market value (determined as provided in Clause 15.3) of the Ships then subject to a Mortgage plus (i) the net realisable value of any additional security previously provided under this Clause 15 and (ii) any cash held by, and charged in favour of the Security Trustee pursuant to Clause 8.8, is greater than the Applicable Ratio.

15.2

Provision of additional security; prepayment. If the Agent serves a notice on the Borrower under Clause 15.1, the Borrower shall, within 1 month after the date on which the Agent’s notice is served, either:

(a)

provide, or ensure that a third party provides, additional security which, in the opinion of the Majority Lenders, has a net realisable value that will ensure that the Security Maintenance Ratio is equal to or less than the Applicable Ratio, such security to be documented in such terms as the Agent may, with the authorisation of the Majority Lenders, approve or require; or

(b)	prepay such part (at least) of the Loan as will reduce the Security Maintenance Ratio so that it is equal to or less than the Applicable Ratio.
15.3	Valuation of Ship. The market value of the Ship at any date is that shown by a valuation prepared:
(a)	as at a date not more than 14 days previously;
(b)	by an Approved Shipbroker selected by the Borrower for the purpose;
(c)	without physical inspection of the Ship;
(d)

on the basis of a sale for prompt delivery for cash on normal arm’s length commercial terms as between a willing seller and a willing buyer, free of any existing charter or other contract of employment,

Provided that:

(i)

the Agent shall at the time of such a valuation have the option to obtain an additional valuation from an Approved Shipbroker, and the market value of the Ship shall be deemed to be the arithmetic average of the two valuations; and

(ii)	valuations shall not be obtained if and during the period that Clause 15.9 applies.
15.4

Value of additional vessel security. The net realisable value of any additional security which is provided under Clause 15.2 and which consists of a Security Interest over a vessel shall be that shown by a valuation complying with the requirements of Clause 15.3.

15.5

Valuations binding. Any valuation under Clause 15.2, 15.3 or 15.4 shall be binding and conclusive as regards the Borrower, as shall be any valuation which the Majority Lenders make of any additional security which does not consist of or include a Security Interest.

15.6

Provision of information. The Borrower shall promptly provide the Agent and any shipbroker or expert acting under Clause 15.3 or 15.4 with any information which the Agent or the shipbroker or expert may request for the purposes of the valuation; and, if the Borrower fails to provide the information by the date specified in the request, the valuation may be made on any basis and assumptions which the shipbroker or the Majority Lenders (or the expert appointed by them) consider prudent.

15.7 Payment of valuation expenses. Without prejudice to the generality of the Borrower’s obligations under Clauses 20.2, 20.3 and 21.3, the Borrower shall, on demand, pay the Agent the amount of the fees and expenses of any shipbroker or expert instructed by the Agent under this Clause for the purpose of the annual valuation referred to in Clause 15.8 and each valuation referred to in Schedule 4, Part

B, Item 13, and all legal and other expenses properly incurred by any Creditor Party in connection with any matter arising out of this Clause.

15.8

Frequency of valuations and applicability of the test in Clause 15.1. The market value of each Ship then subject to a Mortgage will be ascertained annually on or about 30 June in each calendar year and at such other times, at the expense of the Agent, as the Agent may require.

15.9

Disapplication of minimum required security cover. The requirement of the Borrower to comply with the minimum security covenant set out in Clause 15.1 shall not apply in circumstances where the Average Aggregate Charter Coverage of the Ships then the subject of a Mortgage is greater than 18 months and the ratio of Projected Charter Income to the Projected Debt Service Payments is greater than 1.2:1. The Average Aggregate Charter Coverage and such ratio shall be tested on a six monthly basis on or about 30 June and 31 December in each calendar year. For the purposes of this Clause 15.9:

“Average Aggregate Charter Coverage” shall mean the aggregate number of actual contracted days for which each Ship is subject to a charter weighted according to the amount of the Advance relating to such Ship less any estimated time for drydockings;

“Projected Debt Service Payments” shall mean all projected interest and capital repayments accruing over the then next 12 months period based on the then current interest rate fixings projected forward;

“Projected Charter Income” means the aggregate amount of charter hire payable to the relevant Owners under all charters over the then next 12 month period less, in the case of any time charters, operating costs and reasonable allowance for maintenance reserves (and for the purposes of calculating such charter hire any charters or other forms of employment for the Ships that shall expire during the twelve month period shall be deemed to have been re-employed at the 12 month time charter rates published for similar vessels in the Clarkson Shipping Intelligence Weekly or such other source as may be agreed between the Borrower and the Agent)

Provided always that all charters referred to in this Clause 15.9 shall, if not already approved pursuant to the proviso to Clause 4.2 or Clause 14.12, be upon terms and to counterparties satisfactory to the Agent in its reasonable discretion;

15.10	Application of prepayment. Clause 8 shall apply in relation to any prepayment pursuant to Clause 15.2(b).
15.11

Release of additional security. Any additional security provided by the Borrower pursuant to Clause 15.2 shall be released upon request by the Borrower to the Agent if immediately following such release, the Security Maintenance Ratio would be no greater than the Applicable Ratio and provided further that the Security Maintenance Ratio (excluding such additional security) has not been greater the Applicable Ratio for a period of not less than six months prior to such request.

16	PAYMENTS AND CALCULATIONS
16.1

Currency and method of payments. All payments to be made by the Lenders or by the Borrower under a Finance Document shall be made to the Agent or to the Security Trustee, in the case of an amount payable to it:

(a)	by not later than 11.00 a.m. (London time) on the due date;
(b)

in same day Dollar funds settled through the New York Clearing House Interbank Payments System (or in such other Dollar funds and/or settled in such other manner as the Agent shall specify as being customary at the time for the settlement of international transactions of the type contemplated by this Agreement); and

as the Agent shall specify as being customary at the time for the settlement of international transactions of the type contemplated by this Agreement); and
(c)

in the case of an amount payable by a Lender to the Agent or by the Borrower to the Agent or any Lender, to the account of the Agent at JP Morgan Chase Bank, SWIFT: CHASUS33 (Account No 0011331808) or to such other account with such other bank as the Agent may from time to time notify to the Borrower and the other Creditor Parties; and

(d)	in the case of an amount payable to the Security Trustee, to such account as it may from time to time notify to the Borrower and the other Creditor Parties.
16.2	Payment on non-Business Day. If any payment by the Borrower under a Finance Document would otherwise fall due on a day which is not a Business Day:
(a)	the due date shall be extended to the next succeeding Business Day; or
(b)	if the next succeeding Business Day falls in the next calendar month, the due date shall be brought forward to the immediately preceding Business Day,

and interest shall be payable during any extension under paragraph (a) at the rate payable on the original due date.

16.3

Basis for calculation of periodic payments. All interest and commitment fee and any other payments under any Finance Document which are of an annual or periodic nature shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a 360 day year.

16.4	Distribution of payments to Creditor Parties. Subject to Clauses 16.5 and 16.6:
(a)

any amount received by the Agent under a Finance Document for distribution or remittance to a Lender, a Swap Counterparty or the Security Trustee shall be made available by the Agent to that Lender, that Swap Counterparty or, as the case may be, the Security Trustee by payment, with funds having the same value as the funds received, to such account as the Lender and the Swap Counterparty or the Security Trustee may have notified to the Agent not less than 5 Business Days previously; and

(b)

amounts to be applied in satisfying amounts of a particular category which are due to the Lenders and/or the Swap Counterparties generally shall be distributed by the Agent to each Lender and each Swap Counterparty pro rata to the amount in that category which is due to it.

16.5

Permitted deductions by Agent. Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent may, before making an amount available to a Lender or a Swap Counterparty, deduct and withhold from that amount any sum which is then due and payable to the Agent from that Lender or that Swap Counterparty under any Finance Document or any sum which the Agent is then entitled under any Finance Document to require that Lender or that Swap Counterparty to pay on demand.

16.6

Agent only obliged to pay when monies received. Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent shall not be obliged to make available to the Borrower or any Lender or any Swap Counterparty any sum which the Agent is expecting to receive for remittance or distribution to the Borrower or that Lender or that Swap Counterparty until the Agent has satisfied itself that it has received that sum.

16.7

Refund to Agent of monies not received. If and to the extent that the Agent makes available a sum to the Borrower or a Lender or a Swap Counterparty, without first having received that sum and subsequently does not receive that sum, the Borrower or (as the case may be) the Lender or the Swap Counterparty concerned shall, on demand:

(a)	refund the sum in full to the Agent; and
(b)

pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding or other loss, liability or expense incurred by the Agent as a result of making the sum available before receiving it.

16.8

Agent may assume receipt. Clause 16.7 shall not affect any claim which the Agent has under the law of restitution, and applies irrespective of whether the Agent had any form of notice that it had not received the sum which it made available.

16.9

Creditor Party accounts. Each Creditor Party shall maintain accounts showing the amounts owing to it by the Borrower and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrower and any Security Party.

16.10

Agent’s memorandum account. The Agent shall maintain a memorandum account showing the amounts advanced by the Lenders and all other sums owing to the Agent, the Security Trustee and each Lender from the Borrower and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrower and any Security Party.

16.11

Accounts prima facie evidence. If any accounts maintained under Clauses 16.9 and 16.10 show an amount to be owing by the Borrower or a Security Party to a Creditor Party, those accounts shall be prima facie evidence that that amount is owing to that Creditor Party.

17	APPLICATION OF RECEIPTS
17.1

Normal order of application. Except as any Finance Document may otherwise provide, any sums which are received or recovered by any Creditor Party under or by virtue of any Finance Document after the occurrence of an Event of Default that is continuing shall be applied:

(a)	FIRST: in or towards satisfaction of any amounts then due and payable under the Finance Documents and the Master Agreements in the following order and proportions:
(i)

first, in or towards satisfaction pro rata of all amounts then due and payable to the Creditor Parties under the Finance Documents other than those amounts referred to at paragraphs (ii) and (iii) (including, but without limitation, all amounts payable by the Borrower under Clauses 20, 21 and 22 of this Agreement or by the Borrower or any Security Party under any corresponding or similar provision in any other Finance Document or in any Master Agreement);

(ii)

secondly, in or towards satisfaction pro rata of any and all amounts of interest or default interest payable to the Creditor Parties under the Finance Documents and the Master Agreements (and, for this purpose, the expression “interest” shall include any net amount which the Borrower shall have become liable to pay or deliver under section 2(e) (Obligations) of any Master Agreement but shall have failed to pay or deliver to the relevant Swap

Counterparty at the time of application or distribution under this Clause 17); and

(iii)

thirdly, in or towards satisfaction pro rata of the Loan and the Swap Exposure (in the case of the latter, calculated as at the actual Early Termination Date applying to each particular Designated Transaction, or if no such Early Termination Date shall have occurred, calculated as if an Early Termination Date occurred on the date of application or distribution hereunder);

(b)

SECONDLY: in retention of an amount equal to any amount not then due and payable under any Finance Document or the Master Agreement but which the Agent, by notice to the Borrower, the Security Parties and the other Creditor Parties, states in its reasonable opinion, having regard to the enforcement action taken or to be taken by the Agent or the Security Trustee under the Finance Documents, is likely or may become due and payable in the future and, upon those amounts becoming due and payable, in or towards satisfaction of them in accordance with the provisions of Clause 17.1(a); and

(c)	THIRDLY: any surplus shall be paid to the Borrower or to any other person appearing to be entitled to it.
17.2	Appropriation rights overridden. This Clause 17 shall override any right of appropriation possessed, and any appropriation made, by the Borrower or any Security Party.
18	APPLICATION OF EARNINGS; SWAP PAYMENTS
18.1	Payment of Earnings and Swap Payments. The Borrower undertakes with each Creditor Party to use all reasonable endeavours to procure that, throughout the Security Period;
(a)	subject only to the provisions of the General Assignments, all the Earnings are paid to ~~the~~an Earnings Account; and
(b)	all payments by the relevant Swap Counterparty to the Borrower under each Designated Transaction are paid to ~~the~~an Earnings Account.
18.2	Use of Credit Balance. Prior to an Event of Default that is continuing, the Credit Balance may be freely used by the Borrower.
18.3	Location of account. The Borrower shall promptly and at the cost of the Agent:
(a)	comply with any requirement of the Agent as to the location or re-location of the Earnings ~~Account~~Accounts or any of them; and
(b)

execute any documents which the Agent specifies to create or maintain in favour of the Security Trustee a Security Interest over (and/or rights of set-off, consolidation or other rights in relation to) the Earnings ~~Account~~Accounts or any of them.

18.4

Debits for expenses etc. The Agent shall be entitled (but not obliged) from time to time to debit ~~the~~any Earnings Account with prior notice in order to discharge any amount due and payable under Clause 20 or 21 to a Creditor Party or payment of which any Creditor Party has become entitled to demand under Clause 20 or 21 and which has not been paid on its due date for payment under Clauses 20 or 21.

18.5	Borrower’s obligations unaffected. The provisions of this Clause 18 (as distinct from a distribution effected under Clause 18.4) do not affect:

(a)	the liability of the Borrower to make payments of principal and interest on the due dates; or
(b)	any other liability or obligation of the Borrower or any Security Party under any Finance Document.
19	EVENTS OF DEFAULT
19.1	Events of Default. An Event of Default occurs if:
(a)

the Borrower or any Security Party fails to pay when due or (if so payable) on demand any sum payable under a Finance Document or under any document relating to a Finance Document (and so that, for this purpose, (i) sums payable on demand shall be treated as having been paid when due if paid within 3 Business Days of receipt of the demand and (ii) if the failure to pay any sum is caused by administrative or technical error such failure shall not constitute an Event of Default if payment is made within 3 days of its due date); or

(b)	any breach occurs of Clause 9.2, 11.2, 11.3, 11.4, 11.15, 12.3 or 15.2; or
(c)

any breach by the Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach covered by paragraphs (a) or (b)) if, in the opinion of the Majority Lenders, such default is capable of remedy, and such default continues unremedied 10 Business Days after written notice from the Agent requesting action to remedy the same Provided that for the purpose of this Clause 19.1(c) a breach relating to the Borrower’s failure to procure that an Owner places the required insurances in relation to its Ship pursuant to Clause 13 shall not be deemed to be capable of remedy; or

(d)

any representation, warranty or statement made by, or by an officer of, the Borrower or a Security Party in a Finance Document or in a Drawdown Notice or any other notice or document relating to a Finance Document is untrue or misleading in any material respect when it is made; or

(e)	any of the following occurs in relation to any Financial Indebtedness of a Relevant Person:
(i)	any Financial Indebtedness of a Relevant Person is not paid when due or, if so payable, on demand; or
(ii)	any Financial Indebtedness of a Relevant Person is declared to be or otherwise becomes due and payable prior to its stated maturity date as a consequence of any event of default; or
(iii)

any overdraft, loan, note issuance, acceptance credit, letter of credit, guarantee, foreign exchange or other facility, or any swap or other derivative contract or transaction, relating to any Financial Indebtedness of a Relevant Person ceases to be available as a result of any event of default, or cash cover is required, or becomes capable of being required, in respect of such a facility as a result of any event of default; or

(f)	any of the following occurs in relation to a Relevant Person:
(i)	a Relevant Person becomes unable to pay its debts as they fall due; or
(ii)	any assets of a Relevant Person are subject to any form of execution, attachment, arrest, sequestration or distress, or any form of freezing order, in respect of a sum of, or sums aggregating, $1,000,000 or more or the equivalent in another currency and is not discharged within 30 days; or

(iii)	any administrative or other receiver is appointed over any asset of a Relevant Person; or
(iv)	an administrator is appointed (whether by the court or otherwise) in respect of a Relevant Person; or
(v)

any formal declaration of bankruptcy or any formal statement to the effect that a Relevant Person is insolvent or likely to become insolvent is made by a Relevant Person or by the directors of a Relevant Person or, in any proceedings, by a lawyer acting for a Relevant Person; or

(vi)	a provisional liquidator is appointed in respect of a Relevant Person, a winding up order is made in relation to a Relevant Person or a winding up resolution is passed by a Relevant Person; or
(vii)

a resolution is passed, an administration notice is given or filed, an application or petition to a court is made or presented or any other step is taken by (aa) a Relevant Person, (bb) the members or directors of a Relevant Person, (cc) a holder of Security Interests which together relate to all or substantially all of the assets of a Relevant Person, or (dd) a government minister or public or regulatory authority of a Pertinent Jurisdiction for or with a view to the winding up of that or another Relevant Person or the appointment of a provisional liquidator or administrator in respect of that or another Relevant Person, or that or another Relevant Person ceasing or suspending business operations or payments to creditors, save that this paragraph does not apply to a fully solvent winding up of a Relevant Person which is, or is to be, effected for the purposes of an amalgamation or reconstruction previously approved by the Lender and effected not later than 3 months after the commencement of the winding up; or

(viii)

an administration notice is given or filed, an application or petition to a court is made or presented or any other step is taken by a creditor of a Relevant Person (other than a holder of Security Interests which together relate to all or substantially all of the assets of a Relevant Person) for the winding up of a Relevant Person or the appointment of a provisional liquidator or administrator in respect of a Relevant Person in any Pertinent Jurisdiction, unless the proposed winding up, appointment of a provisional liquidator or administration is being contested in good faith, on substantial grounds and not with a view to some other insolvency law procedure being implemented instead and either (aa) the application or petition is dismissed or withdrawn within 30 days of being made or presented, or (bb) within 30 days of the administration notice being given or filed, or the other relevant steps being taken, other action is taken which will ensure that there will be no administration and (in both cases (aa) or (bb)) the Relevant Person will continue to carry on business in the ordinary way and without being the subject of any actual, interim or pending insolvency law procedure; or

(ix)

a Relevant Person or its directors take any steps (whether by making or presenting an application or petition to a court, or submitting or presenting a document setting out a proposal or proposed terms, or otherwise) with a view to obtaining, in relation to that or another Relevant Person, any form of moratorium, suspension or deferral of payments, reorganisation of debt (or certain debt) or arrangement with all or a substantial proportion (by number or value) of creditors or of any class of them or any such moratorium, suspension or deferral of payments, reorganisation or arrangement is effected by court order, by the filing of documents with a court, by means of a contract or in any other way at all; or

(x)

any meeting of the members or directors, or of any committee of the board or senior management, of a Relevant Person is held or summoned for the purpose of considering a resolution or proposal to authorise or take any action of a type described in paragraphs (iv) to (ix) or a step preparatory to such action, or (with or without such a meeting) the members, directors or such a committee resolve or agree that such an action or step should be taken or should be taken if certain conditions materialise or fail to materialise; or

(xi)

in a Pertinent Jurisdiction other than England, any event occurs, any proceedings are opened or commenced or any step is taken which, in the opinion of the Lender is similar to any of the foregoing; or

(g)	an Event of Default (as defined in section 14 of a Master Agreement) occurs.
19.2	Actions following an Event of Default. On, or at any time after, the occurrence of an Event of Default that is continuing:
(a)	the Agent may, and if so instructed by the Majority Lenders, the Agent shall:
(i)	serve on the Borrower a notice stating that the Commitments and all other obligations of each Lender to the Borrower under this Agreement are terminated; and/or
(ii)

serve on the Borrower a notice stating that the Loan, all accrued interest and all other amounts accrued or owing under this Agreement are immediately due and payable or are due and payable on demand; and/or

(iii)

take any other action which, as a result of the Event of Default or any notice served under paragraph (i) or (ii), the Agent and/or the Lenders are entitled to take under any Finance Document or any applicable law; and/or

(b)

the Security Trustee may, and if so instructed by the Agent, acting with the authorisation of the Majority Lenders, the Security Trustee shall take any action which, as a result of the Event of Default or any notice served under paragraph (a) (i) or (ii), the Security Trustee, the Agent and/or the Lenders and/or the Swap Counterparties are entitled to take under any Finance Document or any applicable law.

19.3	Termination of Commitments. On the service of a notice under Clause 19.2(a)(i), the Commitments and all other obligations of each Lender to the Borrower under this Agreement shall terminate.
19.4

Acceleration of Loan. On the service of a notice under Clause 19.2(a)(ii), the Loan, all accrued interest and all other amounts accrued or owing from the Borrower or any Security Party under this Agreement and every other Finance Document shall become immediately due and payable or, as the case may be, payable on demand.

19.5

Multiple notices; action without notice. The Agent may serve notices under Clauses 19.2(a)(i) and (ii) simultaneously or on different dates and it and/or the Security Trustee may take any action referred to in Clause 19.2 if no such notice is served or simultaneously with or at any time after the service of both or either of such notices.

19.6	Notification of Creditor Parties and Security Parties. The Agent shall send to each Lender, each Swap Counterparty, the Security Trustee and each Security Party a copy or the text of any notice which the Agent serves on the Borrower under Clause 19.2; but the notice shall become effective when it is served on the Borrower, and no failure or delay by the Agent to send a copy or the text of the notice to any other person shall invalidate the notice or provide the Borrower or any Security Party with any form of claim or defence.

19.7

Creditor Party rights unimpaired. Nothing in this Clause shall be taken to impair or restrict the exercise of any right given to individual Lenders or Swap Counterparties under a Finance Document, the Master Agreement or the general law; and, in particular, this Clause is without prejudice to Clause 3.1.

19.8	Exclusion of Creditor Party liability. No Creditor Party, and no receiver or manager appointed by the Security Trustee, shall have any liability to the Borrower or a Security Party:
(a)

for any loss caused by an exercise of rights under, or enforcement of a Security Interest created by, a Finance Document or by any failure or delay to exercise such a right or to enforce such a Security Interest; or

(b)

as mortgagee in possession or otherwise, for any income or principal amount which might have been produced by or realised from any asset comprised in such a Security Interest or for any reduction (however caused) in the value of such an asset, except that this does not exempt a Creditor Party or a receiver or manager from liability for losses shown to have been directly and mainly caused by the dishonesty, the wilful misconduct or gross negligence of such Creditor Party’s own officers and employees or ( as the case may be) such receiver’s or manager’s own partners or employees.

19.9	Relevant Persons. In this Clause 19 a “Relevant Person” means the Borrower and each Owner.
19.10

Interpretation. In Clause 19.1(f) references to an event of default include any event, howsoever described, which is similar to an event of default in a facility agreement; and in Clause 19.1(g) “petition” includes an application.

19.11

Position of Swap Counterparties. Neither the Agent nor the Security Trustee shall be obliged, in connection with any action taken or proposed to be taken under or pursuant to the foregoing provisions of this Clause 19, to have any regard to the requirements of a Swap Counterparty except to the extent that such Swap Counterparty is also a Lender.

20	FEES AND EXPENSES
20.1	Arrangement, commitment, agency fees. The Borrower shall pay to the Agent:
(a)	on the date of this Agreement, an arrangement fee in the amount specified in the Fees Letter;
(b)	on the first Drawdown Date, an additional arrangement fee in the amount specified in the Fees Letter;
(c)

quarterly in arrears during the period from (and including) the date hereof to the last day of the Availability Period, for the account of the Lenders, a commitment fee at the rate of 0.25 per cent. per annum on the amount of the Total Available Commitments, for distribution among the Lenders pro rata to their Commitments; and

(d)

on the date of this Agreement and on each anniversary thereof during the Security Period, an annual agency fee of an amount specified in the Fees Letter, such agency fee to be payable to the Agent in advance for its own account.

20.2

Costs of negotiation, preparation etc. The Borrower shall pay to the Agent on its demand the amount of all expenses reasonably incurred by the Agent or the Security Trustee in connection with the negotiation, preparation, execution or registration of any Finance Document or any related document or with any transaction contemplated by a Finance Document or a related document Provided that the expenses incurred by the Agent or the Security Trustee in relation to the initial documentation only shall be subject to the terms of a cap previously agreed between the Agent and the Borrower.

20.3

Costs of variations, amendments, enforcement etc. The Borrower shall pay to the Agent, on the Agent’s demand, for the account of the Creditor Party concerned, the amount of all expenses incurred by a Creditor Party (in the case of paragraphs (a), (b) and (c), such expenses to be reasonably incurred) in connection with:

(a)	any amendment or supplement to a Finance Document, or any proposal for such an amendment to be made; or
(b)

any consent or waiver by the Lenders, the Swap Bank, the Majority Lenders or the Creditor Party concerned under or in connection with a Finance Document, or any request for such a consent or waiver; or

(c)	the valuation of any security provided or offered under Clause 15 or any other matter relating to such security; or
(d)

any step properly taken by the Lender or the Swap Bank concerned with a view to the protection, exercise or enforcement of any right or Security Interest created by a Finance Document or for any similar purpose.

There shall be recoverable under paragraph (d) the full amount of all legal expenses, whether or not such as would be allowed under rules of court or any taxation or other procedure carried out under such rules.

20.4

Documentary taxes. The Borrower shall promptly pay any tax payable on or by reference to any Finance Document, and shall, on the Agent’s demand, fully indemnify each Creditor Party against any claims, expenses, liabilities and losses resulting from any failure or delay by the Borrower to pay such a tax.

20.5

Certification of amounts. A notice which is signed by 2 officers of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 20 and which indicates (with a summary breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

21	INDEMNITIES
21.1

Indemnities regarding borrowing and repayment of Loan. The Borrower shall fully indemnify the Agent and each Lender on the Agent’s demand and the Security Trustee on its demand in respect of all claims, expenses, liabilities and losses which are made or brought against or incurred by that Creditor Party, or which that Creditor Party reasonably and with due diligence estimates that it will incur, as a result of or in connection with:

(a)	the Loan not being borrowed on the date specified in the Drawdown Notice for any reason other than a default by the Lender claiming the indemnity;

(b)	the receipt or recovery of all or any part of the Loan or an overdue sum otherwise than on the last day of an Interest Period or other relevant period;
(c)

any failure (for whatever reason) by the Borrower to make payment of any amount due under a Finance Document on the due date or, if so payable, on demand (after giving credit for any default interest paid by the Borrower on the amount concerned under Clause 7);

(d)	the occurrence and/or continuance of an Event of Default and/or the acceleration of repayment of the Loan under Clause 19,

and in respect of any tax (other than tax on its overall net income) for which a Creditor Party is liable in connection with any amount paid or payable to that Creditor Party (whether for its own account or otherwise) under any Finance Document.

21.2

Breakage costs. Without limiting its generality, Clause 21.1 covers any claim, expense, liability or loss, including a loss of a prospective profit (including an amount equal to the Margin to the end of the then current Interest Period in the circumstance envisaged in Clause 20.1(b)), incurred by a Lender:

(a)

in liquidating or employing deposits from third parties acquired or arranged to fund or maintain all or any part of its Contribution and/or any overdue amount (or an aggregate amount which includes its Contribution or any overdue amount); and

(b)

in terminating, or otherwise in connection with, any interest and/or currency swap or any other transaction entered into (whether with another legal entity or with another office or department of the Lender concerned) to hedge any exposure arising under this Agreement or that part which the Lender concerned determines is fairly attributable to this Agreement of the amount of the liabilities, expenses or losses (including losses of prospective profits) incurred by it in terminating, or otherwise in connection with, a number of transactions of which this Agreement is one.

21.3

Miscellaneous indemnities. The Borrower shall fully indemnify each Creditor Party severally on their respective demands in respect of all claims, expenses, liabilities and losses which may be made or brought against or incurred by a Creditor Party, in any country, as a result of or in connection with:

(a)	any action taken under or in connection with any Finance Document by the Agent, the Security Trustee or any other Creditor Party or by any receiver appointed under a Finance Document;
(b)	in the case of the Security Trustee, it being the mortgagee of the Ships,

other than claims, expenses, liabilities and losses which are shown to have been directly and mainly caused by the dishonesty, wilful misconduct or gross negligence of the officers or employees of the Creditor Party concerned.

Without prejudice to its generality, this Clause 21.3 covers any claims, expenses, liabilities and losses which arise, or are asserted, under or in connection with any law relating to safety at sea, the ISM Code, the ISPS Code or any Environmental Law.

21.4

Currency indemnity. If any sum due from the Borrower or any Security Party to a Creditor Party under a Finance Document or under any order or judgment relating to a Finance Document has to be converted from the currency in which the Finance Document provided for the sum to be paid (the “Contractual Currency”) into another currency (the “Payment Currency”) for the purpose of:

(a)	making or lodging any claim or proof against the Borrower or any Security Party, whether in its liquidation, any arrangement involving it or otherwise; or
(b)	obtaining an order or judgment from any court or other tribunal; or
(c)	enforcing any such order or judgment,

the Borrower shall indemnify the Creditor Party concerned against the loss arising when the amount of the payment actually received by that Creditor Party is converted at the available rate of exchange into the Contractual Currency.

In this Clause 21.4, the “available rate of exchange” means the rate at which the Creditor Party concerned is able at the opening of business (London time) on the Business Day after it receives the sum concerned to purchase the Contractual Currency with the Payment Currency.

This Clause 21.4 creates a separate liability of the Borrower which is distinct from its other liabilities under the Finance Documents and which shall not be merged in any judgment or order relating to those other liabilities.

21.5

Application to Master Agreements. For the avoidance of doubt, Clause 21.4 does not apply in respect of sums due from the Borrower to a Swap Counterparty under or in connection with a Master Agreement as to which sums the provisions of section 8 (Contractual Currency) of that Master Agreement shall apply.

21.6

Certification of amounts. A notice which is signed by 2 officers of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 21 and which indicates (with a summary breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

21.7

Sums deemed due to a Lender. For the purposes of this Clause 21, a sum payable by the Borrower to the Agent or the Security Trustee for distribution to a Lender shall be treated as a sum due to that Lender.

22	NO SET-OFF OR TAX DEDUCTION
22.1	No deductions. All amounts due from the Borrower under a Finance Document shall be paid:
(a)	without any form of set-off, cross-claim or condition; and
(b)	free and clear of any tax deduction except a tax deduction which the Borrower is required by law to make.
22.2	Grossing-up for taxes. If the Borrower is required by law to make a tax deduction from any payment:
(a)	the Borrower shall notify the Agent as soon as it becomes aware of the requirement;
(b)	the Borrower shall pay the tax deducted to the appropriate taxation authority promptly, and in any event before any fine or penalty arises;
(c)

the amount due in respect of the payment shall be increased by the amount necessary to ensure that each Creditor Party receives and retains (free from any liability relating to the tax deduction) a net amount which, after the tax deduction, is equal to the full amount which it would otherwise have received.

22.3

Evidence of payment of taxes. Within 1 month after making any tax deduction, the Borrower shall deliver to the Agent documentary evidence satisfactory to the Agent that the tax had been paid to the appropriate taxation authority.

22.4

Tax credits. A Creditor Party which receives for its own account a repayment or credit in respect of tax on account of which the Borrower has made an increased payment under Clause 22.2 shall pay to the Borrower a sum equal to the proportion of the repayment or credit which that Creditor Party allocates to the amount due from the Borrower in respect of which the Borrower made the increased payment:

(a)	the Creditor Party shall not be obliged to allocate to this transaction any part of a tax repayment or credit which is referable to a class or number of transactions;

(b)

nothing in this Clause 22.4 shall oblige a Creditor Party to arrange its tax affairs in any particular manner, to claim any type of relief, credit, allowance or deduction instead of, or in priority to, another or to make any such claim within any particular time; and

(c)

nothing in this Clause 22.4 shall oblige a Creditor Party to make a payment which would leave it in a worse position than it would have been in if the Borrower had not been required to make a tax deduction from a payment.

22.5

Exclusion of tax on overall net income. In this Clause 22 “tax deduction” means any deduction or withholding for or on account of any present or future tax except tax on a Creditor Party’s overall net income.

22.6

Application to Master Agreements. For the avoidance of doubt, Clause 22 does not apply in respect of sums due from the Borrower to a Swap Counterparty under or in connection with a Master Agreement as to which sums the provisions of section 2(d) (Deduction or Withholding for Tax) of that Master Agreement shall apply.

23	ILLEGALITY, ETC

23.1	Illegality. This Clause 23 applies if a Lender (the “Notifying Lender”) notifies the Agent that it has become, or will with effect from a specified date, become:

(a)	unlawful or prohibited as a result of the introduction of a new law, an amendment to an existing law or a change in the manner in which an existing law is or will be interpreted or applied; or

(b)	contrary to any regulation,

for the Notifying Lender to maintain or give effect to any of its obligations under this Agreement in the manner contemplated by this Agreement.

23.2

Notification of illegality. The Agent shall promptly notify the Borrower, the Security Parties, the Security Trustee and the other Lenders of the notice under Clause 23.1 which the Agent receives from the Notifying Lender.

23.3

Prepayment; termination of Commitment. On the Agent notifying the Borrower under Clause 23.2, the Notifying Lender’s Commitment shall terminate; and thereupon or, if later, on the date specified in the Notifying Lender’s notice under Clause 23.1 as the date on which the notified event would become effective the Borrower shall prepay the Notifying Lender’s Contribution in accordance with Clause 8.

23.4	Mitigation. If circumstances arise which would result in a notification under Clause 23.1 then, without in any way limiting the rights of the Notifying Lender under

Clause 23.3, the Notifying Lender shall use reasonable endeavours to transfer its obligations, liabilities and rights under this Agreement and the Finance Documents to another office or financial institution not affected by the circumstances but the Notifying Lender shall not be under any obligation to take any such action if, in its opinion, to do would or might:

(a)	have an adverse effect on its business, operations or financial condition; or

(b)	involve it in any activity which is unlawful or prohibited or any activity that is contrary to, or inconsistent with, any regulation; or

(c)	involve it in any expense (unless indemnified to its satisfaction) or tax disadvantage.

24	INCREASED COSTS

24.1	Increased costs. This Clause 24 applies if a Lender (the “Notifying Lender”) notifies the Agent that the Notifying Lender considers that as a result of:

(a)

the introduction or alteration after the date of this Agreement of a law or an alteration after the date of this Agreement in the manner in which a law is interpreted or applied (disregarding any effect which relates to the application to payments under this Agreement of a tax on the Lender’s overall net income); or

(b)

complying with any regulation (including any which relates to capital adequacy or liquidity controls or which affects the manner in which the Notifying Lender allocates capital resources to its obligations under this Agreement) which is introduced, or altered, or the interpretation or application of which is altered, after the date of this Agreement, the Notifying Lender (or a parent company of it) has incurred or will incur an “increased cost”.

24.2	Meaning of “increased costs”. In this Clause 24, “increased costs” means, in relation to a Notifying Lender:

(a)

an additional or increased cost incurred as a result of, or in connection with, the Notifying Lender having entered into, or being a party to, this Agreement or having taken an assignment of rights under this Agreement, of funding or maintaining its Commitment or Contribution or performing its obligations under this Agreement, or of having outstanding all or any part of its Contribution or other unpaid sums;

(b)	a reduction in the amount of any payment to the Notifying Lender under this Agreement or in the effective return which such a payment represents to the Notifying Lender or on its capital;

(c)

an additional or increased cost of funding all or maintaining all or any of the advances comprised in a class of advances formed by or including the Notifying Lender’s Contribution or (as the case may require) the proportion of that cost attributable to the Contribution; or

(d)	a liability to make a payment, or a return foregone, which is calculated by reference to any amounts received or receivable by the Notifying Lender under this Agreement,

but not an item attributable to a change in the rate of tax on the overall net income of the Notifying Lender (or a parent company of it) or an item covered by the indemnity for tax in Clause 21.1 or by Clause 22 or an item included as a Mandatory Cost Rate or which is otherwise attributable to a wilful breach by the Notifying Lender of any law or regulation.

For the purposes of this Clause 24.2 the Notifying Lender may in good faith allocate or spread costs and/or losses among its assets and liabilities (or any class of its assets and liabilities) on such basis as it considers appropriate.

24.3

Notification to Borrower of claim for increased costs. The Agent shall promptly notify the Borrower and the Security Parties of the notice which the Agent received from the Notifying Lender under Clause 24.1.

24.4

Payment of increased costs. The Borrower shall pay to the Agent, on the Agent’s demand, for the account of the Notifying Lender the amounts which the Agent from time to time notifies the Borrower that the Notifying Lender has specified to be necessary to compensate the Notifying Lender for the increased cost.

24.5

Notice of prepayment. If the Borrower is not willing to continue to compensate the Notifying Lender for the increased cost under Clause 24.4, the Borrower may give the Agent not less than 14 days’ notice of its intention to prepay the Notifying Lender’s Contribution at the end of an Interest Period.

24.6	Prepayment; termination of Commitment. A notice under Clause 24.5 shall be irrevocable; the Agent shall promptly notify the Notifying Lender of the Borrower’s notice of intended prepayment; and:

(a)	on the date on which the Agent serves that notice, the Commitment of the Notifying Lender shall be cancelled; and

(b)

on the date specified in its notice of intended prepayment, the Borrower shall prepay (without premium or penalty) the Notifying Lender’s Contribution, together with accrued interest thereon at the applicable rate plus the Margin.

24.7	Application of prepayment. Clause 8 shall apply in relation to the prepayment.

24.8

Mitigation. If circumstances arise which would result in a notification under Clause 24.1 then, without in any way limiting the rights of the Notifying Lender under Clause 24.4, the Notifying Lender shall use reasonable endeavours to transfer its obligations, liabilities and rights under this Agreement and the Finance Documents to another office or financial institution not affected by the circumstances but the Notifying Lender shall not be under any obligation to take any such action if, in its opinion, to do would or might:

(a)	have an adverse effect on its business, operations or financial condition; or

(b)	involve it in any activity which is unlawful or prohibited or any activity that is contrary to, or inconsistent with, any regulation; or

(c)	involve it in any expense (unless indemnified to its satisfaction) or tax disadvantage.

25	SET-OFF

25.1	Application of credit balances. Each Creditor Party may, following an Event of Default which is continuing, and with prior notice:

(a)

apply any balance (whether or not then due) which at any time stands to the credit of any account in the name of the Borrower at any office in any country of that Creditor Party in or towards satisfaction of any sum then due from the Borrower to that Creditor Party under any of the Finance Documents; and

(b)	for that purpose:

(i)	break, or alter the maturity of, all or any part of a deposit of the Borrower;

(ii)	convert or translate all or any part of a deposit or other credit balance into Dollars;

(iii)	enter into any other transaction or make any entry with regard to the credit balance which the Creditor Party concerned considers appropriate.

25.2

Existing rights unaffected. No Creditor Party shall be obliged to exercise any of its rights under Clause 25.1; and those rights shall be without prejudice and in addition to any right of set-off, combination of accounts, charge, lien or other right or remedy to which a Creditor Party is entitled (whether under the general law or any document).

25.3

Sums deemed due to a Lender. For the purposes of this Clause 25, a sum payable by the Borrower to the Agent or the Security Trustee for distribution to, or for the account of, a Lender shall be treated as a sum due to that Lender; and each Lender’s proportion of a sum so payable for distribution to, or for the account of, the Lenders shall be treated as a sum due to such Lender.

25.4

No Security Interest. This Clause 25 gives the Creditor Parties a contractual right of set-off only, and does not create any equitable charge or other Security Interest over any credit balance of the Borrower.

26	TRANSFERS AND CHANGES IN LENDING OFFICES

26.1

Transfer by Borrower. The Borrower may not, without the consent of the Agent, given on the instructions of all the Lenders transfer any of its rights, liabilities or obligations under any Finance Document.

26.2	Transfer by a Lender. Subject to Clause 26.4, a Lender (the “Transferor Lender”) may at any time, with the consent of the Borrower (such consent not to be unreasonably withheld or delayed), cause:

(a)	its rights in respect of all or part of its Contribution; or

(b)	its obligations in respect of all or part of its Commitment; or

(c)	a combination of (a) and (b),

to be (in the case of its rights) transferred to, or (in the case of its obligations) assumed by, another bank or financial institution (a “Transferee Lender”) by delivering to the Agent a completed certificate in the form set out in Schedule 5 with any modifications approved or required by the Agent (a “Transfer Certificate”) executed by the Transferor Lender and the Transferee Lender Provided that a Lender may make such transfer to any wholly owned subsidiary of it, to its parent company or to another subsidiary of its parent company without the consent of the Borrower.

However any rights and obligations of the Transferor Lender in its capacity as Agent or Security Trustee will have to be dealt with separately in accordance with the Agency and Trust Agreement.

26.3

Transfer Certificate, delivery and notification. As soon as reasonably practicable after a Transfer Certificate is delivered to the Agent, it shall (unless it has reason to believe that the Transfer Certificate may be defective):

(a)	sign the Transfer Certificate on behalf of itself, the Borrower, the Security Parties, the Security Trustee, each of the other Lenders and the Swap Bank;

(b)	on behalf of the Transferee Lender, send to the Borrower and each Security Party letters or faxes notifying them of the Transfer Certificate and attaching a copy of it;

(c)	send to the Transferee Lender copies of the letters or faxes sent under paragraph (b).

26.4

Effective Date of Transfer Certificate. A Transfer Certificate becomes effective on the date, if any, specified in the Transfer Certificate as its effective date Provided that it is signed by the Agent under Clause 26.3 on or before that date.

26.5

No transfer without Transfer Certificate. No assignment or transfer of any right or obligation of a Lender under any Finance Document is binding on, or effective in relation to, the Borrower, any Security Party, the Agent or the Security Trustee unless it is effected, evidenced or perfected by a Transfer Certificate.

26.6

Lender re-organisation; waiver of Transfer Certificate. However, if a Lender enters into any merger, de-merger or other reorganisation as a result of which all its rights or obligations vest in a successor, the Agent may, if it sees fit, by notice to the successor and the Borrower and the Security Trustee waive the need for the execution and delivery of a Transfer Certificate; and, upon service of the Agent’s notice, the successor shall become a Lender with the same Commitment and Contribution as were held by the predecessor Lender.

26.7	Effect of Transfer Certificate. A Transfer Certificate takes effect in accordance with English law as follows:

(a)

to the extent specified in the Transfer Certificate, all rights and interests (present, future or contingent) which the Transferor Lender has under or by virtue of the Finance Documents are assigned to the Transferee Lender absolutely, free of any defects in the Transferor Lender’s title and of any rights or equities which the Borrower or any Security Party had against the Transferor Lender;

(b)	the Transferor Lender’s Commitment is discharged to the extent specified in the Transfer Certificate;

(c)	the Transferee Lender becomes a Lender with the Contribution previously held by the Transferor Lender and a Commitment of an amount specified in the Transfer Certificate;

(d)

the Transferee Lender becomes bound by all the provisions of the Finance Documents which are applicable to the Lenders generally, including those about pro-rata sharing and the exclusion of liability on the part of, and the indemnification of, the Agent and the Security Trustee and, to the extent that the Transferee Lender becomes bound by those provisions (other than those relating to exclusion of liability), the Transferor Lender ceases to be bound by them;

(e)

any part of the Loan which the Transferee Lender advances after the Transfer Certificate’s effective date ranks in point of priority and security in the same way as it would have ranked had it been advanced by the transferor, assuming that any defects in the transferor’s title and any rights or equities of the Borrower or any Security Party against the Transferor Lender had not existed;

(f)

the Transferee Lender becomes entitled to all the rights under the Finance Documents which are applicable to the Lenders generally, including but not limited to those relating to the Majority Lenders and those under Clause 5.7 and Clause 20, and to the extent that the Transferee Lender becomes entitled to such rights, the Transferor Lender ceases to be entitled to them; and

(g)

in respect of any breach of a warranty, undertaking, condition or other provision of a Finance Document or any misrepresentation made in or in connection with a Finance Document, the Transferee Lender shall be entitled to recover damages by reference to the loss incurred by it as a result of the breach or misrepresentation, irrespective of whether the original Lender would have incurred a loss of that kind or amount.

The rights and equities of the Borrower or any Security Party referred to above include, but are not limited to, any right of set off and any other kind of cross-claim.

26.8

Maintenance of register of Lenders. During the Security Period the Agent shall maintain a register in which it shall record the name, Commitment, Contribution and administrative details (including the lending office) from time to time of each Lender holding a Transfer Certificate and the effective date (in accordance with Clause 26.4) of the Transfer Certificate; and the Agent shall make the register available for inspection by any Lender, the Security Trustee and the Borrower during normal banking hours, subject to receiving at least 3 Business Days prior notice.

26.9

Reliance on register of Lenders. The entries on that register shall, in the absence of manifest error, be conclusive in determining the identities of the Lenders and the amounts of their Commitments and Contributions and the effective dates of Transfer Certificates and may be relied upon by the Agent and the other parties to the Finance Documents for all purposes relating to the Finance Documents.

26.10	Authorisation of Agent to sign Transfer Certificates. The Borrower, the Security Trustee, each Lender and each Swap Bank irrevocably authorises the Agent to sign Transfer Certificates on its behalf.

26.11

Registration fee. In respect of any Transfer Certificate, the Agent shall be entitled to recover a registration fee of $2,500 from the Transferor Lender or (at the Agent’s option) the Transferee Lender.

26.12

Sub-participation; subrogation assignment. A Lender may sub-participate all or any part of its rights and/or obligations under or in connection with the Finance Documents without the consent of, or any notice to, the Borrower, any Security Party, the Agent or the Security Trustee; and the Lenders may assign, in any manner and terms agreed by the Majority Lenders, the Agent and the Security Trustee, all or any part of those rights to an insurer or surety who has become subrogated to them.

26.13

Disclosure of information. A Lender may disclose to a potential Transferee Lender or sub-participant any information which the Lender has received in relation to the Borrower, any Security Party or their affairs under or in connection with any Finance Document, unless the information is clearly of a confidential nature.

26.14	Change of lending office. A Lender may change its lending office by giving notice to the Agent and the change shall become effective on the later of:

(a)	the date on which the Agent receives the notice; and

(b)	the date, if any, specified in the notice as the date on which the change will come into effect.

26.15

No Additional Costs. If a Lender changes its lending office or makes a transfer of its rights in respect of all or part of its Contribution and/or its obligations in respect of all or part of its Commitment to a Transferee Lender which is a wholly owned subsidiary of it, or its parent company or to another subsidiary of its parent company pursuant to Clause 26.2 and as a result of circumstances existing at the date the change or transfer occurs, the Borrower would be obliged to make an increased payment to that Lender or Transferee Lender under any applicable Clauses of this Agreement then that Lender or Transferee Lender is only entitled to receive payment under those Clauses to the same extent as that Lender or Transferee Lender would have been if the change of lending office or such transfer had not occurred.

26.16

Notification. On receiving such a notice, the Agent shall notify the Borrower and the Security Trustee; and, until the Agent receives such a notice, it shall be entitled to assume that a Lender is acting through the lending office of which the Agent last had notice.

26.17

Replacement of Reference Bank. If any Reference Bank ceases to be a Lender or is unable on a continuing basis to supply quotations for the purposes of Clause 5 then, unless the Borrower, the Agent and the Majority Lenders otherwise agree, the Agent, acting on the instructions of the Majority Lenders, and after consulting the Borrower, shall appoint another bank (whether or not a Lender) to be a replacement Reference Bank; and, when that appointment comes into effect, the first-mentioned Reference Bank’s appointment shall cease to be effective.

26.18

New Swap Banks. The parties agree that any Transferee Lender may also become a Swap Bank for the purposes of the Finance Documents by executing with the Borrower a Master Agreement in the form set out in Appendix H.

27	VARIATIONS AND WAIVERS

27.1

Variations, waivers etc. by Majority Lenders. Subject to Clause 27.2, a document shall be effective to vary, waive, suspend or limit any provision of a Finance Document, or any Creditor Party’s rights or remedies under such a provision or the general law, only if the document is signed, or specifically agreed to by fax or telex, by the Borrower, by the Agent on behalf of the Majority Lenders, by the Agent and the Security Trustee in their own rights, and, if the document relates to a Finance Document to which a Security Party is party, by that Security Party.

27.2

Variations, waivers etc. requiring agreement of all Lenders. However, as regards the following, Clause 27.1 applies as if the words “by the Agent on behalf of the Majority Lenders” were replaced by the words “by or on behalf of every Lender and every Swap Bank”:

(a)	a change in the Margin or in the definition of LIBOR or in the definition of Mandatory Cost Rate;

(b)	a change to the date for, the amount of, any payment of principal, interest, fees, or other sum payable under this Agreement;

(c)	a change to any Lender’s Commitment;

(d)	an extension of Availability Period;

(e)	a change to the definition of “Majority Lenders” or “Finance Documents”;

(f)	a change to the preamble or to Clause 2, 3, 4, 5.1, 17, 18 or 30;

(g)	a change to this Clause 27;

(h)	any release of, or material variation to, a Security Interest, guarantee, indemnity or subordination arrangement set out in a Finance Document; and

(i)	any other change or matter as regards which this Agreement or another Finance Document expressly provides that each Lender’s consent is required.

27.3

Exclusion of other or implied variations. Except for a document which satisfies the requirements of Clauses 27.1 and 27.2, no document, and no act, course of conduct, failure or neglect to act, delay or acquiescence on the part of the Creditor Parties or any of them (or any person acting on behalf of any of them) shall result in the Creditor Parties or any of them (or any person acting on behalf of any of them) being taken to have varied, waived, suspended or limited, or being precluded (permanently or temporarily) from enforcing, relying on or exercising:

(a)	a provision of this Agreement or another Finance Document; or

(b)	an Event of Default; or

(c)	a breach by the Borrower or a Security Party of an obligation under a Finance Document or the general law; or

(d)	any right or remedy conferred by any Finance Document or by the general law,

and there shall not be implied into any Finance Document any term or condition requiring any such provision to be enforced, or such right or remedy to be exercised, within a certain or reasonable time.

28	NOTICES

28.1

General. Unless otherwise specifically provided, any notice under or in connection with any Finance Document shall be given by letter or fax; and references in the Finance Documents to written notices, notices in writing and notices signed by particular persons shall be construed accordingly.

28.2	Addresses for communications. A notice shall be sent:

(a)	to the Borrower:	c/o Fortress Investment Group LLC 1345 Avenue of the Americas 46th Floor New York NY 10105

Fax No: + 212 798 6120 Attention : Randal A Nardone

(b)	to a Lender: or	At the address below its name in Schedule 1 or a Swap Bank Schedule 2 or (as the case may require) in the relevant Transfer Certificate.

(c)	to the Agent:	HSH Nordbank AG Gerhart-Hauptmann-Platz 50 20095 Hamburg Germany

Attention: Stefanie Berger / Frauke Hay

(d)	to the Security Trustee:	HSH Nordbank AG Gerhart-Hauptmann-Platz 50

20095 Hamburg Germany

Attention: Stefanie Berger/Frauke Hay

Fax No: +49 40 33 33 - 34 307

or to such other address as the relevant party may notify the Agent or, if the relevant party is the Agent or the Security Trustee, the Borrower, the Lenders, the Swap Banks and the Security Parties.

28.3	Effective date of notices. Subject to Clauses 28.4 and 28.5:

(a)	a notice which is delivered personally or posted shall be deemed to be served, and shall take effect, at the time when it is delivered;

(b)	a notice which is sent by fax shall be deemed to be served, and shall take effect, 2 hours after its transmission is completed.

28.4	Service outside business hours. However, if under Clause 28.3 a notice would be deemed to be served:

(a)	on a day which is not a business day in the place of receipt; or

(b)	on such a business day, but after 5 p.m. local time,

the notice shall (subject to Clause 28.5) be deemed to be served, and shall take effect, at 9 a.m. on the next day which is such a business day.

28.5

Illegible notices. Clauses 28.3 and 28.4 do not apply if the recipient of a notice notifies the sender within 1 hour after the time at which the notice would otherwise be deemed to be served that the notice has been received in a form which is illegible in a material respect.

28.6

Valid notices. A notice under or in connection with a Finance Document shall not be invalid by reason that its contents or the manner of serving it do not comply with the requirements of this Agreement or, where appropriate, any other Finance Document under which it is served if:

(a)	the failure to serve it in accordance with the requirements of this Agreement or other Finance Document, as the case may be, has not caused any party to suffer any significant loss or prejudice; or

(b)	in the case of incorrect and/or incomplete contents, it should have been reasonably clear to the party on which the notice was served what the correct or missing particulars should have been.

28.7	English language. Any notice under or in connection with a Finance Document shall be in English.

28.8	Meaning of “notice”. In this Clause 28, “notice” includes any demand, consent, authorisation, approval, instruction, waiver or other communication.

29	SUPPLEMENTAL

29.1	Rights cumulative, non-exclusive. The rights and remedies which the Finance Documents give to each Creditor Party are:

(a)	cumulative;

(b)	may be exercised as often as appears expedient; and

(c)	shall not, unless a Finance Document explicitly and specifically states so, be taken to exclude or limit any right or remedy conferred by any law.

29.2

Severability of provisions. If any provision of a Finance Document is or subsequently becomes void, unenforceable or illegal, that shall not affect the validity, enforceability or legality of the other provisions of that Finance Document or of the provisions of any other Finance Document.

29.3	Counterparts. A Finance Document may be executed in any number of counterparts.

29.4	Third party rights. A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

30	LAW AND JURISDICTION

30.1	English law. This Agreement shall be governed by, and construed in accordance with, English law.

30.2	Exclusive English jurisdiction. Subject to Clause 30.3, the courts of England shall have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement.

30.3	Choice of forum for the exclusive benefit of Creditor Parties. Clause 30.2 is for the exclusive benefit of the Creditor Parties, each of which reserves the rights:

(a)

to commence proceedings in relation to any matter which arises out of or in connection with this Agreement in the courts of any country other than England and which have or claim jurisdiction to that matter; and

(b)	to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or without commencing proceedings in England.

The Borrower shall not commence any proceedings in any country other than England in relation to a matter which arises out of or in connection with this Agreement.

30.4

Process agent. The Borrower irrevocably appoints Fortress Investment Group (UK) Ltd at its registered office for the time being, presently at 5 Saville Row, London W1S 3PD, to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with this Agreement.

30.5

Creditor Party rights unaffected. Nothing in this Clause 30 shall exclude or limit any right which any Creditor Party may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

30.6	Meaning of “proceedings”. In this Clause 30, “proceedings” means proceedings of any kind, including an application for a provisional or protective measure.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

LENDERS AND COMMITMENTS

PART 1

Lender	Lending Office	Commitment
HSH Nordbank AG	Gerhart-Hauptmann-Platz 50 20095 Hamburg Germany	$~~250,000,000~~500,000,000

SCHEDULE 2

SWAP BANKS

Swap Bank	Booking Office
HSH Nordbank AG	Gerhart-Hauptmann-Platz 50 20095 Hamburg Germany

SCHEDULE 3

DRAWDOWN NOTICE

To:	HSH Nordbank AG
Gerhart-Haumptmann-Plats 50
20095 Hamburg
Germany
Attention : [•]

[•] 200[~~7]/[8~~•]

DRAWDOWN NOTICE

1

We refer to the loan agreement (the “Loan Agreement”) dated [•] 2007 and made between ourselves, as Borrower, the Lenders referred to therein, ourselves as Agent and as Security Trustee, in connection with a term loan facility of up to US$~~250,000,000.~~500,000,000. Terms defined in the Loan Agreement have their defined meanings when used in this Drawdown Notice.

2	We request to borrow an Advance as follows:
(a)	Amount: US$[•];
(b)	Drawdown Date: [•];
(c)	Duration of the first Interest Period relevant to the Advance shall be [•] months;
(d)	Payment instruction : account in our name and numbered [•] with [•] of [•].
3	We represent and warrant that:
(a)

the representations and warranties in Clause 10 of the Loan Agreement (other than Clauses 10.12 and 10.13) would remain true and not misleading if repeated on the date of this notice with reference to the circumstances now existing;

(b)	no Event of Default or Potential Event of Default has occurred or will result from the borrowing of the Loan.
4	This notice cannot be revoked without the prior consent of the Majority Lenders.
5	[We authorise you to deduct the arrangement fee referred to in Clause 20 from the amount of the Loan.]

Authorised Signatory for and on behalf of SCT CONTAINERS INC.

SCHEDULE 4

CONDITION PRECEDENT DOCUMENTS

PART A

The following are the documents referred to in Clause 9.1(a).

1	A duly executed original of the Agency and Trust Agreement, the Account Security Deed and the Master Agreement Assignments.
2	Copies of the Master Agreements.
3	Copies of the certificate of incorporation and constitutional documents of the Borrower.
4

Copies of resolutions of the shareholders and directors of the Borrower authorising the execution of the Master Agreements and each of the Finance Documents to which the Borrower is a party and authorising named officers to give Drawdown Notices and other notices under this Agreement.

5	Copies of any power of attorney under which any Finance Document is executed on behalf of the Borrower.
6

The originals of any mandates or other documents required in connection with the opening or operation of the relevant Earnings Accounts together with any “know your customer” documentation required by the Agent and the Lenders.

7	Documentary evidence that the agent for service of process named in Clause 30 has accepted its appointment.

Each copy document delivered under this Schedule 4 Part A shall be certified as a true and up to date copy by a director or the secretary (or the equivalent officer) or a duly authorised attorney-in-fact of the Borrower or any other person acceptable to the Agent in its sole discretion.

PART B

The following are the documents referred to in Clause 9.1(b)(i).

1	A copy of the certificate of incorporation and constitutional documents of the relevant Owner.
2	Copies of the resolutions of the directors and the shareholders of the relevant Owner authorising the execution of each of the Finance Documents in relation to the relevant Approved Ship.
3	Copies of any power of attorney under which any Finance Document in relation to the relevant Approved Ship is executed on behalf of the relevant Owner;
4

A copy of the relevant Approved Ship MOA entered into by the relevant Owner for the purchase of the relevant Approved Ship (the “Relevant MOA”) and all documents signed or issued by the parties thereto (or any of them) under or in connection with it.

5

Such documentary evidence as the Agent and its legal advisers may require in relation to the due authorisation and execution of the Relevant MOA and all documents to be executed by the parties thereto under the Relevant MOA.

6	A copy of the charter (the “Relevant Charter”) in respect of the relevant Approved Ship and all documents signed or issued by the parties (or any of them) under or in connection with it.
7

Such documentary evidence as the Agent and its legal advisers may require in relation to the due authorisation and execution of the Relevant Charter and all documents to be executed by the parties thereto.

8	A duly executed original of the Guarantee, the Mortgage and the General Assignment in respect of the relevant Approved Ship and of each document to be delivered pursuant to each of them.
9

A duly executed original of the Charter Assignment in relation to the Relevant Charter and of each document to be delivered pursuant thereto (which shall include an acknowledgement of the assignment thereunder from the relevant charterer in such form as the Relevant Owner may be able to obtain using commercially reasonable efforts).

10

Where the Relevant Charter is a bareboat charter, a duly executed original of the Tripartite Agreement in relation to the relevant Approved Ship together with such documentary evidence as the Agent and its legal advisers may require in relation to the due authorisation and execution by the relevant bareboat charterer of such Tripartite Agreement.

11	Documentary evidence that:
(a)

the relevant Approved Ship has been unconditionally delivered to, and accepted by, the relevant Owner under the Relevant MOA, and the full purchase price payable under the Relevant MOA (in addition to the part to be financed by the relevant Approved Ship Advance) has been or will on the Drawdown Date be duly paid;

(b)	the relevant Approved Ship is provisionally registered in the name of the Relevant Owner under an Approved Flag;

(c)	the relevant Approved Ship is in the absolute and unencumbered ownership of the relevant Owner save as contemplated by the Finance Documents;
(d)	the relevant Approved Ship maintains its class with an Approved Classification Society free of all overdue recommendations and qualifications of such Approved Classification Society;
(e)

the relevant Mortgage has been duly registered against the relevant Approved Ship as a valid first priority or preferred (as the case may be) ship mortgage in accordance with the laws of the relevant Approved Flag State; and

(f)

the relevant Approved Ship is insured in accordance with the provisions of this Agreement and all requirements therein in respect of insurances have been complied with (including without limitation a copy of P and I certificate of entry for the relevant Approved Ship).

12
(a)

Having regard to what is customarily obtained from a third party manager a letter of undertaking executed by the manager of the relevant Approved Ship in favour of the Security Trustee whereby the manager shall notify the Security Trustee of any trade debt and outstanding management fees exceeding a certain threshold figure (to be negotiated and agreed with the manager) and whereby the manager agrees that following an Event of Default it shall if so requested by the Security Trustee hand over all documents and papers relating to the Approved Ship and her Insurances then in the possession of the manager (provided however no such manager’s undertaking shall be required where the relevant Approved Ship is subject to a Relevant Charter which is a bareboat charter); and

(b)

copies of the Document of Compliance and of the Safety Management Certificate and the ISCC relating to the relevant Approved Ship (together with any other details of the applicable safety management system which the Agent requires).

13

A satisfactory valuation of the relevant Approved Ship determined in accordance with Clause 15.3 addressed to the Agent, stated to be for the purpose of this Agreement and dated not earlier than 15 days before the relevant Drawdown Date.

14

Favourable legal opinions from lawyers appointed by the Agent on such matters concerning the laws of the Approved Flag State where the ~~Relevant~~relevant Approved Ship is registered and such other relevant jurisdictions as the Agent may reasonably require.

15	A favourable opinion from an independent insurance consultant acceptable to the Agent on such matters relating to the insurances for the relevant Approved Ship as the Agent may require.
16	Confirmation from the Borrower that the repayment schedule for the relevant Approved Ship Advance provided by the Agent to the Borrower pursuant to Clause ~~2.4~~8.1(a) has been approved by the Borrower.
17

The originals of any mandates or other documents required in connection with the opening or operation of the relevant Earnings Account together with (i) any “know your customer” documentation required by the Agent and the Lenders and (ii) a duly executed of original of the relevant Account Security Deed;

18	If the Agent so requires, in respect of any of the documents referred to above, a certified English translation prepared by a translator approved by the Agent.

Each copy document delivered under this Schedule Part B shall be certified as a true and up to date copy by a director or the secretary (or equivalent officer) or a duly authorised attorney-in-fact of the Borrower or any other person acceptable to the Agent in its sole discretion.

PART C

The following are the documents referred to in Clause 9.1(b)(ii).

1	A copy of the certificate of incorporation and constitutional documents of the relevant Owner.
2	Copies of the resolutions of the directors and shareholders of the relevant Owner authorising the execution of each of the Finance Documents in relation to the relevant Approved Newbuilding.
3	Copies of any power of attorney under which any Finance Document in relation to the relevant Approved Newbuilding is executed on behalf of the relevant Owner.
4	A copy of the relevant Shipbuilding Contract for such Approved Newbuilding.
5	Such documentary evidence as the agent and its legal advisers may require in relation to the due authorisation and execution of the relevant Shipbuilding Contract.
6

An original of the Refund Guarantee from a Refund Guarantor acceptable to the Agent, such acceptance not to be unreasonably withheld, and in a form acceptable to the Agent, such acceptance not to be unreasonably withheld, relating to the instalment of the Contract Price to be financed by the relevant Approved Newbuilding Pre-Delivery Advance together with such documentary evidence as the agent and its legal advisers may require in relation to the due authorisation and execution of the Refund Guarantor by the relevant Refund Guarantor (and where the Refund Guarantee is issued by a Chinese bank evidence that such Refund Guarantee has been registered with the State Administration for Foreign Exchange of China).

7

A duly executed original of the Guarantee and the Pre-delivery Security Assignment and each document to be delivered pursuant to each of them (save that in the case of the acknowledgement to be given by the relevant Refund Guarantor pursuant thereto such condition precedent shall be waived provided that the Borrower uses commercially reasonable efforts to obtain such acknowledgement and provided that under the terms of the Refund Guarantee the Refund Guarantor’s consent to the assignment in favour of the Security Trustee is not required)..

8

Favourable legal opinions from lawyers appointed by the Agent on such matters concerning the laws of where the Builder is incorporated and such other relevant jurisdictions as the Agent may reasonably require.

9	~~17~~ If the Agent so requires, in respect of any of the documents referred to above, a certified English translation prepared by a translator approved by the Agent.

Each copy document delivered under this Schedule Part C shall be certified as a true and up to date copy by a director or the secretary (or equivalent officer) or a duly authorised attorney-in-fact of the Borrower or any other person acceptable to the Agent in its sole discretion.

PART D

The following are the documents referred to in Clause 9.1(b)(iii).

1	If not previously provided pursuant to Part C of this Schedule, a copy of the certificate of incorporation and constitutional documents of the relevant Owner.
2

If not previously provided pursuant to Part C of this Schedule, copies of the resolutions of the directors and the shareholders of the relevant Owner authorising the execution of each of the Finance Documents in relation to the relevant Approved Newbuilding.

3

If not previously provided pursuant to Part C of this Schedule, copies of any power of attorney under which any Finance Document in relation to the relevant Approved Newbuilding is executed on behalf of the relevant Owner;

4

If not previously provided pursuant to Part C of this Schedule, a copy of the relevant Shipbuilding Contract entered into by the relevant Owner for the purchase of the relevant Approved Newbuilding (the “Relevant Shipbuilding Contract”) and all documents signed or issued by the parties thereto (or any of them) under or in connection with it.

5

Such documentary evidence as the Agent and its legal advisers may require in relation to the due authorisation and execution of the Relevant Shipbuilding Contract and all documents to be executed by the parties thereto under the Relevant Shipbuilding Contract.

6	A copy of the charter (the “Relevant Charter”) in respect of the relevant Approved Newbuilding and all documents signed or issued by the parties (or any of them) under or in connection with it.
7

Such documentary evidence as the Agent and its legal advisers may require in relation to the due authorisation and execution of the Relevant Charter and all documents to be executed by the parties thereto.

8

A duly executed original of the Guarantee (if not previously provided pursuant to Part C of this Schedule), the Mortgage and the General Assignment in respect of the relevant Approved Newbuilding and of each document to be delivered pursuant to each of them.

9

A duly executed original of the Charter Assignment in relation to the Relevant Charter and of each document to be delivered pursuant thereto (which shall include an acknowledgement of the assignment thereunder from the relevant charterer in such form as the Relevant Owner may be able to obtain using commercially reasonable efforts).

10

Where the Relevant Charter is a bareboat charter, a duly executed original of the Tripartite Agreement in relation to the relevant Approved Newbuilding together with such documentary evidence as the Agent and its legal advisers may require in relation to the due authorisation and execution by the relevant bareboat charterer of such Tripartite Agreement.

11	Documentary evidence that:
(a)	the relevant Approved Newbuilding has been unconditionally delivered to, and accepted by, the relevant Owner under the Relevant Shipbuilding Contract, and the full contract price payable under the Relevant Shipbuilding Contract (in addition to the part to be financed by the relevant Approved Newbuilding Advance) has been or will on the Drawdown Date be duly paid;

(b)	the relevant Approved Newbuilding is provisionally registered in the name of the Relevant Owner under an Approved Flag;
(c)	the relevant Approved Newbuilding is in the absolute and unencumbered ownership of the relevant Owner save as contemplated by the Finance Documents;
(d)	the relevant Approved Newbuilding maintains its class with an Approved Classification Society free of all overdue recommendations and qualifications of such Approved Classification Society;
(e)

the relevant Mortgage has been duly registered against the relevant Approved Newbuilding as a valid first priority or preferred (as the case may be) ship mortgage in accordance with the laws of the relevant Approved Flag State; and

(f)

the relevant Approved Newbuilding is insured in accordance with the provisions of this Agreement and all requirements therein in respect of insurances have been complied with (including without limitation a copy of P and I certificate of entry for the relevant Approved Newbuilding).

12
(a)

Having regard to what is customarily obtained from a third party manager a letter of undertaking executed by the manager of the relevant Approved Newbuilding in favour of the Security Trustee whereby the manager shall notify the Security Trustee of any trade debt and outstanding management fees exceeding a certain threshold figure (to be negotiated and agreed with the manager) and whereby the manager agrees that following an Event of Default it shall if so requested by the Security Trustee hand over all documents and papers relating to the Approved Newbuilding and her Insurances then in the possession of the manager (provided however no such manager’s undertaking shall be required where the relevant Approved Newbuilding is subject to a Relevant Charter which is a bareboat charter); and

(b)

copies of the Document of Compliance and of the Safety Management Certificate and the ISCC relating to the relevant Approved Newbuilding (together with any other details of the applicable safety management system which the Agent requires).

13

A satisfactory valuation of the relevant Approved Newbuilding determined in accordance with Clause 15.3 addressed to the Agent, stated to be for the purpose of this Agreement and dated not earlier than 15 days before the relevant Drawdown Date.

14

Favourable legal opinions from lawyers appointed by the Agent on such matters concerning the laws of the Approved Flag State where the relevant Approved Newbuilding is registered and such other relevant jurisdictions as the Agent may reasonably require.

15	A favourable opinion from an independent insurance consultant acceptable to the Agent on such matters relating to the insurances for the relevant Approved Newbuilding as the Agent may require.
16

Confirmation from the Borrower that the repayment schedule for the relevant Approved Newbuilding Tranche provided by the Agent to the Borrower pursuant to Clause 8.1(b) has been approved by the Borrower.

17	Such documentary evidence as the Agent and its legal advisers’ may require in respect of the actual Delivered Cost to be financed by the relevant Approved Newbuilding Tranche.
18

The originals of any mandates or other documents required in connection with the opening or operation of the relevant Earnings Account together with (i) any “know your customer” documentation required by the Agent and the Lenders and (ii) a duly executed original of the relevant Account Security Deed.

19	If the Agent so requires, in respect of any of the documents referred to above, a certified English translation prepared by a translator approved by the Agent.

Each copy document delivered under this Schedule Part D shall be certified as a true and up to date copy by a director or the secretary (or equivalent officer) or a duly authorised attorney-in-fact of the Borrower or any other person acceptable to the Agent in its sole discretion.

SCHEDULE 5

TRANSFER CERTIFICATE

The Transferor and the Transferee accept exclusive responsibility for ensuring that this Certificate and the transaction to which it relates comply with all legal and regulatory requirements applicable to them respectively.

To:	HSH Nordbank AG for itself and for and on behalf of the Borrower, each Security Party, the Security Trustee, each Lender and the Swap Bank, as defined in the Loan Agreement referred to below.

[ •]

1

This Certificate relates to a Loan Agreement (“the “Agreement”) dated[ •] and made between (1) SCT Containers Inc. (the “Borrower”), (2) the banks and financial institutions named therein as Lenders, (3) the banks and financial institutions named therein as Swap Banks, (4) HSH Nordbank AG plc as Agent and (5) HSH Nordbank AG as Security Trustee for a loan facility of up to $~~250,000,000.~~500,000,000.

2	In this Certificate, terms defined in the Agreement shall, unless the contrary intention appears, have the same meanings when used in this Certificate and:

“Relevant Parties” means the Agent, the Borrower, each Security Party, the Security Trustee, each Lender and the Swap Bank;

“Transferor” means [full name] of [lending office];

“Transferee” means [full name] of [lending office].

3	The effective date of this Certificate is [ •] Provided that this Certificate shall not come into effect unless it is signed by the Agent on or before that date.
4

[The Transferor assigns to the Transferee absolutely all rights and interests (present, future or contingent) which the Transferor has as Lender under or by virtue of the Agreement and every other Finance Document in relation to [ •] per cent. of its Contribution, which percentage represents $[ •].

5

[By virtue of this Certificate and Clause 26 of the Agreement, the Transferor is discharged [entirely from its Commitment which amounts to $[ •]] [from [ •] per cent. of its Commitment, which percentage represents $[ •]] and the Transferee acquires a Commitment of $[ •].]

6

The Transferee undertakes with the Transferor and each of the Relevant Parties that the Transferee will observe and perform all the obligations under the Finance Documents which Clause 26 of the Agreement provides will become binding on it upon this Certificate taking effect.

7

The Agent, at the request of the Transferee (which request is hereby made) accepts, for the Agent itself and for and on behalf of every other Relevant Party, this Certificate as a Transfer Certificate taking effect in accordance with Clause 26 of the Agreement.

8	The Transferor:

(a)	warrants to the Transferee and each Relevant Party that:
(i)	the Transferor has full capacity to enter into this transaction and has taken all corporate action and obtained all consents which are required in connection with this transaction; and
(ii)	this Certificate is valid and binding as regards the Transferor;
(b)	warrants to the Transferee that the Transferor is absolutely entitled, free of encumbrances, to all the rights and interests covered by the assignment in paragraph 4; and
(c)

undertakes with the Transferee that the Transferor will, at its own expense, execute any documents which the Transferee reasonably requests for perfecting in any relevant jurisdiction the Transferee’s title under this Certificate or for a similar purpose.

9	The Transferee:
(a)	confirms that it has received a copy of the Agreement and each of the other Finance Documents;
(b)	agrees that it will have no rights of recourse on any ground against either the Transferor, the Agent, the Security Trustee, any Lender or any Swap Bank in the event that:
(i)	any of the Finance Documents prove to be invalid or ineffective;
(ii)	the Borrower or any Security Party fails to observe or perform its obligations, or to discharge its liabilities, under any of the Finance Documents;
(iii)

it proves impossible to realise any asset covered by a Security Interest created by a Finance Document, or the proceeds of such assets are insufficient to discharge the liabilities of the Borrower or any Security Party under any of the Finance Documents;

(c)

agrees that it will have no rights of recourse on any ground against the Agent, the Security Trustee, any Lender or any Swap Bank in the event that this Certificate proves to be invalid or ineffective;

(d)	warrants to the Transferor and each Relevant Party that:
(i)	it has full capacity to enter into this transaction and has taken all corporate action and obtained all consents which it needs to take or obtain in connection with this transaction; and
(ii)	that this Certificate is valid and binding as regards the Transferee;
(e)	confirms the accuracy of the administrative details set out below regarding the Transferee.
10

The Transferor and the Transferee each undertake with the Agent and the Security Trustee severally, on demand, fully to indemnify the Agent and/or the Security Trustee in respect of any claim, proceeding, liability or expense (including all legal expenses) which they or either of them may incur in connection with this Certificate or any matter arising out of it, except such as are shown to have been mainly and directly caused by the gross and culpable negligence or dishonesty of the Agent’s or the Security Trustee’s own officers or employees.

11

The Transferee shall repay to the Transferor on demand so much of any sum paid by the Transferor under paragraph 9 as exceeds one-half of the amount demanded by the Agent or the Security Trustee in respect of a claim, proceeding, liability or expense which was not reasonably foreseeable at the date of this Certificate; but nothing in this paragraph shall affect the liability of each of the Transferor and the Transferee to the Agent or the Security Trustee for the full amount demanded by it.

12	The [Transferor] [Transferee] agrees to pay to the Agent the registration fee referred to in Clause 26.11 of the Loan Agreement.

[Name of Transferor]	[Name of Transferee]
By:	By:

Date:	Date:

AGENT

Signed for itself and for and on behalf of itself as Agent and for every other Relevant Party

By:
for and on behalf of HSH NORDBANK AG

Date:

Administrative Details of Transferee

Name of Transferee:

Lending Office:

Contact Person (Loan Administration Department):

Telephone:

Telex:

Fax:

Contact Person (Credit Administration Department):

Telephone:

Telex:

Fax:

Account for payments:

Note:

This Transfer Certificate alone may not be sufficient to transfer a proportionate share of the Transferor’s interest in the security constituted by the Finance Documents in the Transferor’s or Transferee’s jurisdiction. It is the responsibility of each Lender to ascertain whether any other documents are required for this purpose.

SCHEDULE 6

DESIGNATION NOTICE

HSH Nordbank AG

Gerhart-Hauptmann-Platz 50

20095 Hamburg

Germany

[ •]

Dear Sirs

Loan Agreement dated [ •] made between (i) ourselves as Borrower, (ii) the Lenders, (iii) the Swap Banks, (iv) and (v) yourselves as Agent and Security Trustee (the “Loan Agreement”).

We refer to:

1	The Loan Agreement;
2	the Master Agreement dated [ •] made between ourselves and [ •]; and
3	a Confirmation delivered pursuant to the said Master Agreement dated [ •] and addressed by [ •] to us.

In accordance with the terms of the Loan Agreement, we hereby give you notice of the said Confirmation and hereby confirm that the Transaction evidenced by it will be designated as a “Designated Transaction” for the purposes of the Loan Agreement and the Finance Documents.

Yours faithfully,

SCT CONTAINERS INC.

SCHEDULE 7

MANDATORY COST FORMULA

1

The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Financial Services Authority (or any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2

On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Advance) and will be expressed as a percentage rate per annum.

3

The Additional Cost Rate for any Lender lending from a lending office in Participating Member State will be the percentage notified by that Lender to the Agent. This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Advances made from that lending office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that lending office.

4	The Additional Cost Rate for any Lender lending from a lending office in the United Kingdom will be calculated by the Agent as follows:
E x 0.01	per cent. per annum
300

Where:

E

is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 6 below and expressed in pounds per £1,000,000.

5	For the purposes of this Schedule:
(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;
(b)

“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)

“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate);

(d)

“Participating Member State” means any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to European Monetary Union; and

(e)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.
6

If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

7

Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information in writing on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its lending office; and
(b)	any other information that the Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Agent in writing of any change to the information provided by it pursuant to this paragraph.

8

The rates of charge of each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraph 6 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a lending office in the same jurisdiction as its lending office.

9

The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 6 and 7 above is true and correct in all respects.

10

The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 6 and 7 above.

11

Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties.

12

The Agent may from time to time, after consultation with the Borrowers and the Lenders, determine and notify to all parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties.

SCHEDULE 8

FORM OF COMPLIANCE CERTIFICATES

PART A

Compliance certificate to be issued pursuant to Clause 12.6(a)

To:	HSH Nordbank AG

Gerhart-Hauptmann-Platz 50

20095 Hamburg

Germany

[ •] 200[ •]

Dear Sirs,

Loan Agreement dated [ •] made between (i) us as Borrower, (ii) the Lenders, (iii) the Swap Banks, (iv) and (v) you as Agent and Security Trustee (the “Loan Agreement”).

We refer to the Loan Agreement.

Words and expressions defined in the Loan Agreement shall have the same meaning when used in this compliance certificate.

We enclose with this certificate a copy of the [the audited consolidated accounts of the Borrower for the year ended [ •]] [the unaudited financial statements of the Borrower for the 6-month period ended [ •]]. The accounts have been prepared in accordance with all applicable laws and generally accepted accounting practice in the USA consistently applied.

The Borrower represents that no Event of Default has occurred and is continuing as at the date of this certificate and, to the best of the knowledge of each of the undersigned following due enquiry, no Potential Event of Default has occurred and is continuing as at the date of this certificate [except for the following matter or event [set out all material details of matter or event]].

Accordingly as at the date of this Certificate the Borrower is in compliance with the financial covenants set out in Clause 11.19 and 12.5 of the Loan Agreement.

This certificate shall be governed by, and construed in accordance with, English law.

[ •]

Chief Financial Officer of

SCT CONTAINERS INC.

PART B

Compliance certificate to be issued pursuant to Clause 12.6(b)

To:	HSH Nordbank AG

Gerhart-Hauptmann-Platz 50

20095 Hamburg

Germany

[ •] 200[ •]

Dear Sirs,

Loan Agreement dated [ •] made between (i) us as Borrower, (ii) the Lenders, (iii) the Swap Banks, (iv) you as Agent and (v) you as Security Trustee (the “Loan Agreement”).

We refer to the Loan Agreement.

Words and expressions defined in the Loan Agreement shall have the same meaning when used in this compliance certificate.

At the date of this Certificate:

(a)

the Average Aggregate Charter Coverage of the Ships currently subject to a Mortgage is [ •] months (details of the contracted days for which each Ship is subject to a charter together with details of any estimated time for drydockings are attached);

(b)	the Projected Debt Service Payments are as follows: [ •]
(c)	the Projected Charter Income is as follows: [ •]

The Projected Charter Income to Projected Debt Service Payments ratio is therefore calculated to be [ •]:[ •].

Accordingly as at the date of this Certificate the minimum security covenant set out in Clause 15.1 [shall apply]/[shall not apply] for the subsequent 6 month period in accordance with the terms of Clause 15.9 of the Loan Agreement.

This certificate shall be governed by, and construed in accordance with, English law.

[ •]

Chief Financial Officer of

SCT CONTAINERS INC.

SCHEDULE 9

APPROVED CLASSIFICATION SOCIETY, APPROVED FLAG AND APPROVED

SHIPMANAGER

PART A

Approved Classification Society

RINA

Lloyds Register

American Bureau of Shipping

Det Norske Veritas

Bureau Veritas

Germanischer Lloyd

Nippon Kaiji Kyokai

PART B

Approved Flag

Marshall Islands

Panama

Liberia

Hong Kong

Singapore

Antigua

Barbuda

Bahamas

Barbados

Belgium

Bermuda

Virgin Islands

Curacao

Denmark

Germany

Estonia

Finland

Gibraltan

Greek

British

Luxembourg

Maltese

Netherlands

Netherlands Antilles

Norwegian

Portuguese

Swedish

Swiss

Spanish

Cyprus

Isle of Man

Ireland

Cayman Island

Canada

Croatia

PART C

Approved Shipmanager

Wallem Shipmanagement

V.Ships Shipmanagement

Columbia Shipmanagement Ltd.

ASP Ship Management

Transpetrol Shipmanagement

Barber Ship Management

Anglo Eastern Ship Management

Bernhard Schulte Ship Management

Fleet Management Ltd.

Univan Shipmanagement

Atlantic Marine

Thome Ship Management

EPIC Ship Management

Dorchester Maritime

Norbulk Ship Management

OSM Ship Management

Denholm Ship Management

Hanseatic Ship Management

Interorient Ship Management

Navigo Ship Management

Northern Marine Management

Mitsui OSK

K Line

NYK

Maersk

Hapag Lloyd

Hamburg Sud

CSAV

CCNI

Wan Hai

NOL

Hanjin Shipping

Hyundai Merchant Marine

COSCO

China Shipping Group

Matson

Peter Dohle

CP Offen

B . Rickmers

E.Rickmers

Seaspan Shipmanagement

Danaos

Costamare

OR ANY AFFILIATE OF THE ABOVE

PART D

Approved Shipbrokers

H Clarkson & Company

Howe Robinson

Simpson, Spence & Young

Braemar Seascope

Maersk Broker

Arrow

Platou

SCHEDULE 10

PART A

FORM OF APPROVED SHIP NOMINATION

To:	HSH Nordbank AG
Gerhart-Hauptmann-Platz 50
20095 Hamburg
Germany

[•] 200[•]

Dear Sirs,

Loan Agreement dated [•] made between (i) us as Borrower, (ii) the Lenders, (iii) the Swap Banks, (iv) you as Agent and (v) you as Security Trustee (the “Loan Agreement”).

We refer to the Loan Agreement.

Words and expressions defined in the Loan Agreement shall have the same meaning when used in this ~~compliance certificateletter~~letter.

In accordance with Clause 2.4 of Loan Agreement, we nominate the following vessel for consideration to be an Approved Ship:

Name of vessel:	[•]
Owner:	[•] of [•]
Year and place of build:	[•]
Proposed Drawdown Date:	[•]
TEU:	[•]
Deadweight Tonnage:	[•]
Classification:	[•] with [•]
Current flag:	[•]
Proposed flag:	[•]
Purchase price:	[•]
Date of Charter:	[•]

Remaining duration of
Charter as at proposed
Drawdown Date:	[•]
Proposed Manager:	[•]

Yours faithfully,

SCT CONTAINERS INC.

PART B

FORM OF APPROVED NEWBUILDING NOMINATION

To:	HSH Nordbank AG
Gerhart-Hauptmann-Platz 50
20095 Hamburg
Germany

[•] 200[•]

Dear Sirs,

Loan Agreement dated [•] made between (i) us as Borrower, (ii) the Lenders, (iii) the Swap Banks, (iv) you as Agent and (v) you as Security Trustee (the “Loan Agreement”).

We refer to the Loan Agreement.

Words and expressions defined in the Loan Agreement shall have the same meaning when used in this letter.

In accordance with Clause 2.5(a) of Loan Agreement, we nominate the following vessel for consideration to be an Approved Newbuilding:

Builder:	[•]
Refund Guarantor:	[•]
Hull No:	[•]
Owner:	[•] of [•]
TEU:	[•]
Deadweight Tonnage:	[•]
Classification:	[•] with [•]
Proposed flag:	[•]
Contract Price:	[•]
Instalments of Contract Price:	[•]
Scheduled Delivery Date:	[•]
Proposed Manager:	[•]
Details of any proposed

Charter:	[•]
Details of other estimated/ Delivered Costs:	[•]

Yours faithfully,

SCT CONTAINERS INC.

SCHEDULE 11

LIST OF APPROVED SHIPS AND APPROVED NEWBUILDINGS

All details approximate

	Name	TEU	Built	Charter	Price ($m)	Loan Amount ($m)
Part A	CSAV Peru	2,474	1998	$21,000 p.d. to Oct 2010	$39m	$25.35m
	APL Beijing	5,028	2004	$25,500 p.d. to Nov 2009 + APL opts	$76m	$49.4m
	APL Vietnam	5,028	2005	$25,500 p.d. to April 2010 + APL opts	$80m	$52m
	MSC Mara	5,050	2006	MSC $30,600 p.d. to July 2012	$91m	$59.15m
	MSC Olga	5,050	2006	MSC $30,600 p.d. to July 2012	$91m	$59.15m
	MSC Debra	5,050	2006	MSC $30,600 p.d. to July 2012	$91m	$59.15m
	MSC Benedetta	5,050	2006	MSC $30,600 p.d. to July 2012	$91m	$59.15m
Part B	MOL TBN*	4,400	2010	MOL $27-$28k p.d. 5 years	$70m	$45.5m
	MOL TBN*	4,400	2010	MOL $27-$28k p.d. 5 years	$70m	$45.5m
	MOL TBN*	4,400	2010	MOL $27-$28k p.d. 5 years	$70m	$45.5m
	TBN*	4,400	2010	Expected MOL 5 yrs	$70m	$45.5m
					$839m	$545.35m**

*	Signed LOI to buy. Not firm yet.
**	Max exposure shall not exceed Commitment of US$500 million

EXECUTION PAGES

THE BORROWER
SIGNED by	)
)
for and on behalf of	)
SCT CONTAINERS INC.	)
in the presence of:	)

THE LENDERS
SIGNED by	)
)
for and on behalf of	)
HSH NORDBANK AG	)
in the presence of:	)

THE SWAP BANKS
SIGNED by	)
)
for and on behalf of	)
HSH NORDBANK AG	)
in the presence of:	)

THE AGENT
SIGNED by	)
)
for and on behalf of	)
HSH NORDBANK AG	)
in the presence of:	)

THE SECURITY TRUSTEE
SIGNED by	)
)
for and on behalf of	)
HSH NORDBANK AG	)
in the presence of:	)